     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996.


                                                       REGISTRATION NO. 333-3866
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SABRATEK CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                  3845                                 36-3700639
    (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
     incorporation or organization)           Classification Code Number)                Identification Number)

                            ------------------------

                              SABRATEK CORPORATION
                 5601 WEST HOWARD STREET, NILES, ILLINOIS 60714
                                 (847) 647-2760
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                 K. SHAN PADDA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              SABRATEK CORPORATION
                            5601 WEST HOWARD STREET
                             NILES, ILLINOIS 60714
                                 (847) 647-2760
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies To:

               SCOTT HODES, ESQ.                               ROBERT SEBER, ESQ.
              DAVID S. GUIN, ESQ.                       O'SULLIVAN GRAEV & KARABELL, LLP
                 ROSS & HARDIES                               30 ROCKEFELLER PLAZA
             150 N. MICHIGAN AVENUE                         NEW YORK, NEW YORK 10112
          CHICAGO, ILLINOIS 60601-7567                           (212) 408-2400
                 (312) 558-1000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              SABRATEK CORPORATION

                     CROSS-REFERENCE SHEET SHOWING LOCATION
               IN PROSPECTUS OF INFORMATION REQUIRED BY FORM S-1

 ITEM
NUMBER         ITEM IN FORM S-1 AND TITLE OF ITEM                LOCATION IN PROSPECTUS
- ------     ------------------------------------------  -------------------------------------------
   1       Forepart of the Registration Statement and  Outside Front Cover Page
             Outside Front Cover Page of
             Prospectus..............................
   2       Inside Front and Outside Back Cover Pages   Inside Front Cover Page, Back Cover Pages
             of Prospectus...........................
   3       Summary Information, Risk Factors and       Prospectus Summary, Risk Factors
             Ratio of Earnings to Fixed Charges......
   4       Use of Proceeds...........................  Use of Proceeds
   5       Determination of Offering Price...........  Underwriting
   6       Dilution..................................  Risk Factors, Dilution
   7       Selling Security Holders..................  Not Applicable
   8       Plan of Distribution......................  Underwriting
   9       Description of Securities to be             Prospectus Summary, Description of Capital
             Registered..............................    Stock -- Common Stock
  10       Interests of Named Experts and Counsel....  Legal Matters, Experts
  11       Information with Respect to the
           Registrant..............................    Prospectus Summary, Risk Factors, The
                                                         Company, Use of Proceeds, Capitalization,
                                                         Selected Financial Data, Management's
                                                         Discussion and Analysis of Financial
                                                         Condition and Results of Operations,
                                                         Business, Management, Principal
                                                         Stockholders, Certain Transactions,
                                                         Description of Capital Stock, Shares
                                                         Eligible for Future Sale
  12       Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities.............................  Undertakings

PROSPECTUS

                                2,500,000 SHARES

                                 SABRATEK LOGO

                                  COMMON STOCK
                         ------------------------------


     All of the 2,500,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby are being sold by Sabratek Corporation ("Sabratek" or the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. The initial public offering price is $10.00. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has been approved for listing of its Common Stock on the Nasdaq National Market under the symbol "SBTK."

                         ------------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.
                         ------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------
                                        PRICE TO        UNDERWRITING DISCOUNTS       PROCEEDS TO
                                         PUBLIC           AND COMMISSIONS(1)         COMPANY(2)
- -----------------------------------------------------------------------------------------------------
Per Share........................        $10.00                  $0.70                  $9.30
- -----------------------------------------------------------------------------------------------------
Total(3).........................      $25,000,000            $1,750,000             $23,250,000
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $990,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares at the Price to Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $28,750,000, $2,012,500, and $26,737,500, respectively.

                         ------------------------------


     The shares of Common Stock are being offered severally by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters and subject to conditions including their right to reject orders in whole or in part. It is expected that delivery of the shares will be made at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167, on or about June 26, 1996.


                         ------------------------------

BEAR, STEARNS & CO. INC.
                              SALOMON BROTHERS INC
                                                   BARINGTON CAPITAL GROUP, L.P.


                  THE DATE OF THIS PROSPECTUS IS JUNE 21, 1996

     The Company has registered or applied to register the following trademarks:
SABRATEK(R) and its logo, AutoRamp(R), HOMERUN(R), Seamless Delivery System(TM), PumpMaster(TM), MediVIEW(TM) and TCS Total Compliance System(TM). The Company has also filed a foreign trademark application for the name SABRATEK(TM) and its logo in Japan.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements examined by its independent auditors and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL ON THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER THE COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

SUB-ACUTE FACILITY   LONG-TERM CARE FACILITY   SKILLED NURSING FACILITY  HOSPICE



SEAMLESS DELIVERY SYSTEM(TM) FEATURES

FACILITATE THERAPIES FOR HIGHER ACUITY PATIENTS:

- - MULTIPLE THERAPY PROTOCOLS

- - REMOTE INTERACTIVE PROGRAMMING AND MONITORING

- - DATA CAPTURE AND OUTCOMES REPORTING

- - CUSTOMIZABLE DELIVERY FORMATS

- - USER-FRIENDLY DESIGN AND FEATURES

- - ADVANCED SAFETY ALARMS AND FEATURES



ANTIBIOTIC THERAPY   PREGNANCY/OBSTETRICAL   CHEMOTHERAPY  PAIN MANAGEMENT

    INFUSION SUITE   CLINIC      PHYSICIAN'S    HOME HEALTH      PATIENT'S HOME
                                 OFFICE         AGENCY



                                     HEALTH CARE PROVIDER AND PAYOR BENEFITS

                                     ACHIEVE LOWER COSTS

                                     - MINIMIZES ON-SITE CAREGIVER INTERVENTION

                                     - MAXIMIZES THERAPY COMPLIANCE

                                     - REDUCES TRAINING/TRAVEL TIME

                                     - ENABLES OPTIMAL CLINICAL PROTOCOL
                                       DEVELOPMENT

                                     - MINIMIZES PUMP INVENTORIES AND
                                       MAINTENANCE COSTS

                                     - OPTIMIZES ADMINISTRATIVE EFFICIENCIES



    ENTERAL NUTRITION   PARENTERAL NUTRITION   HUMAN GROWTH HORMONES  HEMOPHILIA

                            TECHNOLOGICALLY-ADVANCED
                                 USER-FRIENDLY
                               AND COST-EFFECTIVE
                             MULTI-THERAPY SYSTEMS
                       DESIGNED TO MEET THE UNIQUE NEEDS
                    OF THE ALTERNATE-SITE HEALTH CARE MARKET



                                [SABRATEK LOGO]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) assumes that the Underwriters' over-allotment option is not exercised, (ii) has been adjusted to give effect to a 1-for-3.173 reverse stock split prior to the consummation of the sale by the Company of the 2,500,000 shares of Common Stock offered hereby (the "Offering"), and (iii) assumes the conversion of the Company's Series A Preferred Stock and approximately $3.0 million principal amount of its outstanding debt plus $3.4 million accrued interest and conversion premium into Common Stock upon consummation of the Offering.

                                  THE COMPANY

     Sabratek Corporation (the "Company" or "Sabratek") develops, produces and markets technologically-advanced, user-friendly and cost-effective multi-therapy infusion systems designed to meet the unique needs of the alternate-site health care market. The Company's integrated infusion products incorporate advanced communications technology which is designed to reduce provider operating costs while maintaining the integrity and quality of care. Sabratek's proprietary health care information system provides remote programming as well as real-time diagnostic and therapeutic data capture capabilities, allowing caregivers to monitor patient compliance more effectively and allowing providers to develop outcome analyses and optimal clinical protocols. The Company has designed its integrated hardware and software system to permit providers of infusion therapy to achieve cost-effective movement of patients along the continuum of alternate-site health care settings. The Company intends to expand its product line beyond infusion therapy to become a leading developer and marketer of a variety of interactive therapeutic and diagnostic medical systems for the delivery of high-quality, cost-effective health care at alternate sites. The Company believes that its current and future products and related software will facilitate the ability of alternate-site providers to create a "virtual" hospital room, thereby affording the delivery of a wide range of care previously provided primarily in an acute-care setting. Substantially all of the Company's current revenues are derived from the sale of its multi-therapy infusion pumps and related disposable supplies.

     Sabratek's strategy focuses specifically on the alternate-site health care market, which it believes will continue to experience significant growth as managed care payors continue to move patients to the lowest-cost care setting. Such growth may be attributed to increasing cost-containment pressures, along with advances in medical technology, that have transitioned the delivery of health care away from the traditional acute-care setting to more cost-effective sites. The alternate-site market includes, among other things, the provision of infusion services rendered in various settings, including the patient's residence, sub-acute care facilities, nursing homes, outpatient clinics, dialysis centers and hospice facilities. According to POV, Incorporated, an industry tracking and consulting firm, the infusion therapy segment of this market is expected to grow in revenue from $3.2 billion in 1992 to $7.9 billion in 1997, representing an average annual compounded growth rate of approximately 20%.

     The Company believes that for alternate-site health care providers, the management of costly resources such as nursing staff and infusion equipment inventories is critical to their operating viability. The Company's strategic response to the need to achieve cost-effective movement of patients along the continuum of alternate-site care has been to develop a SEAMLESS DELIVERY SYSTEM that integrates stationary and ambulatory multi-therapy infusion pumps, disposable supplies, a proprietary interactive software system and a proprietary diagnostic testing device. Sabratek's SEAMLESS DELIVERY SYSTEM maximizes the similarities in operating features and range of therapeutic applications of the Company's stationary and ambulatory infusion devices, thereby reducing the costly time requirements of training and infusion administration as well as minimizing equipment inventories. The Company's interactive software system is designed to augment the utilization of Sabratek's infusion pumps and allow providers to program therapies and monitor compliance on a real-time basis from a remote location. The Company's portable, automatic testing device will enable providers to perform on-site diagnostic tests on Sabratek's infusion pumps and thereby reduce costs by eliminating the traditional reliance on third-party testing services and in-house biomedical engineering capabilities. The Company believes that competing infusion therapy products do not meet the diverse needs of payors, alternate-site health care providers and their patients within the managed care environment to the same extent as the Company's SEAMLESS DELIVERY SYSTEM.

     In 1992, the Company commercially launched its multi-therapy stationary infusion device (the "3030 Stationary Pump"), and in 1995 introduced its multi-therapy ambulatory infusion device (the "6060 Ambulatory Pump"). In addition, the Company markets a comprehensive line of related disposable tubing sets. Both the 3030 Stationary Pump and the 6060 Ambulatory Pump have received 510(k) clearance from the Food and Drug Administration (the "FDA"). The Company is preparing to launch its proprietary medical software system ("MediVIEW") and its proprietary diagnostic testing device (the "PumpMaster"). The Company currently markets its products domestically to national, regional and local alternate-site health care providers through a sales force composed of nine direct sales professionals, four clinical support staff and two full-time sales consultants combined with a network of specialized alternate-site medical products distributors. The Company also markets its products internationally through distributors in Europe, Asia, South America and the Middle East.

     The Company's goal is to continue to develop and market interactive therapeutic and diagnostic medical systems designed to improve the delivery of high-quality, cost-effective health care at alternate sites. The Company intends to achieve its goal by pursuing the following business strategies: (i) continue to develop advanced medical products and related software systems that maximize the cost-effective provision of alternate-site health care, (ii) develop a system of therapeutic and diagnostic information-based medical products supported by the Company's proprietary health care information system platform, and (iii) create a proprietary outcomes database through the Company's products and software system platform.

                                  THE OFFERING


Common Stock offered by the Company................... 2,500,000 shares
Common Stock to be outstanding after the
  Offering(1)......................................... 7,679,712 shares
Use of proceeds....................................... To repay certain outstanding indebtedness, meet obligations under
                                                       certain stock appreciation rights,
                                                       expand sales and marketing activities,
                                                       fund research and development efforts
                                                       and increase manufacturing capacity
                                                       and for working capital and general
                                                       corporate purposes. See "Use of
                                                       Proceeds."
Nasdaq National Market Symbol......................... SBTK


- ---------------
(1) Excludes 1,192,832 shares of Common Stock issuable upon exercise of outstanding stock options under the Company's Stock Option Plan at a weighted average exercise price of $5.24 per share, 121,216 shares of Common Stock reserved for future option grants under such plan and 604,046 shares of Common Stock issuable upon exercise of warrants at a weighted average exercise price of $4.59 per share. See "Management -- Stock Option Plan" and "Description of Capital Stock -- Warrants."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      THREE MONTHS
                                                                                          ENDED
                                               YEAR ENDED DECEMBER 31,                  MARCH 31,
                                    ---------------------------------------------   -----------------
                                     1991     1992     1993      1994      1995      1995      1996
                                    ------   ------   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Net sales.........................  $   63   $  842   $ 1,229   $ 3,315   $ 4,040   $   930   $ 2,944
Gross margin (loss)...............     (13)     (28)     (405)      834     1,138       213     1,488
Selling, general and
  administrative expenses.........     174      734     1,698     3,009     4,680     1,190     1,245
Research and development..........       6       31       713     1,099     2,194       541       231
Operating income (loss)...........    (193)    (793)   (2,816)   (3,274)   (5,736)   (1,518)       12
Net loss(1).......................    (207)    (791)   (2,821)   (3,555)   (6,036)   (1,547)   (1,716)
Pro forma net loss(2).............      --       --        --        --    (5,922)       --    (1,639)
Weighted average common shares
  outstanding(2)..................      --       --        --        --     6,610        --     6,610
Pro forma net loss per share(2)...      --       --        --        --   $  (.90)       --   $  (.25)
Supplemental pro forma net
  loss(2).........................      --       --        --        --    (5,861)       --    (1,617)
Supplemental weighted average
  common shares outstanding(2)....      --       --        --        --     6,689        --     6,689
Supplemental pro forma net loss
  per share(2)....................      --       --        --        --   $  (.88)       --   $  (.24)
Dividends declared................      --       --        --        --        --        --        --


                                                                  AS OF MARCH 31, 1996
                                                     -----------------------------------------------
                                                                                       PRO FORMA
                                                      ACTUAL      PRO FORMA(3)     AS ADJUSTED(4)(5)
                                                     --------     ------------     -----------------
BALANCE SHEET DATA:
Cash...............................................  $  1,253       $  1,253           $  20,934
Working capital....................................       975            975              22,885
Total assets.......................................     6,500          6,500              26,182
Total debt and capital lease obligations...........     3,930            917                 266
Accumulated deficit................................   (15,168)       (15,168)            (15,168)
Total stockholders' equity (deficit)...............    (1,803)         1,438              23,698


- ---------------
(1) For the period ended March 31, 1996, a non-recurring charge in the amount of $1,628,463 was recorded to recognize obligations under certain stock appreciation rights.

(2) See Note (1) to the Financial Statements for an explanation of the calculation of the pro forma net loss per share. Supplemental pro forma net loss per share includes adjustments to shares and pro forma net loss assuming the use of offering proceeds to reflect the payment of debt.

(3) Gives effect to the conversion of the Series A Preferred Stock into 1,838,114 shares of Common Stock and $3,012,793 principal amount of outstanding debt plus $3,409,245 of accrued interest and conversion premium into 1,202,980 shares of Common Stock upon consummation of the Offering. See Note (1)(j) to the Financial Statements for further information regarding accrued interest.


(4) Adjusted to give effect to the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an initial public offering price of $10.00 and the application of a portion of the net proceeds therefrom to the repayment of $950,000 of certain outstanding indebtedness and $1,628,463 to meet obligations under certain stock appreciation rights. See "Use of Proceeds."


(5) Pro Forma, As Adjusted, amounts reflect the use of $600,000 of the net proceeds of the Offering to repay the anticipated balance due Sterling National Bank. The total amount due Sterling National Bank at March 31, 1996 was $301,393. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the risk factors set forth below in evaluating an investment in the shares of Common Stock offered hereby.

HISTORY OF LOSSES

     The Company was formed in 1989, introduced its first product in 1992, and has incurred operating and net losses since its inception. The Company incurred net losses of $2,820,644, $3,554,823, and $6,036,335, for the years 1993, 1994 and 1995, respectively, and as of March 31, 1996, had an accumulated deficit of $15,167,582. The Company's losses resulted primarily from expenditures relating to research and development, product engineering, obtaining FDA clearance for its products, development of its initial sales and marketing organization, and establishment of manufacturing capability. Although the Company has experienced revenue growth in recent periods, such growth may not be sustainable, may not result in the Company's profitability and may not be indicative of future results. The Company's ability to increase sales and generate profits will depend on numerous factors, and there can be no assurance that the Company's revenues will continue to grow or that the Company will become profitable or sustain profitability if it becomes profitable. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON PRINCIPAL PRODUCT LINE AND NEW PRODUCT DEVELOPMENT

     The Company currently derives substantially all of its revenues from the sale of its multi-therapy infusion pumps and related disposable supplies and expects that revenues from these products will continue to account for a significant portion of the Company's revenues in the future. Declines in the demand for the Company's infusion pumps and related disposable supplies, whether due to increased competition, technological changes, or other factors, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's execution of its business strategy and its future financial performance will depend in large part on the Company's ability to meet the increasingly sophisticated needs of its customers through the timely development and successful introduction of new infusion therapy products, enhanced versions of existing products, and new complementary products. The success of new or enhanced products is subject to certain risks of failure inherent in the development of products and materials based upon new technologies. These risks include the possibilities that (i) certain of the products developed may require and fail to receive regulatory clearance or approval, (ii) the products may be difficult to manufacture on a commercial scale or may be uneconomical to manufacture or market, (iii) the proprietary rights of third parties may preclude the Company from marketing such products,
(iv) the Company's competitors may market superior, more cost-effective or equivalent products and may do so on a more timely basis, (v) errors and malfunctions may be found in products after their commercial introduction and discovered errors and malfunctions may not be corrected in a timely manner, and
(vi) customers may not accept or use the products. The Company has historically expended a significant amount on product development and believes that significant continuing product development efforts will be required to sustain the Company's growth. There can be no assurance that the market will continue to accept the Company's existing products, or that product enhancements or new products will be developed in a timely and cost-effective manner, meet the needs and requirements of alternate-site health care providers or achieve market acceptance. See "Business -- Products," "-- Sales and Marketing" and
"-- Competition."

HIGHLY COMPETITIVE MARKETS; TECHNOLOGICAL RISK

     The medical products industry in general and the infusion therapy products industry in particular are characterized by intense competition. Large competitors, such as Abbott Laboratories, Baxter International Inc., IVAC Corporation and SIMS Deltec, Inc., among others, have significant market shares and installed bases of products in the infusion pump and related disposable supplies industry. Many of the Company's competitors have substantially greater capital resources, research and development staffs, regulatory experience, sales and marketing capabilities, manufacturing facilities and broader product offerings than the

Company. The Company expects that these competitors will continue to compete aggressively with tactics such as offering volume discounts based on "bundled" purchases of a broader range of medical equipment and supplies, a tactic that the Company is currently unable to pursue except on a joint venture basis. There can be no assurance that such competition will not adversely affect the Company's results of operations or its ability to maintain or increase sales and market share. As a consequence of the foregoing, the Company may not be able to successfully execute its business strategies.

     The market for infusion therapy products is affected by continuing improvements and enhancements in technology. There can be no assurance that the Company's competitors or potential competitors will not succeed in developing or marketing products that provide more desirable characteristics, or are more effective or less expensive than those developed or marketed by the Company. In addition, technological advances in drug delivery systems, the development of therapies that can be administered by methods other than infusion therapy, and the development of new medical treatments that cure certain complex diseases or reduce the need for infusion therapy could adversely impact the Company's business. See "Business -- Research and Development" and "-- Competition."

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY

     There can be no assurance that the common law, statutory and contractual rights on which the Company relies to protect its intellectual property and confidential and proprietary information will provide it with meaningful protection. Third parties may independently develop products, techniques or information which are substantially equivalent to the products, techniques and information which the Company considers proprietary. In addition, proprietary information regarding the Company could be disclosed in a manner against which the Company has no meaningful remedy.

     Disputes regarding the Company's intellectual property could force the Company into expensive and protracted litigation or costly agreements with third parties. An adverse determination in a judicial or administrative proceeding or failure to reach an agreement with a third party regarding intellectual property rights could prevent the Company from manufacturing and selling certain of its products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Although the Company knows of no infringement of rights held by others, a third-party may assert infringement of such rights, which assertion may result in expensive and protracted litigation. Sabratek received a letter in September, 1995, in which a potential competitor (referred to below as "competitor") made the following allegations: (i) that the competitor had developed a re-certification system for an infusion pump; (ii) that the competitor had filed several patent applications for the re-certification system; (iii) that Sabratek's PumpMaster product appeared to implement many, if not all, of the innovative features of the competitor's re-certification system; (iv) that the competitor shared many of these features in confidence with an employee of Sabratek prior to the commercial introduction of the competitor's re-certification system; and (v) that the competitor was prepared, upon issuance of any patents for its re-certification system, to enforce such patents if any conflicts existed. Sabratek conducted an internal investigation of this matter and believes that its PumpMaster product was independently developed by Sabratek, and was not developed based on any information, confidential or otherwise, improperly obtained from the competitor. Since patent applications pending in the U.S. Patent and Trademark Office are maintained in secrecy until issuance, the merits of the competitor's allegations with respect to its patent claims cannot be evaluated until its alleged patent application(s) are issued.

LIMITED SALES AND MARKETING EXPERIENCE; DEPENDENCE ON DISTRIBUTORS

     The Company has limited experience in the areas of sales, marketing and distribution. The Company's sales and marketing staff will require additional personnel in the future. There can be no assurance that the Company will be able to build an adequate sales and marketing staff, that establishing such a sales and marketing staff will be cost-effective, or that the Company's direct sales and marketing efforts will be successful. The Company currently sells its products primarily through domestic and international distributors of medical products. The loss of one or more of these distributors or the inability to enter into agreements with new distributors to sell its products in the United States or internationally could have a material adverse effect on the Company. There can be no assurance that the Company or its distributors will be successful in marketing or selling the Company's products. See
"Business -- Sales and Marketing."

LIMITED ASSEMBLY EXPERIENCE

     The Company's 3030 Stationary Pump and 6060 Ambulatory Pump are currently assembled by the Company at its facility. To be successful, the Company must assemble its products in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable assembly costs. The Company has limited experience assembling its products in large commercial quantities. There can be no assurance that the Company will be able to assemble products in large commercial quantities on a timely basis and at an acceptable cost. If the Company becomes unable to assemble its infusion pumps at its facility in a timely and efficient manner, the Company's ability to supply product to its distributors and direct customers may be adversely affected until such time as the Company is able to establish alternative assembly arrangements. See "Business -- Assembly."

INTERRUPTION IN SOURCES OF SUPPLY

     The Company could face problems in supplying its equipment and disposable products to distributors and customers if its sources of supply are interrupted. If the Company's primary sources of supply were interrupted, it would nonetheless face delays in activating its secondary sources of supply which could adversely affect the Company. There can be no assurance that the Company will be able to maintain a sufficient and adequate supply of products in its own inventory or that the Company will be able to cause its distributors to maintain a sufficient and adequate supply of products to avoid such a disruption. See "Business -- Manufacturing."

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     The Company's products are generally purchased by health care providers, which then seek reimbursement from various public and private third-party payors, such as Medicare, Medicaid and indemnity insurers, for health care services provided to patients. Government and private third-party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new diagnostic and therapeutic products and services. The Health Care Financing Administration of the United States Department of Health and Human Services ("HCFA"), which administers Medicare, and most private insurance companies do not provide reimbursement for services that they determine to be experimental in nature or that are not considered "reasonable and necessary" for diagnosis or treatment. Many private insurers are influenced by HCFA actions in making their own coverage decisions on new products or services. There can be no assurance that third-party reimbursement for the services provided using the Company's products will continue to be available to its customers or that any such reimbursement will be adequate. Disapproval of, or limitations in, coverage by HCFA or other third-party payors could materially and adversely affect market acceptance of the Company's products which could, in turn, have a material adverse affect on the Company's business, financial condition and results of operations. See "Business -- Reimbursement."

NO ASSURANCE OF REGULATORY CLEARANCE; STRICT GOVERNMENTAL REGULATION

     The production and marketing of the Company's current products and the products the Company intends to introduce in the future are subject to regulations by numerous governmental authorities, including the FDA and corresponding state and foreign agencies. In the United States, the development, manufacture and promotion of medical devices are regulated by the FDA under the Federal Food, Drug, and Cosmetic Act (the "FFDCA"). The Company's 3030 Stationary Pump and 6060 Ambulatory Pump, and the related disposable tubing sets, have been cleared by the FDA under a premarket notification procedure known as a "510(k) Submission," which generally takes less time to complete, and requires less information, than the FDA's lengthy and expensive premarket approval ("PMA") process.

     The Company believes that the original 510(k) clearance for the 6060 Ambulatory Pump permits the Company to market the MediVIEW software with the 6060 Ambulatory Pump in the United States without a new 510(k) Submission. However, there can be no assurance that the FDA would agree with the Company's determination. If in the future the FDA concludes that the MediVIEW software system for use with the 6060 Ambulatory Pump required a new 510(k) Submission, the FDA could prohibit the Company from marketing the MediVIEW software system for this use until the Company filed a new 510(k) Submission and obtained clearance from the FDA. The FDA could also take regulatory action against the Company for its prior distribution of the MediVIEW software system with the 6060 Ambulatory Pump.

     The Company has determined that the PumpMaster does not constitute a device under the statutory definition and, therefore, did not file a 510(k) Submission with respect to this product. There can be no assurance that the FDA will agree with the Company's determination in this regard. If the FDA were to determine that the PumpMaster is a medical device that requires a 510(k) Submission prior to its commercial distribution, the FDA could suspend further commercial distribution of the PumpMaster and take regulatory action against the Company for its prior distribution of the product. The product clearance process for future products can be lengthy, expensive and uncertain. There can be no assurance that market clearances will be forthcoming in a timely manner, if at all, or that the FDA will not require more extensive clinical evaluations, other information or a PMA Submission. Moreover, the clearances, if granted, could limit the uses for which the product could be marketed. Failure to obtain or delays caused by, regulatory clearances or approvals could have a material adverse affect on the Company's business, financial condition and results of operations.

     The Company is also subject to strict domestic and foreign regulations and supervision regarding the manufacturing, marketing, labeling, distribution, and promotion of its products. This includes periodic inspections of the Company's manufacturing facility by the FDA to determine compliance with good manufacturing practice ("GMP") regulations, which may become more stringent in the future. There can be no assurance that the Company will be able to attain or maintain compliance with GMP requirements.

     Failure to comply with the regulations outlined above may result in severe governmental sanctions. Noncompliance with applicable requirements can result in, among other things, rejection or withdrawal of premarket clearance or approval for devices, recall or seizure of products, total or partial suspension of production, fines, injunctions, and civil and criminal penalties. The FDA also has the authority to request repair, replacement or refund of the cost of any devices manufactured or sold by the Company. Any of these sanctions may have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Government Regulation."

PRODUCT LIABILITY EXPOSURE

     Manufacturers of medical devices face the possibility of substantial liability for damages in the event that the use of their products is alleged to have resulted in adverse effects to a patient. The Company maintains product liability insurance with coverage limits of $5.0 million per occurrence with an annual aggregate policy limit of $5.0 million. The Company's product liability insurance provides coverage only for products currently manufactured and distributed. There can be no assurance that liability claims will not exceed the limits of such coverage or that such insurance will continue to be available on commercially reasonable terms or at all. Furthermore, the Company does not maintain insurance that would provide coverage for any costs or losses resulting from any required recall of its products due to alleged defects, whether instituted by the Company or a regulatory agency. See "Business -- Product Liability Exposure."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     During the year ended December 31, 1995, the Company derived approximately 15% of its revenues from international sales, resulting in exposure to certain risks. Fluctuations in exchange rates of the U.S. dollar against foreign currencies may reduce demand for, or the profitability of, the Company's products sold overseas. In addition, the Company's international sales may be affected by economic or political instability and domestic and foreign governmental regulations, including export license requirements, trade restrictions, changes in tariffs, regulatory approval for marketing products or similar factors. Finally, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States. See "Business -- Sales and Marketing" and " -- Intellectual Property."

RELIANCE ON LIMITED NUMBER OF CUSTOMERS

     In 1995, five customers accounted for 47% of the Company's sales. Four of these customers are distributors and the fifth is a health care provider. The loss of or a significant reduction of business from any of these distributors or such provider would have a material adverse effect on the Company. See
"Business -- Sales and Marketing" and Note (15) to the Financial Statements.

QUARTERLY FLUCTUATIONS

     The Company's quarterly revenues and operating results have varied significantly in the past and may continue to do so in the future. In particular, the Company's distributors may purchase several months of inventory at one time which may cause fluctuations in quarterly revenues. Future revenues and operating results may also fluctuate significantly from quarter to quarter and will depend upon, among other factors: (i) demand for the Company's products and new product introductions by the Company or its competitors or transitions to new products, (ii) the timing of orders and shipments, (iii) the mix of sales between third-party distributors and the Company's direct sales force, (iv) competition, including pricing pressures, (v) the timing of regulatory and third-party reimbursement approvals, (vi) expansion of the Company's assembly capacity and the Company's ability to assemble or manufacture its products efficiently, and (vii) the timing of research and development expenditures. Accordingly, period-to-period comparisons of the Company's revenues and operating results should not be relied upon as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance depends in significant part upon the continued service of its senior management and other key personnel. Because the Company has a relatively small number of employees when compared to other companies in the same industry, its dependence on maintaining its employees is particularly significant. There can be no assurance that the Company's current employees will continue to work for the Company. Loss of services of key employees could have a material adverse effect on the Company's business, results of operations and financial condition. The Company is also dependent on its ability to attract and retain additional high quality personnel. The Company may need to grant additional options to key employees and provide other forms of incentive compensation to attract and retain key personnel. See
"Business -- Employees."

NEED FOR ADDITIONAL FINANCING

     The Company anticipates that the net proceeds of the Offering will be adequate to satisfy its operating and capital requirements at least through the end of 1997. However, changes in the Company's business or business plan could affect the Company's capital requirements. The Company's future capital requirements will depend on many factors, including, but not limited to, the cost of manufacturing and marketing activities, its ability to successfully market its products, the scope of its research and development programs, the length of time required to collect accounts receivable, competing technological and market developments, and potential acquisitions. If additional financing is needed, there can be no assurance that it will be available on terms acceptable to the Company, if at all, or that such financing would not be dilutive to existing stockholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY LIMITED NUMBER OF STOCKHOLDERS

     Following completion of the Offering, the directors and executive officers of the Company and the Company's two largest existing stockholders will beneficially own approximately 31% of the outstanding shares of the Company's Common Stock. As a result, these stockholders, acting together with a limited number of other stockholders, may be able to effectively control the Company and direct its affairs and business, including any determination with respect to a change in control of the Company, future issuances of Common Stock or other securities by the Company, declaration of dividends on the Company's Common Stock and the election of directors. Such control by existing stockholders could have the effect of delaying, deferring or preventing a change in control of the Company which could deprive the Company's stockholders of the opportunity to sell their shares of Common Stock at prices higher than prevailing market prices. See "Principal Stockholders."

ABSENCE OF PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE; OFFERING PRICE DETERMINED BY NEGOTIATION

     Prior to the Offering, there has been no public trading market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The securities markets have, from time to time, experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly-held medical device companies have been in the past, and are expected to be, volatile. Announcements of technological or medical innovations or new commercial products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, changes in regulatory or medical reimbursement policies, and economic and other external factors, as well as period-to-period fluctuations in the financial results of the Company, may have a significant impact on the market price and marketability of the Common Stock. The initial public offering price of the shares of Common Stock in the Offering has been determined through negotiations between the Company and the Underwriters based upon several factors and may not be indicative of prices that will prevail in the trading market. See "Underwriting."

ADVERSE IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE


     Sales of shares of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after the Offering or the perception that such sales could occur could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of the Offering, the Company will have approximately 7,679,712 shares of Common Stock outstanding. The 2,500,000 shares offered hereby will be freely tradable without restriction, unless purchased by an affiliate of the Company. The remaining approximately 5,179,712 shares are restricted securities that may be sold only if registered under the Securities Act of 1933, as amended (the "Act"), or sold in accordance with an applicable exemption from registration, such as Rule 144 promulgated under the Act. Of these shares, less than 1% will be available for sale upon the effective date of the Registration Statement of which this prospectus is a part (the "Effective Date"). Beginning 180 days after the Effective Date, approximately 3,200,000 of these shares will become eligible for sale, under Rule 144 or Rule 701 promulgated under the Act. In addition, beginning 180 days after the Effective Date, an additional approximately 615,000 shares subject to vested stock options and warrants will become eligible for sale under Rule 144 or Rule 701 promulgated under the Act. See "Shares Eligible for Future Sale" and "Dilution."


IMPACT OF ANTI-TAKEOVER MEASURES; POSSIBLE ISSUANCE OF PREFERRED STOCK; CLASSIFIED BOARD

     Certain provisions of the Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Pursuant to the Company's Certificate of Incorporation, the Board of Directors is authorized to fix the rights, preferences, privileges and restrictions, including voting rights, of unissued shares of the Company's preferred stock and to issue such stock without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be created and issued in the future. In addition, stockholders do not have the right to cumulative voting for the election of directors. The Company's Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. Specifically, the Company's Bylaws provide for a staggered board whereby only one-third of the total number of directors are replaced or re-elected each year. The Bylaws also require the affirmative vote of two-thirds of the Company's issued and outstanding capital stock to remove a director.

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved in a prescribed manner,
Section 203 prohibits significant business transactions such as a merger with, disposition of assets to or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transactions that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock.

BROAD DISCRETION WITH RESPECT TO ALLOCATION OF NET PROCEEDS

     The Company has estimated the portion of the net proceeds of the Offering to be used to expand its sales and marketing activities, to fund its research and development efforts, including capital expenditures, and for the expansion of manufacturing facilities. These proposed uses are estimates only and the Company retains broad discretion over the actual amount allocated to each such use.

     In addition, the Company expects to use a significant portion of the net proceeds of the Offering for working capital and general corporate purposes. The Company has not yet identified the specific uses for such net proceeds and will, therefore, retain broad discretion as to the allocation of a significant portion of the net proceeds of the Offering. Pending such uses, the Company intends to invest the net proceeds in short-term interest-bearing, investment-grade securities. See "Use of Proceeds."

SUBSTANTIAL DILUTION AND ABSENCE OF DIVIDENDS

     Purchasers of shares of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value per share of Common Stock from the initial public offering price. In addition, the exercise of outstanding options and warrants will result in further dilution. See "Dilution." The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

     The Company was organized under Illinois law in December, 1989, and was reincorporated under Delaware law in December, 1991. The Company's executive offices are located at 5601 West Howard Street, Niles, Illinois 60714. The Company's telephone number is (847) 647-2760.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the 2,500,000 shares of Common Stock offered hereby are estimated to be approximately $22,260,000 ($25,747,500 if the Underwriters' over-allotment option is exercised in full), at the initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated Offering expenses.


     The Company anticipates that it will use approximately $950,000 of the net proceeds of the Offering to repay certain indebtedness, approximately $1.6 million to meet its obligations under certain stock appreciation rights, approximately $5.0 million to expand sales and marketing activities, approximately $4.0 million to fund the Company's research and development efforts, including capital expenditures, and approximately $2.0 million for the expansion of manufacturing capabilities. The Company intends to use the balance of the proceeds for working capital and general corporate purposes. The Company also may use a portion of the net proceeds to acquire businesses, technologies or products complementary to the Company's business, although the Company currently has no specific plans or commitments in this regard. The amounts actually expended for each purpose may vary significantly depending upon the costs and timing of expansion of marketing, sales and manufacturing activities and hence the foregoing allocations represent the Company's best estimate of the application of the net proceeds of the Offering and are subject to reapportionment of proceeds among the categories listed above or to new categories.

     The $950,000 principal amount of indebtedness to be retired consists of the following components: (i) $250,000 principal amount of Secured Subordinated Notes which bear interest at a rate of 15.00% per annum and which are payable in three yearly installments beginning in March, 1998, (ii) $100,000 principal amount of Debentures which bear interest at a rate of 10.00% per annum until June 30, 1996 and at a rate of 13.22% per annum thereafter and which mature on January 23, 2002, and (iii) approximately $600,000 principal amount expected to be advanced to the Company under its line of credit with Sterling National Bank ("Sterling") which indebtedness bears interest at a rate equal to the Base Rate from time to time announced by Sterling plus 3.50% (11.75% as of March 31, 1996) and which is due on demand. The proceeds of all such indebtedness was used by the Company to fund working capital requirements.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain all available funds for use in its business and therefore does not intend to pay any cash dividends on its Common Stock in the foreseeable future.

                                    DILUTION


     The pro forma net tangible book value of the Company as of March 31, 1996 was $1,437,990, or $.28 per share. Pro forma net tangible book value per share is determined by dividing the pro forma tangible net worth of the Company (total pro forma tangible assets less total pro forma liabilities) by the pro forma number of shares of Common Stock outstanding. Without taking into account any changes in such pro forma net tangible book value after March 31, 1996, other than to give effect to the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an initial public offering price of $10.00 per share, pro forma net tangible book value of the Company as of March 31, 1996 would have been $23,697,990, or $3.09 per share (after deducting the estimated underwriting discount and Offering expenses payable by the Company). This represents an immediate increase in pro forma net tangible book value of $2.81 per share to existing stockholders and an immediate dilution of $6.91 per share to new investors. Dilution to new investors is determined by subtracting the pro forma net tangible book value per share after the Offering from the initial public offering price per share. The following table illustrates this per share dilution.



Public offering price per share (1)..................................................   $10.00
  Pro forma net tangible book value per share before Offering.................  $ .28
  Increase per share attributable to new investors............................   2.81
                                                                                -----
Pro forma net tangible book value per share after Offering...........................     3.09
                                                                                        ------
Dilution per share to new investors (2)..............................................   $ 6.91
                                                                                        ======


- ---------------
(1) Initial public offering price before deduction of underwriting discounts and commissions and estimated expenses of the Offering to be paid by the Company.

(2) Assumes no exercise of outstanding stock options and warrants. As of the date of this Prospectus, there are options and warrants outstanding to purchase a total of 1,796,878 shares of Common Stock at exercise prices ranging from $3.17 to $11.11 per share. See "Management -- Stock Option Plan" and Notes (11) and (12) to the Financial Statements.

     The following table summarizes, as of March 31, 1996, the difference between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased (or to be purchased) from the Company, the total consideration paid (or to be paid) and the average price per share paid (or to be paid) by the existing stockholders and new investors, including proceeds from the issuance.


                                                                      PRO FORMA
                                  SHARES PURCHASED(1)(2)       TOTAL CONSIDERATION(2)
                                  -----------------------     -------------------------     AVERAGE PRICE
                                   NUMBER         PERCENT       AMOUNT          PERCENT       PER SHARE
                                  ---------       -------     -----------       -------     -------------
Existing stockholders...........  5,179,712          67%      $15,713,792          39%         $  3.03
New investors...................  2,500,000          33        25,000,000          61            10.00
                                  ---------        ----       -----------        ----
          Total.................  7,679,712         100%      $40,713,792         100%
                                  =========        ====       ===========        ====


- ---------------
(1) Assumes no exercise of outstanding stock options and warrants. See "Management -- Stock Option Plan" and "Description of Capital
    Stock -- Common Stock."

(2) Gives effect to the conversion of the Series A Preferred Stock into 1,838,114 shares of Common Stock and $3,012,793 of outstanding debt plus $3,409,245 of accrued interest and conversion premium into 1,202,980 shares of Common Stock upon consummation of the Offering. See Note (1)(j) to the Financial Statements for further information regarding accrued interest.

                                 CAPITALIZATION


     The following table sets forth (i) the total capitalization of the Company as of March 31, 1996, (ii) the pro forma capitalization of the Company as of March 31, 1996, reflecting the conversion of the Series A Preferred Stock and $3,012,793 principal amount of outstanding debt plus $3,409,245 of accrued interest and conversion premium into Common Stock upon consummation of the Offering, and (iii) such pro forma capitalization as adjusted to reflect the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an initial public offering price of $10.00 per share and the application of a portion of the net proceeds therefrom to the repayment of $950,000 of certain outstanding indebtedness and $1,628,463 to meet obligations under certain stock appreciation rights.



                                                                     AS OF MARCH 31, 1996
                                                            --------------------------------------
                                                                                        PRO FORMA
                                                             ACTUAL      PRO FORMA     AS ADJUSTED
                                                            --------     ---------     -----------
                                                                        (IN THOUSANDS)
Short-term debt (including current portion of long-term
  obligations)(1).........................................  $    455      $   455        $   154
Long-term obligations (excluding current portion)(1)......     3,475          462            112
                                                             -------      -------        -------
Total debt................................................     3,930          917            266
                                                             -------      -------        -------
Stockholders' equity:
  Convertible Preferred Stock, par value $0.01; 12,500,000
     shares authorized; 1,768,129 issued and outstanding
     at March 31, 1996; no shares issued and outstanding
     pro forma and as adjusted............................        18            0              0
  Common Stock, par value $0.01; 25,000,000 shares
     authorized; 2,133,103 shares issued and outstanding
     (pro forma 5,179,712); 7,679,712 shares issued and
     outstanding as adjusted(2)...........................        21           52             77
  Additional paid-in capital..............................    13,439       16,667         38,902
  Accumulated deficit.....................................   (15,168)     (15,168)       (15,168)
  Note receivable from stockholder........................      (113)        (113)          (113)
                                                             -------      -------        -------
Total stockholders' equity (deficit)......................    (1,803)       1,438         23,698
                                                             -------      -------        -------
Total capitalization......................................  $  2,127      $ 2,355        $23,964
                                                             =======      =======        =======


- ---------------
(1) Includes capital lease obligations.

(2) Excludes 1,796,878 shares of Common Stock issuable upon exercise of outstanding stock options and warrants.

                            SELECTED FINANCIAL DATA

     The selected financial data with respect to the Company's statements of operations for each of the years in the four year period ended December 31, 1995 and the balance sheet data as of December 31, 1992, 1993, 1994 and 1995 are derived from the Company's financial statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data with respect to the Company's statements of operations for the year ended December 31, 1991 and the balance sheet data as of December 31, 1991, as well as the Company's statement of operations for the three month periods ended March 31, 1995 and 1996 and the balance sheet data as of March 31, 1996, are derived from the Company's unaudited financial statements that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The financial data for the Company should be read in conjunction with the Company's audited Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

                                                                                                   THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                 -------------------------------------------   ---------------------
                                                 1991    1992     1993      1994      1995      1995          1996
                                                 -----   -----   -------   -------   -------   -------       -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales......................................  $  63   $ 842   $ 1,229   $ 3,315   $ 4,040   $   930       $ 2,944
Cost of sales..................................     76     870     1,634     2,481     2,902       717         1,456
                                                 ------  ------  -------   -------   -------   -------       -------
Gross margin (loss)............................    (13)    (28)     (405)      834     1,138       213         1,488
                                                 ------  ------  -------   -------   -------   -------       -------
Operating expenses:
  Selling, general and administrative..........    174     734     1,698     3,009     4,680     1,190         1,245
  Research and development.....................      6      31       713     1,099     2,194       541           231
                                                 ------  ------  -------   -------   -------   -------       -------
         Total.................................    180     765     2,411     4,108     6,874     1,731         1,476
                                                 ------  ------  -------   -------   -------   -------       -------
Operating income (loss)........................   (193)   (793)   (2,816)   (3,274)   (5,736)   (1,518)           12
Interest expense...............................    (14)    (11)      (20)     (260)     (222)      (11)         (104)
Other income (expense), including interest
  income(1)....................................     --      13        15       (21)      (78)      (18)       (1,624)
                                                 ------  ------  -------   -------   -------   -------       -------
Net loss.......................................  $(207)  $(791)  $(2,821)  $(3,555)  $(6,036)  $(1,547)      $(1,716)
                                                 ======  ======  =======   =======   =======   =======       =======
Pro forma net loss(2)..........................     --      --        --        --    (5,922)       --        (1,639)
                                                                                     =======                 =======
Weighted average common shares
  outstanding(2)...............................     --      --        --        --     6,610        --         6,610
                                                                                     =======                 =======
Pro forma net loss per share(2)................     --      --        --        --   $  (.90)       --       $  (.25)
                                                                                     =======                 =======
Supplemental pro forma net loss(2).............     --      --        --        --    (5,861)       --        (1,617)
                                                                                     =======                 =======
Supplemental weighted average shares
  outstanding(2)...............................     --      --        --        --     6,689        --         6,689
                                                                                     =======                 =======
Supplemental pro forma net loss per share(2)...     --      --        --        --   $  (.88)                $  (.24)
                                                                                     =======                 =======
Dividends declared.............................     --      --        --        --        --        --            --

                                                                                                              AS OF
                                                  AS OF DECEMBER 31,                  AS OF MARCH 31,       MARCH 31,
                                      -------------------------------------------   --------------------       1996
                                       1991     1992     1993     1994     1995      1995         1996     PRO FORMA(3)
                                      ------   ------   ------   ------   -------   -------     --------   ------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash................................  $   17   $   85   $  582   $  765   $     8   $    46     $  1,253     $  1,253
Working capital.....................    (233)      (1)  (1,296)     999    (1,101)     (307)         975          975
Total assets........................     133    1,547    2,215    3,338     4,179     2,866        6,500        6,500
Short-term debt (including current
  portion of long term
  obligations)(4)...................     161      381    2,013       91       775       486          455          455
Long term obligations (excluding
  current portion)(4)...............      --       --      310      464     2,512       526        3,475          462
Accumulated deficit.................    (249)  (1,040)  (3,861)  (7,416)  (13,452)   (8,962)     (15,168)     (15,168)
Total stockholders' equity
  (deficit).........................    (164)     390   (1,211)   1,151    (2,821)      (11)      (1,803)       1,438

- ---------------
(1) For the three month period ended March 31, 1996, a non-recurring charge in the amount of $1,628,463 was recorded to recognize obligations under certain stock appreciation rights.
(2) See Note (1) to the Financial Statements for an explanation of the calculation of the pro forma net loss per share. Supplemental pro forma net loss per share includes adjustments to shares and pro forma net loss assuming the use of offering proceeds to reflect the payment of debt.
(3) Gives effect to the conversion of the Series A Preferred Stock into 1,838,114 shares of Common Stock and $3,012,793 principal amount of outstanding debt plus $3,409,245 of accrued interest and conversion premium into 1,202,980 shares of Common Stock upon consummation of the Offering. See Note (1)(j) to the Financial Statements for further information regarding accrued interest.
(4) Includes capital lease obligations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Since its inception in 1989, through 1991, the Company was in its development stage and engaged primarily in research and development, product engineering and activities related to obtaining clearance from the FDA for its first product, the 3030 Stationary Pump. The Company has a limited operating history and has experienced significant operating losses since inception. Upon receiving FDA clearance for the 3030 Stationary Pump in mid-1992, the Company focused its efforts on creating a domestic and international sales and marketing network, as well as a manufacturing capability, to assist in the distribution of its first product to the alternate-site health care market. Concurrent with these sales and marketing activities, the Company continued to fund the research, development and regulatory clearance activities of other device and software products. See "Risk Factors -- History of Losses."

     After receiving FDA clearance, the Company commercially launched the 6060 Ambulatory Pump and related disposable supplies in late 1995. Since then, the Company has continued its sales and marketing activities domestically and internationally for the distribution of the 3030 Stationary Pump and the 6060 Ambulatory Pump and continued to fund the research and development of additional products, including the MediVIEW software system and the PumpMaster. Substantially all of the Company's current revenues are derived from the sale of its multi-therapy infusion devices and the sale of related disposable supplies. In addition, the Company derives revenues from the rental of its multi-therapy infusion devices, servicing of products, and the sale of extended warranties. The Company expects to be able to derive revenues in the future from the sale of the MediVIEW software system and the PumpMaster. See "Risk Factors -- Dependence on Principal Product Line and New Product Development."

     The Company recognizes revenues at the time of shipment of its products with allowances for discounts and estimated returns recorded at the time of sale. The Company sells its products both directly to alternate-site health providers as well as to third-party distributors. The Company's distributors may purchase several months of inventory at any one time which may cause fluctuations in quarterly revenues. Quarterly fluctuations may also result from other factors. Although the Company does not sell its products on consignment, it may allow the return of products it has shipped if the customer has no viable resources to pay for such shipment due to the deterioration in the creditworthiness of such customer. The Company also markets and sells its products internationally and, as a result, its revenues may be affected by fluctuations in exchange rates. Failure to obtain regulatory approval for the distribution of new products domestically or in international markets, or regulatory problems in general, may affect the revenues of the Company. See "Risk Factors -- Dependence on Principal Product Line and New Product Development," "-- Governmental Regulations," "-- International Operations," and "-- Quarterly Fluctuations."

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 AND 1995

     NET SALES. Net sales increased from $930,000 for the three months ended March 31, 1995 to $2.9 million for the three months ended March 31, 1996, an increase of $2.0 million or 217%. Incremental sales volume of the 3030 Stationary Pump and related disposables accounted for $1.1 million of the increase. The remaining amount was primarily attributable to newly introduced products.

     COST OF SALES. Cost of sales increased from $718,000 for the three months ended March 31, 1995 to $1.5 million for the three months ended March 31, 1996, an increase of $738,000 or 103%. Approximately $663,000 of the increase was a result of incremental volume and the remainder is attributable to the higher level of fixed manufacturing costs resulting from the investment in additional production capacity made throughout 1995. Cost of sales as a percentage of sales decreased from 77% for the three months ended March 31, 1995 to 49% for the three months ended March 31, 1996. The decrease was due to greater distribution of fixed manufacturing costs over a larger sales volume and the related per unit contribution. Secondarily, the percent of sales decrease was attributable to higher average per unit pricing, reductions in direct product costs, and improved manufacturing efficiencies.

     GROSS MARGIN. Gross margin increased from $213,000 for the three months ended March 31, 1995 to $1.5 million for the three months ended March 31, 1996, an increase of $1.3 million, or 600%. The increase is mostly attributable to increased sales volume and the related effect of per unit contribution. Also contributing to the increased margin were higher average unit pricing, a reduction in direct product costs, volume discounts, and improved manufacturing efficiencies as discussed above.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses remained virtually unchanged at a level of $1.2 million for the three months ended March 31, 1995 and 1996. Even though the Company has expanded its sales and clinical support staff since the first quarter of 1995, the expense associated with that expansion was largely offset by the absence of marketing and financial consulting fees of $128,000 that were incurred in the comparative period of 1995.

     RESEARCH AND DEVELOPMENT. Research and development costs decreased from $541,000 for the three months ended March 31, 1995 to $231,000 for the three months ended March 31, 1996, a decrease of $310,000 or 57%. The decrease is attributable to the completion of the 6060 Ambulatory Pump development project before the end of 1995. Specifically, substantial development materials and services have been eliminated as a result of the project completion.

     OPERATING INCOME AND LOSS. The Company recorded an operating loss of $1.5 million for the three months ended March 31, 1995 versus operating income of $12,000 for the three months ended March 31, 1996. As described above, operating profit was achieved by increased sales volume, increased per unit pricing, reductions in direct product costs, and a reduction of research and development expenses.

     INTEREST EXPENSE. Interest expense increased from $11,000 for the three months ended March 31, 1995 to $104,000 for the three months ended March 31, 1996. The increase was primarily a result of an increase in average debt outstanding during the comparative periods and, secondarily, the result of higher interest rates for debt issuances subsequent to March 31, 1995.

     INCOME TAX PROVISION. Due to net losses for the three months ended March 31, 1995 and 1996, the Company did not incur any federal or state income tax liability for such periods.

     NET LOSS. Net loss increased from $1.5 million for the three months ended March 31, 1995 to $1.7 million for the three months ended March 31, 1996. A non-recurring reserve of $1.6 million was recorded in the three month period ended March 31, 1996 for certain stock appreciation rights obligations of the Company which are expected to be paid from the proceeds of the Offering. Such obligations are not ongoing and are considered extraordinary in nature. Without the above reserve, the net loss would have been $87,000.

YEARS ENDED DECEMBER 31, 1995 AND 1994

     NET SALES. Net sales increased from $3.3 million for the year ended December 31, 1994 to $4.0 million for the year ended December 31, 1995, an increase of $725,000 or 22%. The market launch of the 6060 Ambulatory Pump and related disposable tubing sets in the fourth quarter of 1995 accounted for approximately $611,000 of the increase. The remaining amount was attributable to further penetration of the alternate-site health care market through sales of the 3030 Stationary Pump and related disposable tubing sets by regional distributors, the implementation of a direct sales and marketing program in non-distributor territories and the signing of additional national accounts.

     COST OF SALES. Cost of sales increased from $2.5 million for the year ended December 31, 1994 to $2.9 million for the year ended December 31, 1995, an increase of $421,000, or 17%. Approximately $399,000 of the increase was attributed to increased sales volume. The remainder was related to the expansion of the Company's manufacturing capacities, including an increase in operations headcount and facility and equipment expenditures. Cost of sales as a percentage of sales decreased from 75% in 1994 to 72% in 1995 as a result of the change in sales mix between disposables and capital equipment, as well as efficiencies from volume purchases of supplies. However, the overall decrease in cost of sales from these factors was partially offset by the costs associated with increases in manufacturing capacities.

     GROSS MARGIN. Gross margin increased from $834,000 for the year ended December 31, 1994 to $1.1 million for the year ended December 31, 1995, an increase of $304,000, or 36%. This increase in gross margin was attributable to the higher percentage of sales to national accounts during 1995 at pricing levels which were typically higher than those of sales to the Company's distributors.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $3.0 million for the year ended December 31, 1994 to $4.7 million for the year ended December 31, 1995, an increase of $1.7 million, or 56%. Selling, general and administrative expenses accounted for 91% of net sales in 1994 and 116% of net sales in 1995. The high level of such expenses in both 1994 and 1995 is attributable to the Company's development of its sales and marketing organization, expansion of its administrative staff, and efforts to obtain FDA clearance for its products. The increase in such expenses from 1994 to 1995 resulted primarily from an increase in the number of direct sales personnel, the training of such personnel, the initiation of new marketing programs, the creation of a clinical support department, and the further addition of administrative support staff. Additionally, financial advisory fees of $410,000 were recorded in 1995.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased from $1.1 million for the year ended December 31, 1994 to $2.2 million for the year ended December 31, 1995, an increase of 100%. Research and development expenses as a percentage of sales increased from 33% in 1994 to 54% in 1995. This increase resulted primarily from the addition of staff and increased expenditures related to the 6060 Ambulatory Pump, the MediVIEW software system and the PumpMaster. The Company recorded for the service of outside consultants a charge of $480,000 in 1995 in connection with above mentioned development projects.

     OPERATING LOSS. Operating loss increased from $3.3 million for the year ended December 31, 1994 to $5.7 million for the year ended December 31, 1995.

     INTEREST EXPENSE. Interest expense decreased from $260,000 for the year ended December 31, 1994 to $222,000 for the year ended December 31, 1995. This decrease was primarily attributable to a reduction of average debt outstanding during the year.

     INCOME TAX PROVISION. The Company had net operating losses for the years ended December 31, 1994 and 1995, and therefore did not incur any federal or state income tax liability.

     NET LOSS. As a result of the items discussed above, the Company's net loss increased from $3.6 million for the year ended December 31, 1994 to $6.0 million for the year ended December 31, 1995.

YEARS ENDED DECEMBER 31, 1994 AND 1993

     NET SALES. Net sales increased from $1.2 million for the year ended December 31, 1993 to $3.3 million for the year ended December 31, 1994, an increase of $2.1 million, or 170%. This increase reflects increased sales volume of the 3030 Stationary Pump and related disposable tubing sets.

     COST OF SALES. Cost of sales increased from $1.6 million for the year ended December 31, 1993 to $2.5 million for the year ended December 31, 1994, an increase of $847,000 or 52%. This increase resulted primarily from the increase in sales volume. Cost of sales as a percent of net sales decreased from 133% of sales in 1993 to 75% of sales in 1995. This decrease was primarily attributable to greater absorption of fixed overhead costs due to increased sales volume. Costs per unit for the Company's products decreased due to lower material costs and increased labor productivity.

     GROSS MARGIN. Gross margin increased from a loss of $405,000 for the year ended December 31, 1993 to a profit of $834,000 for the year ended December 31, 1994, an increase of $1.2 million. This increase resulted primarily from the increase in net sales.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $1.7 million for the year ended December 31, 1993 to $3.0 million for the year ended December 31, 1994, an increase of $1.3 million, or 77%. This increase was due primarily to the increase in sales staff and corresponding expenses, marketing costs, corporate overhead, and the Company's relocation to a larger facility.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased from $713,000 for the year ended December 31, 1993 to $1.1 million for the year ended December 31, 1994, an increase of $386,000 or 54%. This increase resulted primarily from increased expenditures related to the addition of staff and activities related to ongoing development projects.

     OPERATING LOSS. Operating loss increased from $2.8 million for the year ended December 31, 1993 to $3.3 million for the year ended December 31, 1994.

     INTEREST EXPENSE. Interest expense increased from $20,000 for the year ended December 31, 1993 to $260,000 for the year ended December 31, 1994. This increase was primarily attributable to the issuance of convertible subordinated debentures and the corresponding increase in outstanding indebtedness.

     INCOME TAX PROVISION. The Company had net operating losses for the years ended December 31, 1993 and 1994 and therefore did not incur any federal or state income tax liability.

     NET LOSS. As a result of the items discussed above, the Company's net loss increased from $2.8 million for the year ended December 31, 1993 to $3.6 million for the year ended December 31, 1994.

NET OPERATING LOSSES AND CREDIT CARRYFORWARDS

     As of March 31, 1996, the Company had net operating loss and credit carryforwards of $12.6 million. The net operating loss and credit carryforwards will expire at various dates between 2005 and 2010, if not utilized. The Tax Reform Act of 1986, as amended, limits the use of net operating loss and credit carryforwards in certain situations where changes occur in the ownership of a company's capital stock.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company's cash expenditures have significantly exceeded its revenues. The Company has funded its operations primarily through the private placement of debt and equity securities, as well as through limited product sales and secured loan arrangements. Through December 31, 1995, the Company had raised approximately $10.7 million from the private placement of equity securities and approximately $2.4 million from the issuance of privately placed debt securities.

     The Company used cash in its operations of $2.5 million, $3.6 million and $4.9 million for the years ended December 31, 1993, 1994 and 1995, respectively, primarily to fund sales and marketing efforts, research and development activities and to expand its employee base. The Company's capital expenditures were approximately $143,000, $250,000 and $459,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The Company plans to finance its capital needs principally from the net proceeds of the Offering and interest thereon, cash flow from operations and, to the extent available, from bank and lease financing.

     At March 31, 1996, the Company had cash and cash equivalents of $1,252,896 and working capital of $974,772. The Company maintains a credit facility which it uses to supplement working capital and is based upon the amount of qualifying trade accounts receivable. At March 31, 1996, the outstanding balance of the credit facility was $301,393; however, the total credit available under the facility was not fully utilized as of that date. The Company intends to repay certain of its outstanding indebtedness from the proceeds of the Offering.

     The Company believes that the anticipated net proceeds from the Offering, together with interest thereon, will be sufficient to fund its operations through the foreseeable future. However, the Company's future liquidity and capital requirements will depend upon numerous factors, including market acceptance of the Company's products and product development programs and the resources the Company devotes to marketing its products. The Company's requirements will also depend on, among other things, the resources required to hire and develop a direct sales force, the resources required to expand manufacturing capacity and facilities requirements, and the extent to which the Company's products generate market acceptance and demand. Accordingly, there can be no assurance that the Company will not require additional financing and, therefore, may in the future seek to raise additional funds through bank facilities, debt or equity offerings, or other sources of capital. Additional funding may not be available when needed or on terms acceptable to the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Need for Additional Financing" and "-- Significant Unallocated Net Proceeds."

RECENT ACCOUNTING PRONOUNCEMENTS

     During October, 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," which establishes a fair value base method of accounting for stock-based compensation plans, and requires additional disclosures for those companies who elect not to adopt the new method of accounting. While the Company studies the impact of the pronouncement, it continues to account for employees' stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 will be effective for fiscal years beginning after December 15, 1995.

                                    BUSINESS

INTRODUCTION

     Sabratek develops, produces and markets multi-therapy infusion systems designed to meet the needs of alternate-site health care providers to reduce operating costs while maintaining the integrity and quality of care. The Company believes that the alternate-site health care market will continue to experience significant growth as managed care payors continue to move patients to the lowest-cost care setting. The Company also believes that the need of alternate-site health care providers to reduce costs compels them to capitalize on advances in medical technology that maximize operating efficiencies. Sabratek's infusion system incorporates advanced technology that offers a standardized programming format to permit a seamless transition from stationary to ambulatory therapy, as well as multiple therapeutic applications to permit a seamless transition across different therapies. The Company's proprietary interactive communications software will enable providers to program and monitor, on a real-time basis, the Company's infusion pumps and allow payors and providers to capture data for clinical outcomes analysis and reporting purposes from a remote location. The Company's portable, automatic testing device will enable health care providers to perform on-site diagnostic tests on the Company's infusion devices. The Company believes that its integrated hardware and software system will permit providers of infusion therapy to achieve cost-effective movement of patients along the continuum of alternate-site health care settings. The Company intends to expand its product line beyond infusion therapy and become a leading developer and marketer of a variety of interactive therapeutic and diagnostic medical systems for the delivery of high-quality, cost-effective health care at alternate sites. Substantially all of the Company's current revenues are derived from the sale of its multi-therapy infusion pumps and related disposable supplies.

CHANGING HEALTH CARE ENVIRONMENT

     The continued increase in health care costs at a rate significantly higher than that of overall inflation has caused managed care companies, indemnity insurers, employers, governmental agencies and other payors to employ a variety of strategies designed to contain health care expenditures. These cost-containment strategies aim to reduce the price paid for health care services, as well as the amount of health care services utilized. In certain markets, payors are shifting away from traditional fee-for-service based payment plans and moving towards managed care plans in an effort to deliver quality health care services more cost-effectively. In particular, cost-containment measures, including increased utilization review and case management, have caused many health care providers to move patients from the higher-cost hospital setting to lower-cost alternate sites.

     The alternate-site health care industry, which includes the delivery of skilled nursing services, intravenous infusion and respiratory therapy, physical therapy and pharmaceutical therapies in the home, long-term care facilities, physicians' offices and outpatient centers, has grown significantly during the past decade. According to a report entitled "National Health Expenditure Projections, 1994-2005" published in the summer of 1995 by HCFA, total expenditures for home health care, which constitutes a significant component of alternate-site health care, increased from approximately $11.1 billion in 1990 to approximately $24.2 billion in 1994 and is projected to reach $45.9 billion in 2000. Since the early 1980s, the provision of acute and chronic care for serious illnesses outside the hospital has been recognized as a critical component of health care cost containment because the delivery of certain therapies in an alternate-site setting is more cost effective than the delivery of these same therapies in an acute-care hospital setting. The Company believes that the alternate-site health care industry will continue to benefit from cost-containment measures which governmental and private payors have employed to reduce hospital admissions and lengths of stays in hospitals. The Company believes that such measures will continue the increase in the use of alternate-site health care due to its significantly lower cost when compared to similar care provided in traditional health care settings. In addition to cost savings, the alternate-site health care industry should continue to benefit from advances in medical technology which have facilitated the provision of sophisticated care outside the hospital. Many disease states, including pulmonary diseases, neurological conditions, infectious diseases, digestive disorders, AIDS-related symptoms, various forms of cancer and related medical conditions such as pain and nausea, are now being treated in alternate-site settings, including the home. Growth in alternate-site health care has also been facilitated by the increased acceptance of such care by physicians, caregivers and patients. The American Medical Association Council on Scientific Affairs and the American Medical Association Council on Medical Education have recommended that training in the principles and practice of home health care be incorporated into the undergraduate, graduate and continuing education of physicians. Also contributing to the growth of the alternate-site health care industry is the increase in the over-65 population, which has a higher incidence of illness and disability.

     A significant component of alternate-site health care is infusion therapy, which involves the administration of fluid intravenously at a regulated rate and volume. Alternate-site infusion therapy has historically been the fastest-growing segment of the alternate-site health care market. According to POV, Incorporated, an industry tracking and consulting firm, the infusion therapy segment of this market is expected to grow in revenues from $3.2 billion in 1992 to $7.9 billion in 1997, representing an average annual compounded growth rate of approximately 20%. Infusion therapy is used in a wide range of applications such as nutrition therapy, pain management, delivery of antibiotics, pregnancy and obstetrical therapies, chemotherapy, cardiovascular therapy and immunosuppressive therapy. These therapies generally require the use of specialized infusion pumps to deliver precise dosages of fluids such as nutrients, parenteral solutions, anti-infectives, chemotherapeutic agents, narcotic analgesics and a variety of other drugs.

     Due to the shift by managed care payors toward fixed fee or capitated payment arrangements, providers of infusion therapy are being forced to reduce costs without compromising the quality of care in order to maintain profitability. The costs associated with providing infusion therapy are composed of three general components: capital equipment, supplies and labor. Traditionally, providers of infusion therapy needed to purchase multiple types of infusion pumps and related back-up inventory because most pumps delivered only one type of therapy. This requirement to purchase several single therapy pumps also results in increased labor training costs because of the need to learn multiple programming protocols. The delivery of infusion therapy requires a substantial amount of non-clinical nursing time. The Company believes that reducing the labor costs of delivering infusion therapy is critical for alternate-site health care providers to achieve operating efficiencies. According to a 1992 study of the home infusion therapy industry published by The National Alliance for Infusion Therapy (the "NAIT Study"), nurses spent an average of 3.1 hours per home visit, of which approximately 64 minutes, or 35%, was spent traveling to and from the patient's home, 56 minutes, or 30%, was spent documenting clinical observations as well as coordinating care and the balance was spent on tasks performed during personal contact with the patient, including documentation. The NAIT Study also shows that training is required for patients not only at the start of therapy but also over time as the therapy of an individual patient changes. The NAIT Study indicates that during such home visits, a significant amount of nursing time is required to ensure that patients are complying with the prescribed therapy. Compliance is important to ensure that patients are not required to re-enter the costly hospital setting thereby generating unnecessary incremental expenses and health risks as a result of failure to adhere to their prescribed therapies, whether intentionally or unintentionally. The Company believes that products and technology which reduce the cost of providing infusion therapy, especially the labor component, will be attractive to health care payors in general and providers of infusion therapy in particular.

BUSINESS STRATEGY

     The Company's goal is to become a leading developer and marketer of interactive therapeutic and diagnostic medical systems designed to improve the delivery of high-quality, cost-effective health care at alternate sites. The Company intends to achieve its goal by pursuing the following business strategies:

     - DEVELOP ADVANCED MEDICAL PRODUCTS AND RELATED SOFTWARE SYSTEMS THAT MAXIMIZE THE COST-EFFECTIVE PROVISION OF ALTERNATE-SITE HEALTH CARE. The Company has designed its multi-therapy infusion products and related software system, and intends to develop additional products, to address the various needs of its major constituencies -- payors, providers and patients and their families.

       Payors -- The Company believes that payors are primarily concerned with reducing costs while assuring the quality of health care. The Company's multi-therapy infusion system has the flexibility to effectively treat a wide range of disease states in the lower cost alternate-site market. Characteris-tics of the Company's infusion and software systems help address quality assurance concerns through such features as real-time data capture, remote monitoring capability, alarms that immediately alert providers of non-compliance and the capability to perform customized outcomes analysis. Such analyses also help provide oversight of the practice patterns of health care providers.

       Providers -- The Company believes that alternate-site providers are concerned with improving their ability to effectively treat patients through the use of products that reduce labor costs, allow real-time patient monitoring, improve patient compliance and provide data to develop better protocols in order to improve operating efficiencies. The Company's infusion products incorporate user-friendly characteristics that minimize set-up time and nurse/patient training, and have the flexibility to provide multiple therapies using a single infusion device. Additionally, the Company believes that its infusion pumps' capabilities for remote interactive programming and monitoring on a real-time basis will considerably reduce costly on-site nurse intervention. The ability of the Company's infusion system to administer a variety of infusion therapies allows providers to minimize their inventories of infusion pumps and related supplies. The Company believes that the advanced features incorporated in its infusion system allow providers to treat higher acuity patients in the alternate-site setting who could previously only be treated in an acute-care hospital. In combination with the Company's interactive software, Sabratek's infusion pumps will enable health care professionals to collect diagnostic and therapeutic data useful in the analysis and development of clinical protocols and provide insight into practice patterns, thereby reducing the need for frequent on-site visits and evaluations as well as redundant and burdensome record-keeping.

       Patients and their Families -- The Company believes that, while undergoing infusion therapy, patients and their families want comfort, peace of mind, ease of use and more control over their lives. The Company's infusion system meets these needs through such characteristics as user-friendly programming to aid those patients who are not technologically literate, multiple language formats, quietness of operation, bright LED displays, alarm system warnings of non-compliance and, when used in conjunction with the Company's interactive software, the ability to provide real-time information over standard telephone lines to providers in remote locations. Real-time monitoring and intervention capabilities provide patients with an increased comfort level to receive therapies in a home setting where they would otherwise feel uncomfortable because of the lack of immediately available medical personnel.

     - DEVELOP AN INTEGRATED SYSTEM OF THERAPEUTIC AND DIAGNOSTIC INFORMATION-BASED MEDICAL PRODUCTS SUPPORTED BY THE COMPANY'S PROPRIETARY HEALTH CARE INFORMATION SOFTWARE PLATFORM. The Company is developing a software system to allow health care providers to program and monitor the Company's infusion pumps and capture data for reporting and clinical purposes from a remote location on a real-time basis. The Company intends to expand the capabilities of its proprietary medical information software as well as its line of advanced, user-friendly medical devices to create a complete interactive system that addresses a variety of therapeutic and diagnostic applications in the alternate-site health care industry. The Company intends to expand its line of products through further internal product design and development, licensing arrangements, joint ventures and acquisitions of technology, products and companies when available.

     - CREATE A PROPRIETARY OUTCOMES DATABASE THROUGH THE COMPANY'S PRODUCTS AND SOFTWARE SYSTEM PLATFORM. The Company's strategy is to expand the installed base of its interactive medical system and to become the preferred vendor of such system to alternate-site health care providers. The Company believes that its software-based medical systems will serve as a platform on which to develop interactive communication and information systems designed to allow payors and providers to capture and analyze clinical data to design the most cost-effective therapy protocols and practice patterns. The Company has designed its proprietary information system to incorporate a wide range of real-time, remote programming, monitoring and administrative report functions for multiple therapeutic modalities beyond infusion therapy.

PRODUCTS

     SABRATEK'S SEAMLESS DELIVERY SYSTEM. Sabratek's software-based infusion devices and related interactive information system are designed to provide both health care professionals and patients with ease of use and a smooth transition throughout the health care delivery spectrum. Sabratek's SEAMLESS DELIVERY SYSTEM product design is the Company's strategic response to the need to achieve cost-effective movement of patients from a hospital setting to an alternate-site setting, and among the various stages in alternate-site care, from sub-acute to home care, with maximum ease of transition. The SEAMLESS DELIVERY SYSTEM maximizes the similarities between Sabratek's stationary and ambulatory infusion devices and is intended to allow both patients and health care providers to use both types of infusion devices interchangeably, as the specific setting or therapy dictates, and with greater ease. This ability reduces the amount of time health care professionals must spend training on multiple operating systems as well as administering and monitoring therapies. In addition, Sabratek's infusion devices have the flexibility to provide multiple therapies which allows providers to minimize their equipment inventories. Sabratek's infusion devices intravenously deliver therapeutic agents to address treatments for a wide variety of conditions, including, among others, antibiotic therapy for viral or bacterial infections, chemotherapy for cancer, pain management for chronic pain, clotting agents for hemophelia and various therapies for pregnancy and obstetrics.

     The following table summarizes certain information with respect to the Company's products:

          PRODUCT                       DESCRIPTION                        STATUS
- ----------------------------    ----------------------------    ----------------------------
INFUSION PUMPS
  3030 Stationary Pump......    Stationary, multi-therapy       Commercially available since
                                infusion device                 1992(1)

  6060 Ambulatory Pump......    Ambulatory, multi-therapy       Commercially available since
                                infusion device                 1995(2)

INFUSION SUPPLIES
  3030 Infusion Sets........    Non-proprietary, disposable     Commercially available since
                                tubing sets for use with        1992
                                3030 Stationary Pump

  6060 Infusion Sets........    Proprietary, disposable         Commercially available since
                                tubing sets for use with        1995
                                6060 Ambulatory Pump

INTERACTIVE PROGRAMMING AND MONITORING SOFTWARE
  MediVIEW..................    Proprietary, PC-based           Beta-site test stage
                                software that allows remote
                                and real-time programming,
                                monitoring and data capture

AUTOMATIC DIAGNOSTIC TESTING DEVICE
  PumpMaster................    Proprietary, portable,          Beta-site test stage(3)
                                automatic diagnostic device
                                for the testing of Sabratek
                                infusion pumps

- ---------------
(1) Patents issued in the United States.

(2) United States and foreign patents pending.

(3) Patent pending in the United States.

     SABRATEK 3030 -- STATIONARY MULTI-THERAPY INFUSION PUMP. The Company's 3030 Stationary Pump is an electromechanical, volumetric infusion device that is able to deliver a wide variety of infusion therapies including, among others, chemotherapy, antibiotics, circadian rhythms and total parenteral nutrition under three standard and one customizable delivery modes. The 3030 Stationary Pump incorporates multiple language capabilities, remote communications and pre-programming capabilities, a state-of-the-art ergonomic design and a relatively easy-to-learn programming format. The 3030 Stationary Pump operates with leading brands of disposable tubing as well as Sabratek's own line of non-proprietary disposable tubing. The current list price for the 3030 Stationary Pump is $3,495.

     SABRATEK 6060/HOMERUN -- AMBULATORY MULTI-THERAPY INFUSION PUMP. The Company's 6060 Ambulatory Pump weighs approximately 13 ounces and can be worn discreetly by a patient. The 6060 Ambulatory Pump was designed as a complementary product to the 3030 Stationary Pump and, when combined with the use of the 3030 Stationary Pump, provides a seamless transition between the bed and an ambulatory state, or vice versa, with minimal additional training. The 6060 Ambulatory Pump has delivery capabilities and a programming format that are similar to the 3030 Stationary Pump, with the addition of a pre-programmed capability to deliver pain management infusion therapy. The 6060 Ambulatory Pump also has the ability to work in conjunction with the MediVIEW software and utilizes a proprietary disposable tubing set. The current list price for the 6060 Ambulatory Pump is $3,995.

     DISPOSABLE INFUSION SUPPLIES. The Company sells non-proprietary disposable tubing sets for use with the 3030 Stationary Pump and proprietary disposable tubing sets for use exclusively with the 6060 Ambulatory Pump.

     MEDIVIEW -- REMOTE PROGRAMMING; MONITORING AND DATA CAPTURE SOFTWARE SYSTEM. MediVIEW is a proprietary software system designed to allow providers to program and monitor Sabratek's infusion pumps and capture data for reporting and clinical purposes from remote locations over standard telephone lines. The Company believes that alternate-site health care providers using the 3030 Stationary Pump and 6060 Ambulatory Pump combined with MediVIEW will be able to:
(i) remotely monitor and program the Company's pumps on a real-time basis, (ii) receive instantaneous notification of alarm activation and immediately respond from the provider's physical location, (iii) automatically record and "package" data regarding the outcomes of actual therapy courses for specific case management and clinical as well as administrative/reimbursement purposes, and
(iv) develop a proprietary clinical protocol and outcomes database useful to providers in managed care cases. In addition, patients who receive therapy on the Company's infusion products should derive greater comfort because their providers will be able to monitor their therapies on a real-time basis. MediVIEW is currently not commercially available and is in the Beta-site test stage.

     PUMPMASTER -- PORTABLE, AUTOMATIC DIAGNOSTIC DEVICE FOR THE TESTING OF SABRATEK INFUSION PUMPS. The PumpMaster is a portable device designed to enable providers to perform on-site diagnostic tests on Sabratek's infusion devices. Pursuant to suggested standards adopted recently by the Joint Commission for the Accreditation of Healthcare Organizations ("JCAHO"), an industry group which promulgates standards relating to the provision of alternate-site health care, the performance of every infusion pump is required to be re-certified on the earlier of the date on which such pump is provided to a new patient for their use or the date which is 12 months from the date of the last certification. The Company believes that it is not cost-efficient for providers to maintain in-house bio-medical engineering resources on a branch level to perform pump re-certification. Instead, providers typically ship their pumps for remote-site testing and, as a result, are required to maintain costly back-up pump inventory. The PumpMaster is intended to obviate such incremental capital expenditure outlays. The PumpMaster is designed to conduct automatically, in approximately ten minutes, all tests typically performed as part of JCAHO re-certification. PumpMaster is currently not commercially available and is in the Beta-site test stage.

SALES AND MARKETING

     The Company sells its products to a diverse group of customers in the alternate-site health care industry such as sub-acute skilled nursing care facilities, home health care providers, physicians' offices, clinics, surgery centers and long-term care facilities. This group of customers ranges in size from national and regional chains to local independent operators. Key decision makers include nursing, pharmacy, purchasing and bio-medical departments, as well as physicians.

     During 1995, three of the Company's customers, namely Advanced Medical, Inc., Clinical Technology, Inc. and Pharmacy Corporation of America, accounted for 11%, 11% and 12% of the Company's sales, respectively.

     As of March 31, 1996, the Company's domestic sales force consisted of nine direct sales professionals, four clinical support staff and two full-time sales consultants as well as a network of domestic distributors each of whom covers an exclusive geographic territory. The Company's distributors have been selected for their experience in and focus on the infusion therapy market, coverage of specific geographical areas, product sales support and regional dominance. The Company's sales management team trains the sales personnel of each of the distributors and provides them with all product sales information and other relevant field literature. In addition, Sabratek's direct sales representatives coordinate and manage national account activity. The Company's marketing and sales efforts are supported by advertising in trade journals, new product literature and attendance at trade shows. The Company believes that its existing sales force and distribution network provide the necessary infrastructure to market its current products and those under development. The Company intends to use a portion of the proceeds from the Offering to augment its sales and marketing staff and increase its marketing efforts to further facilitate sales of current and future products.

     The Company has also entered into distribution agreements with distributors in South America, Europe, the Middle East and Asia. For the year ended December 31, 1995, Sabratek's international sales accounted for approximately 15% of the Company's total sales. The Company perceives the international marketplace as a potential area for significant future growth. The Company has distribution agreements in Japan and Germany, which it believes are among the largest international markets for infusion systems, and will commence marketing its products in these countries upon receipt of regulatory approval. Currently, all of the Company's international sales are invoiced and paid in U.S. dollars.

     The Company has enhanced its domestic sales effort through an affiliation with Americorp Financial, Inc. ("Americorp") to provide leasing services to the Company's domestic customers. Americorp has licensed the name "Sabratek Credit Corporation" from the Company and offers financing for the acquisition of Sabratek products under both capital and operating leases. Under the agreement entered into with Americorp, the Company retains a contingent repurchase obligation for 20% of the outstanding balances of certain leases of Americorp to customers that do not meet certain financial criteria. As of March 31, 1996, the Company had no such repurchase obligation.

RESEARCH AND DEVELOPMENT

     The Company is committed to continued product innovation and has invested approximately $713,000, $1.1 million and $2.2 million in research and development for the years ended December 31, 1993, 1994 and 1995, respectively. The Company's research and development effort is supported by a staff of eight electrical, mechanical and software engineers who have extensive experience in the design and development of electromechanical infusion therapy devices, other medical instrumentation and software. Sabratek's engineering team closely coordinates its design activities with the Company's sales and marketing team. This group solicits extensive pre-design focus group input from constituencies that use or are impacted by the use of Sabratek's products, but who may possess a host of different strategic, economic and other objectives.

     Sabratek's research and development program is focused on both new product development and enhancements of existing products. The Company's product development efforts include advancements in infusion therapy, interactive software systems and vital signs monitoring. The Company's product development strategy is based on developing product platforms that have the flexibility to be configured to respond to a variety of customer requirements. The Company's product enhancement efforts are based on the input received from customers after the initial introduction of its products and focus on addressing customers' needs in a more cost-effective and comprehensive way.

ASSEMBLY

     Sabratek currently assembles all of its infusion devices at its facility in Niles, Illinois in an effort to ensure production quality and control its costs. The Company does, however, purchase certain pre-assembled sub-systems from other sources. In addition, disposable tubing sets sold by Sabratek are manufactured by contract manufacturers. Sabratek believes in-house assembly of its infusion devices and contract manufacturing of disposable tubing sets are the most cost-effective means of producing its products.

     The Company's production process for its infusion devices consists of assembling major sub-systems as well as the assembly of both standard and custom components. The standard components can be obtained from a number of sources. The custom components are produced by both Sabratek as well as by sub-contractors and, in all cases, competitive back-up supply sources exist. The Company believes that, due to volume discounts, the unit cost of both standard and custom components will decrease as production volumes increase.

     Disposable tubing sets are manufactured to Sabratek's specifications by third parties in a clean room environment under stringent quality control procedures covering assembly, storage and sterilization. Set production consists of the assembly of both standard and custom components. The plastic custom components are manufactured by a sub-contractor using molds supplied by the Company. The Company uses more than one manufacturer for the production of its disposable tubing sets.

QUALITY ASSURANCE

     The Company maintains a comprehensive quality assurance program. The quality assurance program begins with the components and other materials the Company purchases from vendors. Vendors are required to supply materials which meet stated specifications. The Company monitors vendors' compliance with the stated specifications through a program of on-site surveys, audits and product testing. The Company also employs quality assurance procedures during its on-site manufacturing and assembly process in an effort to ensure that finished products meet the standards set by the Company. All finished products are tested by the Company's separate quality assurance department to ensure that the Company avoids distributing sub-standard products. Finally, the Company maintains a post-sale performance monitoring program.

     Sabratek provides a one-year warranty on the 3030 Stationary Pump and the 6060 Ambulatory Pump. This warranty is passed on to the end-users by the distributors. To provide further product support, the Company has established an in-house capability for repair and maintenance of its products. The repair and maintenance function utilizes one full-time engineer and one full-time technician as well as on-going support from production personnel as required to service infusion devices. The Company believes the service and maintenance of its infusion devices require minimal manpower due to the modularity of such devices' sub-systems, sound quality control procedures and the service capabilities of distributors.

INTELLECTUAL PROPERTY

     One United States patent has been issued for the 3030 Stationary Pump and eight patent applications are pending for the 6060 Ambulatory Pump. The Company also has a pending patent application on certain aspects of the PumpMaster. The Company has two pending foreign design applications for the 6060 Ambulatory Pump, which are patent applications seeking protection for the ornamental design, rather than functional features, of the product. In addition, three foreign patent applications are pending for the 3030 Stationary Pump and one Patent Cooperation Treaty application is pending, seeking protection in foreign countries for certain aspects of the 6060 Ambulatory Pump. The Company also requires each of its employees, consultants and advisors to agree in writing to keep its proprietary information confidential and to assign all inventions relating to the Company's business to the Company. There can be no assurance that any unprotected information will not also be developed by others.

     The Company has registered or applied to register the following trademarks:
SABRATEK(R) and its logo, AutoRamp(R), HOMERUN(R), Seamless Delivery System(TM), PumpMaster(TM), MediVIEW(TM) and TCS Total Compliance System(TM). The Company has also filed a foreign trademark application for the name SABRATEK(TM) and its logo in Japan. See "Risk Factors -- Intellectual Property."

COMPETITION

     The Company faces substantial competition. At the present time, the Company considers its primary competitors to be other marketers of infusion pumps. The Company believes there are several major competitors in the market for infusion pump devices, including, but not limited to: Abbott Laboratories; Baxter International Inc.; BLOCK Medical, Inc.; I-Flow Corp.; IMED Corporation; IVAC Corporation; McGaw, Inc. and SIMS Deltec, Inc. See "Risk Factors -- Highly Competitive Markets; Technological Risk."

     Despite the greater size and market share of its competitors, Sabratek believes that its products compete favorably against the products offered by its competitors. Sabratek has strategically designed its stationary and ambulatory pump products to offer cost efficient and convenient transferability of training/operational procedures and functions. Unlike manufacturers that offer only a stationary or an ambulatory pump, or offer both but whose products lack operational integration, Sabratek's SEAMLESS DELIVERY SYSTEM product design provides health care providers with product standardization which the Company believes to be critical in achieving operating efficiencies. Sabratek believes that its products also compete favorably with the products of larger, more established companies on the basis of other advanced product features.

REIMBURSEMENT

     The Company's current products are generally purchased by health care providers who are reimbursed by third-party payors, including indemnity insurance companies, managed care organizations and government agencies. Such health care providers recover the cost of purchasing the Company's products through reimbursement for services provided using the Company's products.

     HCFA coordinates a system of reimbursement for outpatient hospital procedures, physician office procedures and devices used in conjunction therewith. Under this system, HCFA determines coverage eligibility, issues coverage instructions and assigns billing codes called the HCFA Common Procedures Coding System ("HCPCS") for such procedures and devices under Medicare and Medicaid. HCFA has established HCPCS billing codes for infusion devices. Moreover, the HCPCS system is referenced by most third-party payors, including Medicare and Medicaid, insurance companies and health maintenance organizations, thereby standardizing coverage identification and billing identification across a broad spectrum of payor plans. When the use of FDA-approved infusion devices is prescribed by a physician and determined to be reasonable and necessary in the treatment of illness, such use is generally reimbursable under Medicare and Medicaid. Reimbursement by other third-party payors is dependent upon the coverage provided under the applicable plan. See "Risk Factors -- Dependence on Third-Party Reimbursement."

GOVERNMENT REGULATION

     The medical devices manufactured and marketed by the Company are subject to regulation by the FDA and, in some instances, by state and foreign authorities. Pursuant to the FFDCA and the regulations promulgated thereunder, the FDA regulates the clinical testing, manufacture, packaging, labeling, distribution and promotion of medical devices.

     Pursuant to the FFDCA, medical devices intended for human use are classified into three categories, Classes I, II and III, on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Class I devices are subject to general controls (for example, labeling, premarket notification and adherence to good manufacturing practice ("GMP") regulations) and Class II devices are subject to general and special controls (for example, performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval ("PMA") from the FDA to ensure their safety and effectiveness (for example, life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices). Electronic infusion devices and disposable tubing sets are classified by the FDA as Class II medical devices.

     If a new Class II medical device is substantially equivalent in terms of safety and effectiveness to a medical device already legally marketed in the United States, the FDA requirements may be satisfied through a procedure known as a "510(k) Submission," in which the applicant provides product information supporting its claim of substantial equivalency. "Substantial equivalence" means that a device has the same intended use and the same technological characteristics as the legally marketed device, or the same intended use and different technological characteristics, provided that it can be demonstrated that the device is as safe and effective as the legally marketed device, and does not raise different questions regarding safety and effectiveness. A "legally marketed device" to which a new device may be compared for a determination regarding substantial equivalence is a device that was legally marketed prior to May 28, 1976, when the

Medical Device Amendments were added to the FFDCA, or a device which has been reclassified from Class III to Class II or I, or a device which has been found to be substantially equivalent through the 510(k) premarket notification process.

     Commercial distribution of a device for which a 510(k) Submission is required can begin only after the FDA issues an order finding the device to be "substantially equivalent" to a legally marketed device. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. This may include a requirement for clinical testing of the device. It generally takes from four to twelve months from submission of a 510(k) to obtain a 510(k) clearance, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, in which case a PMA may be required, or that additional information is needed before a substantial equivalence determination can be made, in which case data from safety and effectiveness tests, including clinical tests, may be required. A "not substantially equivalent" determination or a request for additional information could delay the market introduction of new products that fall into this category.

     The Company received 510(k) clearance to begin marketing the 3030 Stationary Pump in the United States in May, 1992. The Company received 510(k) clearance for the disposable tubing sets for use with the 3030 Stationary Pump in March, 1995. In July, 1994, the FDA cleared the 510(k) Submission for the 6060 Ambulatory Pump and disposable tubing sets for use with the 6060 Ambulatory Pump. In June 1996, the Company received 510(k) clearance for the MediVIEW software system for use with the 3030 Stationary Pump.

     The FFDCA requires the filing of a new 510(k) Submission when, among other things, there is a major change or modification in the intended use of the device or a change or modification, including product enhancements, to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is responsible for making the initial determination as to whether a proposed change to a cleared device or to its intended use necessitates the filing of a new 510(k) Submission. The addition of software features to currently marketed products may require the filing of a new 510(k) Submission.

     The Company believes that its 510(k) clearance for the 6060 Ambulatory Pump adequately described the MediVIEW software system and, accordingly, that the original 510(k) clearance for the 6060 Ambulatory Pump permits the Company to market the MediVIEW software with the 6060 Ambulatory Pump in the United States. However, there can be no assurance that the FDA would agree with the Company's determination. If in the future the FDA concluded that the MediVIEW software system for use with the 6060 Ambulatory Pump required a new 510(k) Submission, the FDA could prohibit the Company from marketing the MediVIEW software system for this use until the Company files a new 510(k) Submission and obtains clearance from the FDA. The FDA could also take regulatory action against the Company for any prior distribution of the MediVIEW software system with the 6060 Ambulatory Pump. Alternatively, the FDA could use its discretion not to take any regulatory steps with regard to this issue.

     The PumpMaster is a hardware and software system designed to perform diagnostic tests on the Company's infusion pumps. The Company has determined that the PumpMaster does not qualify as a medical device under the statutory definition and, therefore, did not file a 510(k) Submission with respect to such product. There can be no assurance that the FDA will agree with the Company's determination in this regard. If the FDA were to determine that the PumpMaster is a medical device, it could suspend its commercial distribution until such time as a 510(k) Submission covering such product has been filed and cleared. The FDA could also take regulatory action against the Company based on its prior distribution of the uncleared product. Alternatively, the FDA could use its discretion not to take any regulatory steps with respect to this issue.

     Additional product modifications, including new software features, that the Company intends to develop in the future will likely require 510(k) clearance if the modifications could affect the safety or efficacy of the Company's products. If the Company determines that any modifications that it may make to its cleared devices do not require a new 510(k) Submission, there can be no assurance that the FDA would agree with the Company's determinations and would not require a new 510(k) Submission for any modifications made to the devices. If the FDA requires the Company to file a new 510(k) Submission for any modification to the device, the Company may be prohibited from marketing the device as modified until it obtains clearance from the FDA. There can be no assurance that the Company will obtain 510(k) clearance on a timely basis, if at all, for any device modification for which it files a future 510(k) Submission. If 510(k) clearance is granted, there can be no assurance that it will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

     Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. Device manufacturers are required to register their establishments and list their devices with the FDA, and are subject to periodic inspections by the FDA and certain state agencies. The FFDCA requires devices to be manufactured in accordance with GMP regulations which impose certain process, procedure and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA has proposed changes to the GMP regulations which, if finalized, would likely increase the cost of complying with GMP requirements. The Company believes that its manufacturing and quality control procedures substantially conform to the requirements of FDA regulations.

     In addition, the Medical Device Reporting ("MDR") regulation obligates the Company to inform the FDA whenever there is reasonable evidence to suggest that one of its devices may have caused or contributed to death or serious injury, or where one of its devices malfunctions and, if the malfunction were to recur, the device would be likely to cause or contribute to a death or serious injury.

     Labeling and promotion activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved uses.

     If, as a result of FDA inspections, MDR reports or information derived from any other source, the FDA believes the Company is not in compliance with the law, the FDA can refuse to clear pending 510(k) Submissions; withdraw previously cleared 510(k) Submissions; require notification to users regarding newly found unreasonable risks; request repair, refund or replacement of faulty devices; request corrective advertisements, formal recalls or temporary marketing suspension; impose civil penalties; or institute legal proceedings to detain or seize products, enjoin future violations, or seek criminal penalties against the Company, its officers or employees. Civil penalties for FFDCA violations may be assessed by the FDA in lieu of or in addition to instituting legal action. Civil penalties may range up to $15,000 per violation for violations of the FFDCA, and a maximum of $1,000,000 per proceeding. Civil penalties may not be imposed for GMP violations, unless the violations involve a significant or knowing departure from the requirements of the FFDCA or a risk to public health. The FDA provides manufacturers with an opportunity to be heard prior to the assessment of civil penalties. If civil penalties are assessed, judicial review is available.

     The Company exports, or intends to export, its products to Europe, Japan and other foreign countries. Exports of products that have market clearance from the FDA in the United States do not require FDA authorization for export. However, foreign countries often require, among other things, an FDA certificate for products for export (a "CPE"). To obtain a CPE the device manufacturer must certify to the FDA that the product has been granted clearance in the United States and that the manufacturing facilities appeared to be in compliance with GMPs at the time of the last FDA inspection. The FDA will refuse to issue a CPE if significant outstanding GMP violations exist.

     International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements, and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. The Company plans to use its distributors to assist in obtaining any necessary foreign governmental and regulatory approvals. The Company does not currently have its products registered or approved in any countries requiring an extensive registration or approval process and has, therefore, not sold any products in such countries.

     The Company has received Underwriters Laboratory, Inc. product recognition under UL 544, Standard for Medical and Dental Equipment as well as product recognition under Canadian National Standard C22.2 through cUL for both the 3030 Stationary Pump and the 6060 Ambulatory Pump. To maintain "UL" status, the Company is subject to quarterly inspections by Underwriters Laboratory, Inc.

     The Company and its products are also subject to a variety of state and local laws and regulations in those states or localities where its products are or will be marketed. Use of the Company's products is subject to inspection, quality control, quality assurance, proficiency testing, documentation and safety reporting standards promulgated by JCAHO. Various states and municipalities may also have similar regulations.

     Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations.

PRODUCT LIABILITY INSURANCE

     The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in adverse effects. The Company maintains product liability insurance with coverage of $5.0 million per claim, with an annual aggregate policy limit of $5.0 million. There can be no assurance that liability claims will not exceed the coverage limits of such policies or that such insurance will continue to be available on commercially acceptable terms, if at all. See "Risk Factors -- Product Liability Exposure."

LITIGATION

     The Company is a party to routine litigation in the ordinary course of business, none of which, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on the Company. Sabratek recently reached an agreement with Medtec Medical, Inc. ("Medtec") to settle the litigation between the parties. Pursuant to the settlement, the Company will pay Medtec $46,500 and Medtec will dismiss the lawsuit with prejudice.

EMPLOYEES

     As of March 31, 1996, the Company employed sixty-four persons full-time, including thirty-four in manufacturing and operations, thirteen in sales and marketing, seven in research and development, five in administration, and five in regulatory affairs/quality assurance. The Company anticipates hiring additional personnel following the completion of the Offering, primarily in the areas of sales and marketing and operations. The Company's employees are not represented by a union, and the Company considers its relationship with its employees to be satisfactory.

     The Company has entered into employee non-disclosure and non-competition agreements with each of its full-time employees that (i) prohibit disclosure of confidential information to anyone outside of the Company both during and subsequent to employment, (ii) require disclosure to the Company of ideas, discoveries or inventions relating to or resulting from the employee's work for the Company and assignment to the Company of all proprietary rights to such ideas, discoveries or inventions, and (iii) limit competition with the Company's business by the employee for a maximum period of one year following termination of their employment.

FACILITIES

     The Company occupies approximately 30,500 square feet of development, production, warehouse and administrative space in Niles, Illinois. The facility lease runs through October 31, 1999. The current annual lease rate for this space is approximately $161,000 and is subject to annual increases. Sabratek believes that the leased space is adequate for its anticipated needs into the foreseeable future.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company.

             NAME               AGE                        POSITION
- ------------------------------  ---     ----------------------------------------------
K. Shan Padda.................  33      Chairman of the Board, Chief Executive Officer
                                        and Treasurer
Anil K. Rastogi, Ph.D.........  53      President and Chief Operating Officer
Doron C. Levitas..............  38      Vice Chairman of the Board, Vice President of
                                        International Operations and Secretary
Alan E. Jordan................  52      Senior Vice President of Sales and Marketing
Scott Skooglund...............  37      Vice President of Finance
Joseph Moser..................  42      Vice President of Research and Development
Donald J. India...............  44      Vice President of Operations
Vincent J. Capponi............  38      Vice President of Quality Control
Scott Hodes...................  58      Director
Mark Lampert..................  36      Director
William D. Lautman(1).........  33      Director
William H. Lomicka(1).........  58      Director
Marvin Samson(2)..............  54      Director
L. Peter Smith(2).............  47      Director
Edson W. Spencer, Jr.(2)......  41      Director

- ---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

OFFICERS

     The executive officers of the Company are elected annually by the Board of Directors of the Company (the "Board") and serve at the discretion of the Board.

     K. SHAN PADDA co-founded the Company in 1989 and has served as Chairman, Chief Executive Officer and Treasurer since 1991 and Co-Chairman of the Board and Vice President of Finance from 1989 to 1991. From 1984 to 1988, Mr. Padda served as Chief Executive Officer of Andens of Illinois, Inc., a medical supplies company headquartered in Chicago, Illinois, which assembled and marketed hospital operating room supply kits. From 1982 to 1984, Mr. Padda directed marketing and sales efforts for a division of Crowd Caps, Inc., an apparel company, in Minneapolis, Minnesota. Mr. Padda graduated from Harvard University with a B.A. in Biology. In 1995, Mr. Padda was inducted into the Chicagoland Entrepreneur Hall of Fame.

     ANIL K. RASTOGI, PH.D. joined the Company in August, 1995 as President and Chief Operating Officer. Prior to joining Sabratek, from 1991 to 1995, Dr. Rastogi held various positions with SIMS Deltec, Inc. (formerly Pharmacia Deltec, Inc.), a manufacturer and marketer of ambulatory drug delivery and vascular access devices. From 1994 to 1995, Dr. Rastogi served as Chief Operating Officer; from 1992 to 1994, as Executive Vice President; and from 1991 to 1992, as Vice President and General Manager of the Infusion Division of SIMS Deltec, Inc. Prior thereto, Dr. Rastogi was President of the Cycolor Division of Mead Corporation and held various positions with Owens-Corning Fiberglas Corporation. Dr. Rastogi graduated from McGill University with a Ph.D. degree in Polymer Science.

     DORON C. LEVITAS co-founded the Company in 1989 and has served as Vice Chairman of the Board and Secretary since 1994 and Vice President of International Operations since 1993. Prior thereto, Mr. Levitas served in various capacities including Co-Chairman of the Board and Chief Operating Officer. Before joining Sabratek, from 1986 to 1988, Mr. Levitas served as President of a division of Chicago-based Andens of

Illinois. From 1984 to 1986, Mr. Levitas served as President of Headings, Inc., an international apparel marketing firm based in New York, New York, which was later sold to Andens of Illinois. Mr. Levitas graduated from Baruch College in New York, New York with a B.A. in International Business and Finance. In 1996, under Mr. Levitas' guidance, Sabratek received the State of Illinois's 1996 Governor's Export Award.

     ALAN E. JORDAN has served as Senior Vice President of Sales and Marketing of the Company since 1994 and in various other capacities since joining the Company in 1991. Prior thereto, in 1986, he founded Ivonyx Corp., a national home health care company, where he served until 1989 in various positions, including Chairman and Chief Executive Officer. Mr. Jordan has many years experience in the infusion pump industry, including tenures at IMED Corporation, an electronic infusion pump manufacturer, where he, among other positions, served as Vice President of Sales and Marketing. In 1968, Mr. Jordan joined IVAC Corporation, an electronic infusion equipment manufacturer. He graduated from Drake University with a B.S. in Business Management.

     SCOTT SKOOGLUND has been Vice President of Finance of the Company since joining Sabratek in 1992. Prior thereto, from 1989 to 1992, Mr. Skooglund served in various capacities at XCEL Laboratories, Inc., a pharmaceutical manufacturer, including Vice President of Finance. From 1984 to 1989, Mr. Skooglund was Regional Accounting Manager at Leaseway Transportation Corp. Mr. Skooglund graduated with a B.S. in Accounting from Eastern Illinois University and is a certified public accountant.

     JOSEPH MOSER has been Vice President of Research and Development of the Company since joining Sabratek in 1994. Prior thereto, Mr. Moser served as Vice President, Research and Development for VideOcart, a Chicago-based technology firm from 1990 to 1993. Mr. Moser has served as Director of Engineering and Vice President of Engineering for Information Resources, Inc., a communications technology company. Mr. Moser graduated from the University of Michigan with a B.S. in Electrical Engineering.

     DONALD J. INDIA has been Vice President of Operations of the Company since joining Sabratek in 1992. Prior thereto, Mr. India served as Vice President of Operations for MDA Scientific Inc., a manufacturer of toxic gas monitoring systems, from 1983 to 1992. Mr. India has also held various management positions at Alphatype Corporation and EMI Medical Ltd. He graduated with a B.S. in Electrical Engineering from the University of Illinois and an M.B.A. from the Keller School of Management.

     VINCENT J. CAPPONI joined the Company in April, 1996, as Vice President of Quality Control. Prior to joining Sabratek, from 1992 to 1996, Mr. Capponi was employed by SIMS Deltec, Inc. (formerly Pharmacia Deltec, Inc.), a manufacturer and marketer of ambulatory drug delivery and vascular access devices, most recently as Director of Operations. From 1984 to 1992, Mr. Capponi served in a variety of positions with Mead Imaging, a division of Mead Corporation, which commercialized a new color-imaging technology. Mr. Capponi graduated from Bowling Green State University and also holds a Masters of Science degree in Chemistry from Bowling Green State University.

BOARD OF DIRECTORS

     In addition to K. Shan Padda and Doron C. Levitas, the Board includes:

     SCOTT HODES, a director of the Company since 1992, has been a Senior Partner in the Business and Finance Group of the Chicago law firm of Ross & Hardies since 1992. Prior to joining Ross & Hardies, Mr. Hodes was a Partner at the Chicago law firm of Arvey, Hodes, Costello & Burman. Mr. Hodes is a director of the following companies: Richardson Electronics, Ltd. and First Investors Life Insurance Co. Mr. Hodes graduated from the University of Chicago and has a J.D. degree from the University of Michigan Law School and an LL.M. from Northwestern University Law School.

     MARK LAMPERT, a director of the Company since May, 1996, founded and has been the managing partner of Biotechnology Value Fund, L.P., a private investment partnership which specializes in biotechnology, since 1993. Prior to forming the Biotechnology Value Fund in August, 1993, Mr. Lampert was a Vice President at the investment banking firm Oppenheimer & Co. in New York, New York from March, 1991 through August, 1992. Prior to joining Oppenheimer & Co., Mr. Lampert worked at Biotechnology Royalty Corp., which he founded in March, 1990. Prior to founding Biotechnology Royalty Corp., Mr. Lampert headed business development for Cambridge NeuroScience, Inc., a public biotechnology company, and served as Assistant to the President of the NutraSweet Company, then a subsidiary of G.D. Searle & Co. Mr. Lampert has also worked for the Boston Consulting Group. Mr. Lampert received a B.A. in Chemistry from Harvard College and a M.B.A. from Harvard Business School.


     WILLIAM D. LAUTMAN, a director of the Company since 1994, has been a Managing Director of EGS Securities Corp. since 1995. Prior to joining EGS Securities Corp., Mr. Lautman served as a Managing Director of Advisory Capital Partners, Inc., which he joined in 1994. Prior thereto, Mr. Lautman served as a Managing Director of Cowen & Company, which he joined in 1992. From 1989 until joining Cowen & Company, Mr. Lautman was employed by Kidder, Peabody & Co., Incorporated, most recently as a Senior Vice President. Mr. Lautman is a director of One Call Medical, Inc. Mr. Lautman graduated from The Wharton School, University of Pennsylvania with an M.B.A., and from Georgetown University with a B.S. in Business Administration. Mr. Lautman also completed the Comparative Business Policy Program, Centre for Management Studies, Oxford University, England.


     WILLIAM H. LOMICKA, a director of the Company since 1994, has been President of Mayfair Capital, Inc., a private investment firm, since 1989 and President of The Regent Group, an asset management firm since 1990. Prior thereto, Mr. Lomicka was Senior Vice President of CW Group, a New York venture capital firm specializing in health care enterprises. From 1975 to 1985, Mr. Lomicka served in various capacities at Humana Inc., including Treasurer and Senior Vice President -- Finance. Mr. Lomicka is a director of the following companies: Advocat Inc., Regal Cinemas, Inc., TransAmerica Funds, Inc., and Vencor, Inc.

     MARVIN SAMSON, a director of the Company since 1994, has been President and Chief Executive Officer of Marsam Pharmaceuticals Inc. ("Marsam"), a developer, manufacturer and marketer of generic injectible drug products, since its formation. Marsam was acquired by Schein Pharmaceutical, Inc. in 1995. Prior to founding Marsam, Mr. Samson was a founder of Elkins-Sinn, Inc., a manufacturer of generic injectible products. Mr. Samson is a director of Community National Bank. Mr. Samson graduated from Temple University with a B.S. in Chemistry.

     L. PETER SMITH, a director of the Company since 1992, has been Chairman and Chief Executive Officer of Ralin, Inc., a medical service company specializing in outpatient cardiac care, since 1990. Mr. Smith has also served as a Managing Partner of AllCare Health Services, Inc., a health care services provider which was acquired by Medisys, Inc. in 1992. Prior to joining Ralin, Inc. in 1990, Mr. Smith served in various capacities with Baxter Healthcare, Inc., most recently as President of Caremark Inc. and Travacare, a division of Baxter. He also served as Chief Operating Officer of Baxter Japan, Ltd. He is a director of Coram Healthcare Corporation. Mr. Smith graduated from Princeton University and from the University of Chicago, Graduate School of Business with an M.B.A.

     EDSON W. SPENCER, JR., a director of the Company since 1993, has been the Managing Partner of PSF Health Care Fund, L.P., a Minnesota-based venture capital partnership that invests in the health care sector, since 1993. Mr. Spencer has also been principal and Chief Financial Officer of Peterson-Spencer-Fansler Company since 1991. Mr. Spencer serves on the Board of Directors of Pendose Corporation, a privately held physician practice management company, and is Chairman of the Board of Directors of Children's Health Care, the Minneapolis/St. Paul Children's Hospitals. Mr. Spencer graduated from Columbia University with an M.B.A. and from Williams College.

BOARD COMMITTEES

     The Board has established a Compensation Committee and an Audit Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, executive officers and key employees of the Company and administers the Company's Amended and Restated 1993 Stock Option Plan (the "Stock Option Plan") and other incentive compensation and benefit plans. The Audit Committee oversees the work performed by the Company's independent auditors, and reviews internal audit controls.

COMPENSATION OF DIRECTORS

     Outside directors do not currently receive cash fees for serving as directors or for attending meetings, participating on committees of the Board of Directors or attending meetings of such committees. The Company does, however, reimburse directors for out-of-pocket expenses incurred in connection with attendance at such meetings. Pursuant to a formula contained in the Stock Option Plan, each director receives an option to purchase 7,879 shares of the Company's Common Stock annually. In addition, each member of a committee of the Board of Directors receives an option to purchase 945 shares of the Company's Common Stock annually and each chairman of each such committee receives an additional option to purchase 473 shares of the Company's Common Stock annually. Such options vest on the earlier of (i) one year from the date of grant or (ii) the next annual election of directors and have an exercise price equal to the market price of the Common Stock on the date of grant.

     Directors who are not also executive officers of the Company have been granted options to purchase a total of 89,819 shares of Common Stock at prices ranging from $3.17 to $11.11 per share pursuant to the Company's Stock Option Plan through December 31, 1995. In 1996, outside directors received additional options to purchase an aggregate of 75,479 shares of Common Stock at prices ranging from $4.76 to $9.80 per share.

CLASSIFIED BOARD OF DIRECTORS

     The Company's By-Laws divide the Board of Directors into three classes, with three-year staggered terms and initial terms of one, two and three years for Class I, Class II and Class III Directors, respectively. The terms of Messrs. Hodes, Lampert and Spencer expire at the 1997 annual meeting of stockholders; the terms of Messrs. Lautman, Samson and Smith expire at the 1998 annual meeting of stockholders and the terms of Messrs. Padda, Levitas and Lomicka expire at the 1999 annual meeting of stockholders.

EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth certain information concerning compensation paid or accrued for services rendered to the Company in all capacities for the year ended December 31, 1995 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                       LONG-TERM COMPENSATION
                                     1995 ANNUAL COMPENSATION     ---------------------------------
                                    ---------------------------           AWARDS
                                                         OTHER    -----------------------
                                                        ANNUAL    RESTRICTED   SECURITIES   PAYOUTS
                                                        COMPEN-     STOCK      UNDERLYING   -------    ALL OTHER
             NAME AND                SALARY     BONUS   SATION     AWARD(S)     OPTIONS      LTIP     COMPENSATION
        PRINCIPAL POSITION            ($)       ($)(1)    ($)        ($)         (#)(2)     PAYOUTS       ($)
- ----------------------------------- --------    -----   -------   ----------   ----------   -------   ------------
K. Shan Padda...................... $ 90,000      --      --          --         157,580      --        --
  Chairman and Chief Executive
  Officer
Anil K. Rastogi, Ph.D..............   52,500(3)   --      --          --          70,911      --        --
  President and Chief Operating
  Officer
Doron C. Levitas...................   90,000      --      --          --          94,548      --        --
  Vice Chairman and Vice President
  of International Operations
Alan E. Jordan.....................  124,980      --    22,939(4)     --         107,154      --        --
  Senior Vice President of Sales
  and Marketing
Joseph Moser.......................   95,000      --      --          --              --      --        --
  Vice President of Research and
  Development

- ---------------
(1) The Board adopted a bonus plan for 1996 and subsequent years, with bonuses to be paid in the discretion of the Compensation Committee.

(2) Represents shares of Common Stock underlying stock options granted to executives during 1995 pursuant to the Stock Option Plan.

(3) Mr. Rastogi joined the Company in August, 1995.

(4) Represents commissions paid by the Company.

     The following table sets forth certain information with respect to options granted to the Named Executive Officers during 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                               ------------------------------------------------------   POTENTIAL REALIZABLE
                               NUMBER OF                                                  VALUE AT ASSUMED
                               SECURITIES                                               ANNUAL RATES OF STOCK
                               UNDERLYING   PERCENT OF TOTAL                             PRICE APPRECIATION
                                OPTIONS     OPTIONS GRANTED    EXERCISE                  FOR OPTION TERM(3)
                                GRANTED     TO EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
            NAME                  (#)             1995         ($/SH)(1)    DATE(2)      5%($)       10%($)
- -----------------------------  ----------   ----------------   ---------   ----------   --------   ----------
K. Shan Padda................    157,580          30.44%         $4.76       12/31/04   $452,255   $1,136,152
Anil K. Rastogi, Ph.D........     70,911          13.70%         $4.76       07/31/05   $212,024   $  538,214
Alan E. Jordan...............    107,154          20.70%         $4.76       12/31/04   $307,532   $  772,580
Joseph Moser.................         --             --             --             --         --           --
Doron C. Levitas.............     94,548          18.26%         $4.76       12/31/04   $271,353   $  681,691

- ---------------
(1) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Board.

(2) Some of the options granted to the Named Executive Officers are subject to vesting and, accordingly, may expire before the dates indicated.

(3) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

     The following table sets forth certain information with respect to the unexercised options held by the Named Executive Officers as of December 31, 1995. No options were exercised by the Named Executive Officers during 1995.

                             YEAR-END OPTION VALUES

                                                                                           VALUE OF UNEXERCISED
                                                                 NUMBER OF SECURITIES          IN-THE-MONEY
                                                                UNDERLYING UNEXERCISED     OPTIONS AT YEAR-END
                                                    VALUE        OPTIONS AT YEAR-END             1995($)
                               SHARES ACQUIRED     REALIZED      1995(#) EXERCISABLE/          EXERCISABLE/
            NAME               ON EXERCISE (#)       ($)            UNEXERCISABLE            UNEXERCISABLE(1)
- -----------------------------  ---------------     --------     ----------------------     --------------------
K. Shan Padda................         --               --               --/157,580                --/--
Anil K. Rastogi, Ph.D........         --               --           23,637/ 47,274                --/--
Alan E. Jordan...............         --               --               --/107,154                --/--
Joseph Moser.................         --               --           11,026/  7,884                --/--
Doron C. Levitas.............         --               --               --/ 94,548                --/--

- ---------------

(1) Based on the fair market value of the Common Stock at year-end ($4.76 per share), as determined by the Company's Board of Directors, none of such options were in-the-money at fiscal year-end.

STOCK OPTION PLAN

     The Company's Stock Option Plan was adopted in 1992, amended in 1993 and amended and restated in 1996. The Stock Option Plan, as amended, provides for the grant of options to purchase up to an aggregate of 1,323,669 shares of Common Stock. The Plan is administered by the Compensation Committee who will make discretionary grants ("discretionary grants") of options to employees (including employees who are officers and directors of the Company) and consultants. The Stock Option Plan also provides for formula grants ("formula grants") of options to directors who are not employees of the Company.

     Options granted pursuant to discretionary grants may be nonqualified options or incentive options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options is determined by the Compensation Committee, in its sole discretion. Options granted pursuant to discretionary grants are exercisable for a period of up to ten years, except that incentive options granted to optionees who, at the time the option is granted, own stock representing greater than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, are exercisable for a period of up to five years. The per share exercise price of incentive options granted pursuant to discretionary grants must be no less than 100% of the fair market value of the Common Stock on the date of grant, except that the per share exercise price of incentive options granted to optionees who, at the time the options is granted, own stock representing greater than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, must be no less than 110% of the fair market value of the Common Stock. The per share exercise price of non-qualified stock options granted pursuant to discretionary grants must be no less than 85% of the fair market value of the Common Stock on the date of grant.

     Under the formula grants, each director who is not an employee of the Company will receive automatically upon such director's election to the Board an option to purchase 7,879 shares of Common Stock. In addition, each director who serves on a Committee of the Board of Directors will receive an option to purchase 945 shares of the Company's Common Stock annually and each Chairman of each such Committee will receive an additional option to purchase 473 shares of the Company's Common Stock annually. Such options vest on the earlier of (i) one year from the date of grant or (ii) the next annual election of directors. Each such option shall have a term of not more than ten years from the date of vesting and the exercise price per share of Common Stock for such options shall be 100% of the fair market value of the Common Stock as determined under the terms of the Stock Option Plan.

     Options granted under the Stock Option Plan are nontransferable, other than by will or by the laws of descent and distribution, and may be exercised during the optionee's lifetime, only by the optionee, or in the event of optionee's legal incapacity to do so, by the optionee's guardian or legal representative.

EMPLOYMENT AGREEMENTS

     The Company entered into a two-year Employment Agreement with Mr. Padda as of January 1, 1996. The Employment Agreement provides that Mr. Padda shall receive a base salary of $150,000, bonuses based upon the Company's performance as compared to its budget and options to purchase shares of the Company's Common Stock under its Stock Option Plan. Mr. Padda is entitled to severance payments if he is terminated other than for cause. In addition, the Employment Agreement provides that Mr. Padda will be paid his base salary through the term of the Employment Agreement if he is terminated following a change in control of the Company. In addition to provisions relating to Mr. Padda's duties and compensation, the Employment Agreement requires Mr. Padda to assign all inventions he develops in the course of his employment with the Company to the Company, maintain the confidentiality of the Company's proprietary information and refrain from competing with the Company during his employment with the Company and for a period of twelve months thereafter.

     The Company has entered into an Employment Agreement with Mr. Rastogi. The Employment Agreement provides that Mr. Rastogi will receive a base salary of $130,000, bonuses based upon the Company's performance as compared to its business plan and options to purchase shares of the Company's Common Stock under its Stock Option Plan. Mr. Rastogi is entitled to severance payments if he is terminated other than for cause. Mr. Rastogi's Employment Agreement contains a non-competition provision.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of June 14, 1996, for (i) each officer of the Company, (ii) each director of the Company, (iii) each stockholder known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock of the Company and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, the address for each officer, director and 5% stockholder is c/o the Company, 5601 West Howard Street, Niles, Illinois 60714.

                                                                                       PERCENTAGE OF
                                     NUMBER OF SHARES        PERCENTAGE OF        OUTSTANDING SHARES AFTER
    OFFICERS, DIRECTORS OR             BENEFICIALLY        OUTSTANDING SHARES          COMPLETION OF
    5% STOCKHOLDERS                      OWNED(1)           BEFORE OFFERING             OFFERING(2)
    ------------------------------  ------------------     ------------------     ------------------------
    OFFICERS:
    K. Shan Padda(3)..............         430,508                6.945%                    4.949%
    Doron C. Levitas(4)...........         414,828                6.692%                    4.769%
    Anil K. Rastogi, Ph.D(5)......          70,911                1.144%                    0.815%
    Alan E. Jordan(6).............          99,591                1.607%                    1.145%
    Scott Skooglund(7)............           8,273                0.133%                    0.095%
    Donald J. India(8)............          48,850                0.788%                    0.562%
    Joseph Moser(9)...............          14,702                0.237%                    0.169%
    Vincent J. Capponi............               0                0.000%                    0.000%
    DIRECTORS:
    Scott Hodes(10)...............          52,702                0.850%                    0.606%
    Mark Lampert..................               0                0.000%                    0.000%
    William D. Lautman(11)........         166,882                2.692%                    1.918%
    William H. Lomicka(12)........          70,138                1.131%                    0.806%
    Marvin Samson(13).............          12,291                0.198%                    0.141%
    L. Peter Smith(14)............          31,023                0.500%                    0.357%
    Edson W. Spencer, Jr.(15).....         176,630                2.849%                    2.031%
    5% STOCKHOLDERS:
    MSI, Inc.(16).................         758,633               12.238%                    8.721%
    Charles K. Stewart(17)........         843,957               13.615%                    9.702%
    All Officers and Directors
      as a group (15 persons):....       1,597,329               25.768%                   18.363%

- ---------------

 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person holding such options. Assumes that all outstanding shares of Series A Preferred Stock, all shares of Series A Preferred Stock issuable upon exercise of warrants or options exercisable within 60 days, and all outstanding convertible debt plus accrued interest (other than $950,000 principal amount of debt being repaid with the proceeds of the Offering) have been converted into Common Stock.

 (2) Assumes that the Underwriters' over-allotment option to purchase up to 375,000 shares from the Company is not exercised.

 (3) Includes 39,395 shares subject to options exercisable within 60 days.

 (4) Includes 23,637 shares subject to options exercisable within 60 days.

 (5) Includes 70,911 shares subject to options exercisable within 60 days.

 (6) Includes 26,789 shares subject to options exercisable within 60 days.

 (7) Includes 8,273 shares subject to options exercisable within 60 days.

 (8) Includes 37,819 shares subject to options exercisable within 60 days.

 (9) Includes 14,702 shares subject to options exercisable within 60 days.

(10) Includes 20,042 shares subject to options exercisable within 60 days and 46 shares issuable upon exercise of warrants.

(11) Includes 12,291 shares subject to options exercisable within 60 days and 77,199 shares issuable upon exercise of warrants. Excludes 21,977 shares held of record by The Pharmaceutical/Medical Technology Fund, L.P., an investment partnership whose general partners are the owners of EGS Partners, L.L.C. EGS Partners, L.L.C. is an affiliate of EGS Securities Corp. of which Mr. Lautman is a managing director. Mr. Lautman disclaims beneficial ownership of shares owned by The Pharmaceutical/Medical Technology Fund, L.P.

(12) Includes 12,527 shares subject to options exercisable within 60 days and 3,152 shares issuable upon exercise of warrants.

(13) Includes 12,291 shares subject to options exercisable within 60 days. Mr. Samson disclaims beneficial ownership of shares owned by MSI, Inc.

(14) Includes 24,110 shares subject to options exercisable within 60 days.

(15) Includes 19,618 shares subject to options exercisable within 60 days, 1,173 shares issuable upon exercise of warrants, 3,367 shares held of record by Peterson-Spencer-Fansler Company ("PSF Co."), of which Mr. Spencer is a principal, 14,240 shares issuable upon exercise of warrants held by PSF Co., 110,526 shares held by PSF HealthCare Fund, L.P. ("PSF Health") of which Mr. Spencer is the managing partner, 12,088 shares issuable upon exercise of warrants held by PSF Health, and 7,109 shares held of record by Spencer Family Partnership, L.P. Excludes 29,296 shares held of record by Valerie Spencer, Mr. Spencer's wife, and by WHC #145751 Trust, a trust established for the benefit of Mrs. Spencer's family. Mr. Spencer disclaims beneficial ownership of shares owned by Mrs. Spencer and the WHC #145751 Trust.

(16) Includes 318,668 shares issuable upon exercise of warrants. MSI, Inc. disclaims beneficial ownership of shares owned by Marvin Samson. MSI, Inc.'s address is Building 31, Olney Ave., Cherry Hill, New Jersey 08034.

(17) Includes 3,939 shares subject to options exercisable within 60 days, 275,883 shares held of record by Charles K. Stewart Money Purchase Plan, and 522,114 shares held of record by Charles K. Stewart Investments of which Mr. Stewart is a general partner. Mr. Stewart's address is 401 South LaSalle Street, Suite 1502, Chicago, Illinois 60605.

                              CERTAIN TRANSACTIONS

     In May, 1996 the Company entered into an agreement with EGS Securities Corp., ("EGS") of which William D. Lautman, a director of the Company, is a Managing Director, pursuant to which EGS agreed to provide financial advisory services in connection with the Offering. In connection with this agreement, the Company will pay to EGS $150,000 upon successful consummation of the Offering.

     In March, 1996, the Company issued a Convertible Subordinated Debenture to Charles K. Stewart Investments, in the principal amount of $844,500. The debenture bears interest at a rate of 13.22% per annum and would have matured on the date six years from the date of its issuance. On May 21, 1996, Charles K. Stewart Investments agreed to convert the $844,500 principal and $1,014,153 accrued interest and conversion premium, which was calculated in accordance with the terms of the debenture, on the debenture into 354,869 shares of Common Stock effective upon the consummation of this Offering. The conversion price is equal to $5.23757 per share. Also in March, 1996, the Company issued 167,245 shares of Common Stock at $9.80 per share to Charles K. Stewart Investments.

     In March, 1996, the Company issued 100,851 shares of Common Stock to Arie Kalo at $4.76 per share in payment for past engineering consulting services performed by him personally during 1995 and which the Company valued at $480,000. K. Shan Padda and Doron Levitas, each of whom is an officer and director of the Company, together with Arie Kalo each own one-third of the shares of DAK-Tech, Ltd. (an Israeli corporation) which supplies component assemblies and research and development services to the Company, the value of which was $538,544 in 1995.

     In January, 1996, the Company issued a Convertible Subordinated Debenture to William D. Lautman, a director of the Company, in the principal amount of $110,000, of which $60,000 was payment for financial consulting services rendered. The debenture bears interest at a rate equal to 10% per annum until June 30, 1996 and thereafter at a rate of 13.22%. The debenture would have matured on the date six years from the date of its issuance. In February, 1996, William D. Lautman agreed to convert the $110,000 principal into 23,112 shares of Common Stock and to forgo the payment of accrued interest. The conversion price is equal to $4.76 per share.

     In January, 1996, the Company issued a Convertible Subordinated Debenture to Marvin Samson, a director of the Company, in the principal amount of $100,000. The debenture bears interest at a rate of 10% per annum until June 30, 1996. If the principal and interest under the debenture are not paid on such date, then the interest rate will be 13.22% per annum through the date six years from the date of its issuance. The Company may prepay the debenture at any time, provided, however, that if the prepayment occurs after the initial maturity date, the Company shall pay the outstanding principal balance plus a sum equal to the amount of interest which would have been earned if the debenture remained outstanding until the later maturity date.

     In December, 1995, the Company issued a Convertible Subordinated Debenture to Charles Stewart in the principal amount of $100,000. The debenture bears interest at a rate of 13.22% per annum and would have matured on the date six years from the date of its issuance. On May 21, 1996, Charles Stewart agreed to convert the $100,000 principal and $120,088 accrued interest and conversion premium on the debenture, calculated in accordance with the terms of the debenture, into 42,021 shares of Common Stock effective upon the consummation of the Offering. The conversion price is equal to $5.23757 per share.

     On September 26, 1995, the Company entered into an agreement with EGS (the "EGS Agreement") for a period of one year pursuant to which the Company engaged EGS as a financial and business consultant for the Company. Mr. Lautman is a Managing Director of EGS and a director of the Company. The EGS Agreement provides for the payment to EGS of a $180,000 fee, $100,000 of which was to be paid on the effective date of the agreement and $40,000 on each of the sixth and twelfth month anniversaries of the agreement, plus an amount equal to 8% of the proceeds of certain financings (hereinafter the "Success Fee"). Based primarily on management's experience with other financial consultants, the Company believes that the cost to it of the services provided was comparable to what the Company would have paid in an arm's length transaction with an unrelated party. The EGS Agreement was amended in December, 1995 to remove EGS' right to receive the Success Fee. As part of this amendment, the Company agreed to pay EGS an additional $150,000 for services performed prior to the date of the amendment but which were not included in the consulting services previously provided for in the EGS Agreement. An example of the services provided to the

Company by EGS during 1995 but which did not fall within the scope of the original agreement were providing the Company with investor relations and other administrative services. In March 1996, the Company further amended the EGS Agreement. Pursuant to the March amendment, the Company agreed to pay EGS $80,000 in connection with the March 14, 1996 equity financing and both of the Company and EGS were relieved from further rights and obligations under the EGS Agreement including the obligation of the Company to pay EGS the two $40,000 installment payments. As of May 30, 1996, the Company's accrued obligations under the agreement remained unpaid.

     In July and September, 1995, the Company issued Convertible Subordinated Debentures to Charles K. Stewart Money Purchase Plan in the principal amount of $150,000 and $200,000 respectively. The debentures bear interest at a rate of 13.22% per annum and would have matured on the date six years from the date of their issuance. On May 21, 1996, Charles K. Stewart Money Purchase Plan agreed to convert the $350,000 principal and $420,316 accrued interest and conversion premium, calculated in accordance with the terms of the debenture, on the debenture into 147,075 shares of Common Stock effective upon the consummation of the Offering. The conversion price is equal to $5.23757 per share.

     On May 12, 1995, the Company issued warrants in exchange for advisory services to Scott C. Newquist and Robert G. Eccles which gives each of them the right to purchase 87,032 shares of Common Stock at $4.76 per share. The Company valued the services received in exchange for these warrants at $27,618. Messrs. Eccles and Newquist transferred such portion of the rights under their warrants as was necessary to purchase 174,065 shares of Common Stock to Oracle Partners, L.P. for immediate exercise and, in connection therewith, the Company entered into stock appreciation rights agreements with Messrs. Newquist and Eccles. Under the stock appreciation rights agreements, the Company agreed to make each of Messrs. Newquist and Eccles a stock appreciation payment. The payment is to be calculated by multiplying 87,032 by the difference between $4.76 and the per share market price of the stock on the date payment is demanded, up to a maximum of $4.76 per share. Messrs. Newquist and Eccles are principals of Advisory Capital Partners, Inc. of which William D. Lautman, a director of the Company, was also affiliated at the time the parties entered into the stock appreciation rights agreement.

     On May 12, 1995, the Company issued a warrant to purchase 87,032 shares of Common Stock at $4.76 per share to William D. Lautman, a Managing Director of EGS, as compensation for financial services rendered to the Company which services were valued at $13,809. This warrant vested immediately and expires on May 12, 2000. On May 31, 1995, Mr. Lautman exercised the warrant to purchase 21,011 shares of Common Stock at $2.38 per share, pursuant to a re-pricing offered by the Company. Mr. Lautman and retains the right to exercise the warrant for the remaining 66,021 shares of Common Stock at $4.76 per share.

     On September 23, 1994, the Company issued a warrant (the "MSI Warrant") to MSI, Inc. which initially gave MSI, Inc., a subsidiary of Marsam Pharmaceuticals Inc. of which Marvin Samson, a director of the Company, is President and a director, the right to purchase up to 472,739 shares of Series A Preferred Stock. On May 8, 1995, such portion of the rights under the MSI Warrant as was necessary to acquire 84,043 shares of Series A Preferred Stock was transferred to each of Charles K. Stewart Money Purchase Plan and John Stafford for immediate exercise. In connection with the transfer, the Company entered into a stock appreciation rights agreement with MSI, Inc. pursuant to which the Company agreed to make MSI, Inc. a stock appreciation payment. The payment is to be calculated by multiplying 168,085, which constitutes the number of shares exercised under the MSI Warrant, by the difference between $4.76 and the per share market price of the stock on the date payment is demanded, up to a maximum of $4.76 per share. Pursuant to the MSI Warrant, after giving effect to conversion of Series A Preferred Stock to Common Stock, MSI, Inc. currently has the right to purchase 318,668 shares of Common Stock at $4.55 per share.

     On November 14, 1991, the Company lent Alan Jordan, currently its Executive Vice President of Sales and Marketing, $112,500 to purchase 135,000 shares of the Company's Common Stock. This note accrues interest at a rate of 5.89% and the principal of and accrued interest on this note are due and payable on June 30, 1997. As of March 31, 1996, the principal of and accrued and unpaid interest on this note amounted to $141,514.

     Scott Hodes, a director of the Company, is a senior partner at the Chicago law firm of Ross & Hardies and provides legal services as corporate counsel to the Company.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately prior to the issuance of the shares offered hereby, the authorized capital of the Company will consist of 25,000,000 shares of Common Stock, par value $0.01 per share, and 12,500,000 shares of Preferred Stock, par value $0.01 per share. See "Risk Factors -- Control by Directors, Executive Officers and Affiliated Entities" and "-- Impact of Anti-Takeover Measures; Possible Issuance of Preferred Stock; Classified Board."

COMMON STOCK

     As of May 30, 1996, assuming no exercise of outstanding options or warrants or conversion of Series A Preferred Stock or convertible debt, there were 2,133,103 shares of Common Stock outstanding, held of record by approximately 90 stockholders. The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The outstanding shares of the Common stock are fully paid and nonassessable. No preemptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the Common Stock.

PREFERRED STOCK

     Upon the consummation of the Offering, no shares of Preferred Stock will be outstanding. The Company's Board of Directors is authorized, without further stockholder action, to issue Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the Preferred Stock.

     Although there is no current intention to do so, the Board of Directors of the Company may, without stockholder approval, issue shares of a class or series of Preferred Stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

WARRANTS

     As of May 30, 1996, there were warrants outstanding to purchase 604,046 shares of Common Stock at a weighted average exercise price of $4.59 per share. The warrants were issued in exchange for services or in connection with the issuance of debt securities by the Company. All of the warrants are currently exercisable. The warrants will expire by their terms at times ranging from November, 1996 to November, 2000.

REGISTRATION RIGHTS

     The Company has entered into a Registration Rights Agreement (the "Registration Rights Agreement") which may, in certain circumstances, be applicable to the holders of the equivalent of approximately 1,591,390 shares of Common Stock (the "Rights Holders"). In order for the Rights Holders to effect a demand for registration, the Registration Rights Agreement requires that the holders of more than 25% of all of the shares held under the Registration Rights Agreement request such registration. An unlimited number of demands may be made; however, the Company has an obligation to complete only two registrations at the demand of Rights Holders. In addition to demand registration rights, Rights Holders have unlimited "piggyback" registration rights pursuant to which the Rights Holders will have the right to request that the Company register shares of Common Stock under the Act at the expense of the Company, unless in connection with an underwritten public offering, the managing underwriter is of the opinion that inclusion of the shares of Common Stock to which the Rights Holders request registration would have an adverse impact on the marketing of the securities to be sold in such public offering. The Rights Holders have waived their rights with respect to the Offering and have agreed not to demand registration of any of their shares during any time during which the Rights Holders are subject to the terms of a Lock-Up Agreement with the Company. The holders of 24,377 shares of Common Stock and the holders of warrants to purchase 87,127 shares of Common Stock have registration rights equivalent to those contained in the Registration Rights Agreements. In addition, the holders of warrants to purchase 7,832 shares of Common Stock have piggyback registration rights. The holders of these registration rights have also waived their rights with respect to the Offering and have agreed not to demand registration of any of their shares during any time during which such holders are subject to the terms of a Lock-Up Agreement with the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is LaSalle National Trust, N.A., Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 7,679,712 shares of Common Stock. Of these shares, the 2,500,000 shares of Common Stock sold in the Offering will be freely tradable without restriction under the Act, unless held by "affiliates" of the Company (as that term is defined in the Act and regulations promulgated thereunder).

     The shares of Common Stock issued and outstanding prior to the Offering were acquired by existing stockholders without registration under the Act in reliance upon exemptions from registration and are "restricted securities" for purposes of the Act. These shares may not be sold unless they are registered under the Act or unless an exemption from registration, such as the exemption provided by Rule 144 under the Act, is available.


     The Company and the holders of substantially all of the capital stock of the Company, or securities exercisable into such capital stock, have agreed not to offer, pledge, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose or announce any offer, sale, grant of any option to purchase or other disposition of, directly or indirectly, any Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, until 180 days following the date of the final prospectus relating to the Offering without the prior written consent of Bear, Stearns & Co. Inc. ("Bear, Stearns"), subject to certain exceptions.



     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned "restricted securities" for at least two but less than three years, and any affiliate of the Company who has owned shares for at least two years, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Such sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder who is not an affiliate of the Company at the time of the sale and for at least 90 days prior to a proposed transaction and who has beneficially owned "restricted securities" for at least three years is entitled to sell such shares under Rule 144 without regard to the limitations described above. In addition, Rule 701 permits persons who purchase shares upon exercise of options granted prior to the effective date of the Offering to sell such shares without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Substantially all of the shares underlying options that could be sold pursuant to Rule 701 are subject to the 180-day lock-up agreement described above.


     The Company anticipates that it will file a registration statement on Form S-8 under the Act to register all of the shares of Common Stock issued or reserved for future issuance under the Stock Option Plan and certain other options currently outstanding to employees of the Company. After the effective date of that registration statement, shares purchased upon exercise of options covered by such registration statement generally would be available for resale in public market (subject to the Lock-Up Agreement).

     Beginning 180 days after the Effective Date, approximately 3,200,000 of the shares of Common Stock outstanding before the Offering will become eligible for sale under Rule 144 or Rule 701 promulgated under the Act. In addition, beginning 180 days after the Effective Date, an additional approximately 615,000 shares subject to vested stock options and warrants will become eligible for sale under Rule 144 or Rule 701 promulgated under the Act. See "Shares Eligible for Future Sale" and "Dilution."

     The holders of certain of the Company's outstanding securities also have the benefit of a Registration Rights Agreement which provides that, subject to certain conditions, certain holders of the Company's outstanding securities have rights with respect to registration under the Act. See "Description of Capital Stock -- Registration Rights."

     Prior to the Offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that public sales of shares or the availability of such shares will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could have an adverse impact on the market price of Common Stock.

                                  UNDERWRITING

     Subject to certain terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom Bear, Stearns & Co. Inc., Salomon Brothers Inc and Barington Capital Group, L.P. ("Barington") are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company an aggregate of 2,500,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:


                                                                                NUMBER OF
                                   UNDERWRITER                                   SHARES
    --------------------------------------------------------------------------  ---------
    Bear, Stearns & Co. Inc. .................................................    525,000
    Salomon Brothers Inc .....................................................    525,000
    Barington Capital Group, L.P. ............................................    525,000
    Alex. Brown & Sons Incorporated...........................................     50,000
    CS First Boston Corporation...............................................     50,000
    Cowen & Company...........................................................     50,000
    Deutsche Morgan Grenfell/C.J. Lawrence Inc. ..............................     50,000
    Donaldson, Lufkin & Jenrette Securities Corporation.......................     50,000
    EVEREN Securities, Inc. ..................................................     50,000
    Hambrecht & Quist LLC.....................................................     50,000
    Montgomery Securities.....................................................     50,000
    Morgan Stanley & Co. Incorporated.........................................     50,000
    Robertson, Stephens & Company LLC.........................................     50,000
    Schroder Wertheim & Co. Incorporated......................................     50,000
    Smith Barney Inc. ........................................................     50,000
    Advest, Inc. .............................................................     25,000
    William Blair & Company, L.L.C. ..........................................     25,000
    Brean Murray, Foster Securities Inc. .....................................     25,000
    C.L. King & Associates, Inc. .............................................     25,000
    McDonald & Company Securities, Inc. ......................................     25,000
    Needham & Company, Inc. ..................................................     25,000
    Piper Jaffray Inc. .......................................................     25,000
    Raymond James & Associates, Inc. .........................................     25,000
    Rodman & Renshaw, Inc. ...................................................     25,000
    Sutro & Co. Incorporated..................................................     25,000
    Van Kasper & Company......................................................     25,000
    Vector Securities International, Inc. ....................................     25,000
    Wheat First Butcher Singer................................................     25,000
                                                                                ---------
              Total...........................................................  2,500,000
                                                                                =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to approval of certain legal matters by counsel and to certain other conditions precedent. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than shares of Common Stock covered by the over-allotment option described below) must be so purchased.


     Prior to the Offering, there has been no established public trading market for the Common Stock. The initial price to the public for the Common Stock offered hereby has been determined in negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations have been the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering, and the recent market prices of securities of generally comparable companies. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial offering price.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has been advised by the Representatives that the Underwriters propose to offer the Common Stock to the public initially at the price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed $0.42 per share. The Underwriters may allow, and such dealers may allow, discounts not in excess of $0.10 per share to any Underwriter and certain other dealers.


     The Company has granted to the Underwriters an option to purchase up to an aggregate of 375,000 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions solely to cover overallotments. Such option may be exercised at any time until 30 days after the date of the final Prospectus relating to the Offering. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriters' initial commitment as indicated in the preceding table.


     The Company, all of its directors and executive officers, and the holders of substantially all of the capital stock of the Company, or securities convertible or exercisable into such capital stock, have agreed not to offer, pledge, issue, sell, contract to sell, grant any option to purchase or otherwise dispose (or announce any offer, sale, grant of any option to purchase or other disposition) of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock for a period of 180 days after the date of the final Prospectus relating to the Offering, without the prior written consent of Bear, Stearns.


     The Underwriters do not intend to sell shares of Common Stock to any account over which they exercise discretionary authority.


     At the request of the Company, the Underwriters have reserved 125,000 shares of Common Stock for sale at the public offering price to employees and directors of the Company, certain of the Company's suppliers and distributors and certain other parties. The number of shares available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares not so purchased will be released for sale by the Underwriters to the general public no later than the closing date of the Offering on the same terms as the other shares offered hereby. Reserved shares purchased by such individuals will, except as restricted by applicable securities laws, be available for resale following the Offering.


     Pursuant to the terms of a Letter Agreement dated March 12, 1996 as amended on May 29, 1996, Barington has been engaged as a financial advisor to the Company and shall receive as compensation therefor a fee of $50,000 upon the earlier of the consummation of the Offering and December 31, 1996. In addition, Barington will be reimbursed for certain expenses expected to be approximately $15,000.


     In May, 1996, the Company engaged EGS as a financial advisor to the Company in connection with the Offering. EGS shall receive as compensation for its service a fee of $150,000 upon successful consummation of the Offering. The Company also paid to EGS consulting fees under the EGS Agreement. See "Certain Transactions." EGS is not an underwriter of this Offering and is not related to any underwriter.


     Stephen Raphael, an employee and director of Bear, Stearns, beneficially owns 10,505 shares of Common Stock, and Kenneth Lebow, an employee of Bear, Stearns, beneficially owns 10,988 shares of Common Stock of the Company.

                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock of the Company offered hereby will be passed upon for the Company by Ross & Hardies, Chicago, Illinois. A partner of Ross & Hardies beneficially owns 52,702 shares of the Company's Common Stock. O'Sullivan Graev & Karabell, LLP, New York, New York, has acted as counsel to the Underwriters in connection with the Offering.

                                    EXPERTS

     The financial statements and schedule of the Company as of December 31, 1994 and 1995 and for each of the years in the three year period ended December 31, 1995 have been included herein and elsewhere in the

Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing herein, and upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission.

                              SABRATEK CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996....................  F-3
Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996..................................  F-4
Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and
  1995
  and the three months ended March 31, 1996...........................................  F-5
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996..................................  F-6
Notes to Financial Statements.........................................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sabratek Corporation:

     We have audited the accompanying balance sheets of Sabratek Corporation as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sabratek Corporation as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
April 8, 1996, except as to Note 17
  which is as of June 10, 1996.

                              SABRATEK CORPORATION

                                 BALANCE SHEETS


                                                            DECEMBER 31,                          PRO FORMA
                                                      -------------------------    MARCH 31,      MARCH 31,
                                                         1994          1995           1996           1996
                                                      ----------   ------------   ------------   ------------
                                                                                  (UNAUDITED)    (UNAUDITED)
ASSETS
Current assets:
  Cash..............................................  $  764,762   $      8,027   $  1,252,896   $  1,252,896
  Receivables:
    Trade, net of allowance for doubtful accounts of
      $-0- and $187,969 at December 31, 1994 and
      1995, respectively............................     569,432        766,445      1,455,864      1,455,864
    Due from related party (note 4).................     486,338        575,974        673,735        673,735
    Other...........................................     123,959             --             --             --
                                                      ----------   ------------   ------------   ------------
         Total receivables..........................   1,179,729      1,342,419      2,129,599      2,129,599
                                                      ----------   ------------   ------------   ------------
  Inventories (note 2)..............................     635,085      1,825,411      2,022,351      2,022,351
  Other current assets..............................      96,488         50,737        170,028        170,028
                                                      ----------   ------------   ------------   ------------
Total current assets................................   2,676,064      3,226,594      5,574,874      5,574,874
                                                      ----------   ------------   ------------   ------------
Property, plant, and equipment, net (note 3)........     447,686        901,728        874,406        874,406
Advances to stockholders (note 4)...................     162,306             --             --             --
Organizational costs, net...........................       1,179             --             --             --
Other...............................................      50,828         50,828         50,828         50,828
                                                      ----------   ------------   ------------   ------------
                                                      $3,338,063   $  4,179,150   $  6,500,108   $  6,500,108
                                                      ==========   ============   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short-term debt (note 6)..........................  $       --   $    621,021   $    301,393   $    301,393
  Current portion of capital lease obligations (note
    9)..............................................      87,942        150,848        150,848        150,848
  Current portion of long-term debt (note 7)........       3,200          3,200          3,200          3,200
  Accounts payable..................................     854,199      2,377,159      1,265,258      1,265,258
  Accrued expenses:
    Payroll and commissions.........................      77,967        191,086        330,588        330,588
    Warranty........................................     130,881        229,263        229,263        229,263
    Other...........................................     103,004        286,990        212,344        212,344
  Deferred rent.....................................      12,068         31,322         31,322         31,322
  Deferred revenue..................................          --        125,000        125,000        125,000
  Stock appreciation rights payable.................          --             --      1,628,463      1,628,463
  Due to affiliated company.........................     407,674        311,811        322,423        322,423
                                                      ----------   ------------   ------------   ------------
Total current liabilities...........................   1,676,935      4,327,700      4,600,102      4,600,102
                                                      ----------   ------------   ------------   ------------
Long-term capital lease obligations (note 9)........     156,584        149,334        108,816        108,816
Long-term debt (note 7).............................     306,960      2,362,293      3,365,993        353,200
Accrued interest....................................      46,757        160,630        227,755             --
                                                      ----------   ------------   ------------   ------------
Total liabilities...................................   2,187,236      6,999,957      8,302,666      5,062,118
                                                      ----------   ------------   ------------   ------------
Stockholders' equity (deficit):
  Convertible preferred stock, $.01 par value.
    Authorized 12,500,000 shares; issued and
    outstanding 1,317,715 and 1,768,129 shares at
    December 31, 1994 and 1995, respectively........      13,177         17,681         17,681             --
  Common stock, $.01 par value. Authorized
    25,000,000 shares; issued and outstanding
    1,510,395 and 1,718,458 shares at December 31,
    1994 and 1995, respectively.....................      15,104         17,185         21,331         51,797
  Additional paid-in capital........................   8,650,555     10,708,671     13,438,512     16,666,275
  Note receivable from stockholder (note 4).........    (112,500)      (112,500)      (112,500)      (112,500)
  Accumulated deficit...............................  (7,415,509)   (13,451,844)   (15,167,582)   (15,167,582)
                                                      ----------   ------------   ------------   ------------
Total stockholders' equity (deficit)................   1,150,827     (2,820,807)    (1,802,558)     1,437,990
                                                      ----------   ------------   ------------   ------------
Commitments.........................................          --             --             --             --
                                                      ----------   ------------   ------------   ------------
                                                      $3,338,063   $  4,179,150   $  6,500,108   $  6,500,108
                                                      ==========   ============   ============   ============


                See accompanying notes to financial statements.

                              SABRATEK CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                               THREE MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,                     MARCH 31,
                              -----------------------------------------    --------------------------
                                 1993           1994           1995           1995           1996
                              -----------    -----------    -----------    -----------    -----------
                                                                                  (UNAUDITED)
Net sales...................  $ 1,228,921    $ 3,314,599    $ 4,039,797    $   930,125    $ 2,944,090
Cost of sales...............    1,634,426      2,480,369      2,901,818        717,614      1,455,638
                              -----------    -----------    -----------    -----------    -----------
Gross margin (loss).........     (405,505)       834,230      1,137,979        212,511      1,488,452
Selling, general, and
  administrative expenses...    2,410,873      4,107,588      6,873,934      1,730,770      1,476,754
                              -----------    -----------    -----------    -----------    -----------
Operating income (loss).....   (2,816,378)    (3,273,358)    (5,735,955)    (1,518,259)        11,698
Other income (expense):
  Interest income...........        7,682         19,340         12,607          3,782          2,182
  Interest expense..........      (19,948)      (260,494)      (222,491)       (11,153)      (103,755)
  Other.....................        8,000        (40,311)       (90,496)       (21,325)    (1,625,863)
                              -----------    -----------    -----------    -----------    -----------
Net loss....................  $(2,820,644)   $(3,554,823)   $(6,036,335)   $(1,546,955)   $(1,715,738)
                              ===========    ===========    ===========    ===========    ===========
Pro forma net loss..........           --             --    $(5,922,468)                  $(1,638,623)
                                                            ===========                   ===========
Weighted average shares
  outstanding...............                                  6,609,571                     6,609,571
                                                            ===========                   ===========
Pro forma net loss per
  share.....................                                $      (.90)                  $      (.25)
                                                            ===========                   ===========

                See accompanying notes to financial statements.

                              SABRATEK CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                           CONVERTIBLE                                                                                  TOTAL
                         PREFERRED STOCK           COMMON STOCK        ADDITIONAL                                   STOCKHOLDERS'
                       --------------------    --------------------      PAID-IN         NOTE       ACCUMULATED        EQUITY
     DESCRIPTION        SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL      RECEIVABLE      DEFICIT         (DEFICIT)
- ---------------------  ---------    -------    ---------    -------    -----------    ----------    ------------    -------------
Balance at December
  31, 1992...........         --    $   --     1,398,046    $13,980    $ 1,528,935    $ (112,500)   $ (1,040,042)    $   390,373
Issuance of common
  stock, net of
  $28,897 of offering
  costs..............         --        --       112,349     1,124       1,217,728            --             --        1,218,852
Net loss.............         --        --            --        --              --            --      (2,820,644)     (2,820,644)
                       ---------    -------    ---------    -------    -----------     ---------    ------------     -----------
Balance at December
  31, 1993...........         --        --     1,510,395    15,104       2,746,663      (112,500)     (3,860,686)     (1,211,419)
Conversion of
  short-term
  convertible
  subordinated
  debentures to
  convertible
  preferred stock....    635,815     6,358            --        --       3,019,802            --             --        3,026,160
Issuance of
  convertible
  preferred stock,
  net of $354,596 of
  offering costs.....    681,900     6,819            --        --       2,884,090            --             --        2,890,909
Net loss.............         --        --            --        --              --            --      (3,554,823)     (3,554,823)
                       ---------    -------    ---------    -------    -----------     ---------    ------------     -----------
Balance at December
  31, 1994...........  1,317,715    13,177     1,510,395    15,104       8,650,555      (112,500)     (7,415,509)      1,150,827
Issuance of
  convertible
  preferred stock and
  warrants, net of
  $76,758 of offering
  costs..............    202,963     2,030            --        --         887,207            --             --          889,237
Issuance of preferred
  stock in exchange
  for services
  rendered...........        728         7            --        --           3,458            --             --            3,465
Exercise of stock
  options............         --        --         9,621        96          33,623            --             --           33,719
Exercise of stock
  warrants...........    246,723     2,467       198,442     1,985       1,054,928            --             --        1,059,380
Issuance of common
  stock warrants.....         --        --            --        --          78,900            --             --           78,900
Net loss.............         --        --            --        --              --            --      (6,036,335)     (6,036,335)
                       ---------    -------    ---------    -------    -----------     ---------    ------------     -----------
Balance at December
  31, 1995...........  1,768,129    17,681     1,718,458    17,185      10,708,671      (112,500)    (13,451,844)     (2,820,807)
                       ---------    -------    ---------    -------    -----------     ---------    ------------     -----------
Issuance of common
  stock in exchange
  for services
  rendered...........         --        --       124,488     1,245         591,255            --             --          592,500
Conversion of
  subordinated
  convertible
  debentures to
  common stock.......         --        --       122,912     1,229         583,771            --             --          585,000
Issuance of Common
  Stock, net of
  offering costs of
  $83,274............         --        --       167,245     1,672       1,554,815                                     1,556,487
Net loss.............         --        --            --        --              --            --      (1,715,738)     (1,715,738)
                       ---------    -------    ---------    -------    -----------     ---------    ------------     -----------
Balance at March 31,
  1996 (unaudited)...  1,768,129    $17,681    2,133,103    $21,331    $13,438,512    $ (112,500)   $(15,167,582)    $(1,802,558)
                       =========    =======    =========    =======    ===========     =========    ============     ===========

                 See accompanying notes to financial statements

                              SABRATEK CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                         THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                   MARCH 31,
                                            ---------------------------------------   -------------------------
                                               1993          1994          1995          1995          1996
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss................................  $(2,820,644)  $(3,554,823)  $(6,036,335)  $(1,546,955)  $(1,715,738)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Depreciation and amortization.........       68,245        89,483       185,562        35,769        68,658
    Loss on sale of property, plant, and
      equipment...........................           --        63,498            --            --            --
    Expenses paid with issuance of
      preferred stock.....................           --            --         3,465            --            --
    Expenses paid with issuance of
      warrants............................           --            --        35,700            --            --
    Stock appreciation rights expense.....           --            --            --            --     1,628,463
    Provision for bad debts...............           --            --       187,969        19,180        17,274
    Changes in assets and liabilities:
      Receivables.........................      (29,371)     (509,268)     (350,659)      193,584      (804,454)
      Inventories.........................     (133,525)      (90,479)   (1,190,326)     (189,715)     (196,940)
      Advances to stockholders............      (44,313)      (11,827)      162,306        14,483            --
      Accounts payable....................      220,640       147,883     1,522,960       226,005      (519,401)
      Accrued expenses....................       48,414       139,010       509,360        15,234       131,981
      Deferred rent.......................           --         3,535        19,254            --            --
      Deferred revenue....................           --            --       125,000            --            --
      Due to affiliated company...........      174,408       238,732       (95,863)       (9,019)       10,612
      Other...............................       (4,558)     (124,196)       45,751         3,056      (119,291)
                                            -----------   -----------   -----------   -----------   -----------
Net cash used in operating activities.....   (2,520,704)   (3,608,452)   (4,875,856)   (1,238,378)   (1,498,836)
                                            -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchases of property, plant, and
    equipment.............................     (143,217)     (249,824)     (458,857)     (211,971)      (41,336)
  Proceeds from sale of property, plant,
    and equipment.........................           --       182,611            --            --            --
                                            -----------   -----------   -----------   -----------   -----------
Net cash used in investing activities.....     (143,217)      (67,213)     (458,857)     (211,971)      (41,336)
                                            -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of short-term
    debt..................................    2,010,000       860,000       621,021       363,028            --
  Repayment of short-term debt............     (380,922)      (25,000)           --            --      (319,628)
  Repayment of long-term debt.............       (2,640)       (3,200)       (3,200)         (560)         (800)
  Proceeds from issuance of long-term
    debt..................................      316,000            --     2,058,533            --     1,589,500
  Payments of capital lease obligations...           --       (45,880)     (123,912)      (15,354)      (40,518)
  Proceeds from sale of common stock,
    net...................................    1,218,852            --       505,963            --     1,556,487
  Proceeds from sale of convertible
    preferred stock, net..................           --     3,072,069     1,519,573       384,955            --
                                            -----------   -----------   -----------   -----------   -----------
Net cash provided by financing
  activities..............................    3,161,290     3,857,989     4,577,978       732,069     2,785,041
                                            -----------   -----------   -----------   -----------   -----------
Increase (decrease) in cash...............      497,369       182,324      (756,735)     (718,280)    1,244,869
Cash at beginning of year.................       85,069       582,438       764,762       764,762         8,027
                                            -----------   -----------   -----------   -----------   -----------
Cash at end of year.......................  $   582,438   $   764,762   $     8,027   $    46,482   $ 1,252,896
                                            ===========   ===========   ===========   ===========   ===========

                See accompanying notes to financial statements.

                              SABRATEK CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of the Business

     Sabratek Corporation (the Company) designs and manufactures electronic medical infusion pumps. Sales of the infusion pumps are made primarily through a nationwide network of specialty distributors.

  (b) Revenue Recognition

     Revenues are recognized when products are shipped with allowances for discounts and estimated returns recorded at the time of sale. Contract revenue from research agreements is recorded when earned and as the related costs are incurred. Payments received which are related to future performance are deferred and recognized as revenue when earned over future performance periods.

  (c) Inventories

     Inventories are stated at the lower of cost or net realizable value. Cost is determined under the first-in, first-out (FIFO) method.

  (d) Property, Plant, and Equipment

     Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives. The estimated useful lives of the machinery and equipment range from 3 to 5 years. The estimated useful lives of furniture and fixtures is 7 years. Leasehold improvements are amortized over the life of the lease.

  (e) Warranty

     The provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience.

  (f) Research and Development

     Research and development costs are expensed as incurred. Research and development costs amounted to $713,218, $1,098,167 and $2,193,508 in 1993, 1994
and 1995, respectively.

  (g) Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              SABRATEK CORPORATION

  (i) Computation of Pro forma Net Loss per Share

     The Company has presented pro forma net loss per share for the year ended December 31, 1995 in lieu of historical net loss per share as such historical information is not meaningful due to the conversion of the convertible preferred stock and convertible subordinated debentures in connection with this offering. The pro forma net loss per share has been computed assuming (a) the conversion of the debt occurred at the beginning of each of the applicable periods resulting in interest savings and (b) the weighted average number of common shares outstanding for each period have been adjusted to give effect to the conversion of all outstanding shares of convertible preferred stock and convertible subordinated debentures and inclusion of stock, convertible subordinated debentures, stock options and warrants for common stock and convertible preferred stock granted by the Company for consideration below the proposed public offering price during the twelve months immediately preceding the offering date as if they were outstanding for all periods presented, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83. Other common equivalent shares from stock options and warrants are excluded from the computation because their effect is antidilutive.

  (j) Pro-forma presentation (unaudited)

     The March 31, 1996 pro forma balance sheet is presented giving effect to the conversion of all outstanding shares of convertible preferred stock into 1,838,114 shares of common stock. In addition to the preferred conversion, $3,012,793 of principal of the convertible debt and $3,409,245 of related accrued interest has been converted at their respective conversion rates into 1,202,982 shares of common stock. The accrued interest for purposes of the pro forma calculation includes accrued interest to the date of conversion plus the interest that would have been earned if the debentures remained outstanding until the maturity date as provided for in the debenture agreements.

  (k) Interim Financial Statements

     The financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited. In the opinion of management, the unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations for such periods. Results of operations for interim periods are not necessarily indicative of results that will be achieved for the entire year.

(2) INVENTORIES

     Inventories at December 31 is as follows:

                                                                     1994          1995
                                                                   --------     ----------
    Raw materials................................................  $508,638     $1,228,594
    Work-in-process..............................................    88,211        195,981
    Finished goods...............................................    38,236        400,836
                                                                   --------     ----------
                                                                   $635,085     $1,825,411
                                                                   ========     ==========

                              SABRATEK CORPORATION

(3) PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment at December 31 is as follows:

                                                                     1994          1995
                                                                   --------     ----------
    Machinery and equipment....................................    $161,962     $  725,694
    Furniture and fixtures.....................................     220,376        278,168
    Leasehold improvements.....................................     114,035        130,936
                                                                   --------     ----------
                                                                    496,373      1,134,798
    Less accumulated depreciation and amortization.............      48,687        233,070
                                                                   --------     ----------
                                                                   $447,686     $  901,728
                                                                   ========     ==========

     Depreciation expense for years ended December 31, 1993, 1994 and 1995 amounted to $65,401, $86,639 and $184,383, respectively.

(4) TRANSACTIONS WITH STOCKHOLDERS

     A stockholder who is an officer of the Company owes $162,306 and $-0- at December 31, 1994 and 1995, respectively, which is primarily an advance on sales commissions. An additional receivable of $112,500 is outstanding as of December 31, 1994 and 1995, resulting from the exercise of a stock option. Such amount is reflected as a reduction of stockholders' equity and is supported by a promissory note which is due June 30, 1997 and accrues interest at 5.89% annually.

     Several officers of Sabratek customers are stockholders of Sabratek. These officers own in the aggregate 44,122 shares of common stock. These customers accounted for $417,699, $1,448,722 and $1,213,552 of sales for the years ended December 31, 1993, 1994 and 1995, respectively, and $486,338 and $575,974 of accounts receivable as of December 31, 1994 and 1995, respectively.

(5) AFFILIATED COMPANY

     The Company is affiliated through common ownership with Dak-Tech Ltd., an Israeli company. Dak-Tech Ltd. provides the Company with research and development activities. 67% of the Dak-Tech Ltd. stock is owned by two stockholders of Sabratek. Amounts included as research and development expense were $70,007, $271,166, and $44,585 for the years ended December 31, 1993, 1994 and 1995, respectively. Amounts included as cost of sales were $378,251, $748,652 and $493,959 for the years ended December 31, 1993, 1994 and 1995, respectively. As of December 31, 1994 and 1995 the Company was indebted to Dak-Tech Ltd. for receipts of various inventory components and research and development activities in the amount of $407,674 and $311,811, respectively.

(6) SHORT-TERM DEBT

     In 1993 and 1994, the Company issued short-term convertible subordinated debentures totaling $2,870,000. Such debentures bore interest at prime plus 2% and matured nine months from the issue date. On September 23, 1994 $2,845,000 of the short-term convertible subordinated debenture agreements, including the related accrued interest of $181,160, were converted into 635,815 shares of Series A convertible preferred stock at a conversion rate of $4.76 per share. The remaining $25,000 of debentures which were not converted were repaid on September 23, 1994.

     In February, 1995, the Company entered into a General Loan and Security Agreement with Sterling Business Credit (Sterling), pursuant to which, Sterling holds a first security interest in accounts receivable, as well as other assets, of the Company. Under the terms of the agreement, the Company had outstanding borrowings of $621,021 as of December 31, 1995. Interest at prime plus 3.5% is payable monthly. The Company violated a covenant under the terms of the agreement during the quarter ended December 31, 1995. Sterling has provided a waiver of this covenant violation for the quarter ended December 31, 1995 and through March 31, 1996.

                              SABRATEK CORPORATION

(7) LONG-TERM DEBT

     Long-term debt is comprised of the following:

                                                                      1994        1995
                                                                    --------    ---------
    Convertible subordinated debentures:
      $200,000 principal and interest payable June 1997 at a rate of 10.35%, convertible by the holder into common stock at
         a price of $7.17 per share...............................  $200,000    $ 200,000
      $100,000 principal and interest payable August 1997 at a
         rate of 10.35%, convertible by the holder into common
         stock at a price of $7.17 per share......................   100,000      100,000
      $600,000 principal and interest payable July 2001 at a rate of 13.22%, convertible by the holder into common stock at
         a price of $5.24 per share...............................        --      600,000
      $925,000 principal and interest payable September 2001 at a rate of 13.22%, convertible by the holder into common
         stock at a price of $5.24 per share......................        --      925,000
      $200,000 principal and interest payable December 2001 at a rate of 13.22%, convertible by the holder into common
         stock at a price of $5.24 per share......................        --      200,000
      $50,000 principal and interest payable on the earlier to
         occur of the closing of an offering of $1,000,000 of 10%
         senior secured promissory notes or December 4, 2001;
         interest at a rate of 10% through June 30, 1996 and
         13.22% thereafter........................................        --       50,000
    Subordinated debentures:
      $175,000 principal payable in installments in March 1998,
         1999, and 2000, interest at a rate of 15% payable in
         common stock on each anniversary date at a price of $4.76
         per share, with warrants to purchase common stock
         attached, secured by all assets of the Company...........        --      175,000
      $75,000 principal payable in installments in March 1998,
         1999, and 2000, interest at a rate of 15% payable
         monthly, with warrants to purchase common stock attached,
         secured by all assets of the Company.....................        --       75,000
    Other.........................................................    10,160       40,493
                                                                    --------    ----------
    Total debt....................................................   310,160    2,365,493
    Less current portion..........................................     3,200        3,200
                                                                    --------    ----------
    Long-term debt................................................  $306,960    $2,362,293
                                                                    ========    ==========

     The conversion price for the convertible subordinated debentures due June 1997 and August 1997 was changed during 1995. The previous conversion price of $11.90 per share was reduced to $7.17 per share which was the fair market value on the date of change.

                              SABRATEK CORPORATION

     The principal amounts of long-term debt maturing in each of the five years subsequent to December 31, 1995 and thereafter are as follows:

                                   YEAR ENDING
                                  DECEMBER 31,                                   AMOUNT
      ---------------------------------------------------------------------    ----------
         1996..............................................................    $    3,200
         1997..............................................................       303,200
         1998..............................................................           800
         1999..............................................................        83,333
         2000..............................................................        83,333
         Thereafter........................................................     1,891,627
                                                                               ----------
                                                                               $2,365,493
                                                                               ==========

(8) INCOME TAXES

     A deferred tax asset stemming from the Company's net operating loss carryforward, research and development credit carryforward, and other accruals has been reduced by a valuation account to zero due to uncertainties regarding the utilization of the deferred assets. The deferred tax asset and the corresponding valuation allowance were approximately $2,742,340 and $5,201,542 as of December 31, 1994 and 1995, respectively.

     The sale of the Company's common stock will result in an ownership change for the Company, as defined for tax purposes. As a result an annual limitation will be placed on the utilization of the existing net operating loss carryforwards and credit carryforwards. This limitation may cause a portion of the existing net operating loss and credit carryforwards to expire prior to utilization.

     The net operating loss and research and development credit carryforwards will expire as follows:

                                                                     NET          RESEARCH
                                                                  OPERATING          AND
                                                                    LOSS         DEVELOPMENT
                                                                 -----------     -----------
    2005.......................................................  $    42,000      $      --
    2006.......................................................      128,000             --
    2007.......................................................      794,000          2,000
    2008.......................................................    2,500,000         47,000
    2009.......................................................    3,341,000         53,000
    2010.......................................................    5,668,000         86,000
                                                                 -----------      ---------
    Total......................................................  $12,473,000      $ 188,000
                                                                 ===========      =========

     The net deferred tax assets are summarized at December 31 as follows:

                                             1992         1993          1994          1995
                                           ---------   -----------   -----------   -----------
    Deferred tax assets:
      Net operating loss carryforwards...  $ 374,032   $ 1,344,032   $ 2,640,340   $ 4,839,542
      Research and development credit
         carryforwards...................         --            --       102,000       188,000
      Other..............................         --            --            --       174,000
                                           ---------   -----------   -----------   -----------
                                             374,032     1,344,032     2,742,340     5,201,542
    Less: Valuation allowance............   (374,032)   (1,344,032)   (2,742,340)   (5,201,542)
                                           ---------   -----------   -----------   -----------
    Net deferred taxes...................  $      --   $        --   $        --   $        --
                                           =========   ===========   ===========   ===========

                              SABRATEK CORPORATION

(9) LEASES

     The following summarizes assets held under capital leases which are included in property, plant, and equipment as of December 31, 1994 and 1995:

                                                                       1994         1995
                                                                     --------     --------
    Machinery and equipment........................................  $ 82,379     $239,839
    Furniture and fixtures.........................................   159,665      181,750
    Leasehold improvements.........................................    48,363       48,386
                                                                     --------     --------
                                                                      290,407      469,975
    Less accumulated depreciation..................................    21,935       94,316
                                                                     --------     --------
                                                                     $268,472     $375,659
                                                                     ========     ========

     The Company also leases various facilities under noncancelable operating lease arrangements. Rent expense charged to operations for the years ended December 31, 1993, 1994 and 1995 amounted to $68,082, $121,632 and $221,361, respectively.

     At December 31, 1995 minimum lease commitments together with the present value of obligations under leases that have initial or remaining noncancelable terms in excess of one year were as follows:

                             YEARS ENDING                            CAPITAL      OPERATING
                             DECEMBER 31,                             LEASES       LEASES
    ---------------------------------------------------------------  --------     ---------
    1996...........................................................  $178,629     $ 183,213
    1997...........................................................   133,718       166,864
    1998...........................................................    14,021       172,362
    1999...........................................................        --       147,460
    2000...........................................................        --            --
                                                                     --------     ---------
    Total minimum lease payments...................................   326,368     $ 669,899
                                                                                  =========
    Less amount representing interest..............................    26,186
                                                                     --------
    Present value of minimum lease payments........................   300,182
    Less current installments of obligation........................   150,848
                                                                     --------
    Obligation excluding current installments......................  $149,334
                                                                     ========

(10) CONVERTIBLE PREFERRED STOCK

     The Series A convertible preferred stock has voting rights and is convertible to shares of the Company's common stock at a ratio of 1 to 1 initially. However, upon issuance of common stock or common stock equivalents, the conversion ratio is subject to an anti-dilution adjustment pursuant to the Series A convertible preferred stock Certificate of Designation for principally all convertible preferred stock. As of December 31, 1995, the conversion ratio has been adjusted per the terms of the anti-dilution provision whereby an additional 4.6% shares will be issued upon conversion. The convertible preferred shares are automatically converted into common stock upon closing of an underwritten public offering of common stock. The Series A convertible preferred stock has a liquidation preference to the common stock at an amount equal to the amount originally paid.

(11) STOCK OPTIONS

     The Company adopted the Amended and Restated 1993 Stock Option Plan (the Stock Option Plan) which provided for the granting of stock options to employees, nonemployee consultants, and directors of the Company. Options vest over various periods as defined in the agreements and expire as determined by the

                              SABRATEK CORPORATION

Board on an individual basis, but not to exceed 10 years. Total shares of common stock reserved at December 31, 1995 for issuance upon the exercise of stock options was 923,250.

     On March 18, 1995, the directors and stockholders authorized the repricing of certain stock options held by employees to $4.76 per share, fair market value at date of repricing. Such options were previously issued with an exercise price of $11.11 per share.

     On May 6, 1995, the directors approved a proposal offering option holders a repricing of the outstanding options to $2.38 per share if such options were exercised within a specified period of time. The directors designated 315,159 shares of common stock and 630,318 shares of preferred stock for this purpose. Under the terms of this proposal, options were exercised resulting in the issuance of 5,072 shares of common stock for gross proceeds of approximately $12,000. This proposal expired in all cases by June 15, 1995.

     The following table summarizes the transactions pursuant to the Company's stock option plan:

                                                                  NUMBER
                                                                 OF SHARES       PRICE RANGE
                                                                 ---------     ---------------
    Outstanding at December 31, 1992............................    23,637      $3.17 to 11.11
      Granted...................................................    81,547       3.17 to 11.11
                                                                   -------
    Outstanding at December 31, 1993............................   105,184       3.17 to 11.11
      Granted...................................................    53,577       4.76 to 11.11
      Expired...................................................      (157)              11.11
                                                                   -------
    Outstanding at December 31, 1994............................   158,604       3.17 to 11.11
      Granted...................................................   613,773                4.76
      Exercised.................................................    (9,621)      2.38 to  4.76
      Expired...................................................   (30,120)      3.17 to 11.11
                                                                   -------
    Outstanding at December 31, 1995............................   732,636      $3.17 to 11.11
                                                                   =======
    Exercisable at December 31, 1995............................   164,365      $3.17 to 11.11
                                                                   =======

(12) WARRANTS

     The Company has issued both convertible preferred stock warrants and common stock warrants to various parties for their efforts in connection with the raising of additional capital through common stock offerings, preferred stock offerings, and other services rendered.

     On May 6, 1995, the directors approved a proposal offering warrant holders a repricing of the outstanding warrants to $2.38 per share if such warrants were exercised within a specified period of time. The directors designated 315,159 shares of common stock and 630,318 shares of preferred stock for this purpose. Under the terms of this proposal, warrants were exercised resulting in the issuance of 246,723 shares of preferred stock and 198,442 of common stock for gross proceeds of $1,059,380. This proposal expired in all cases by June 15, 1995.

     In 1995, the Company issued warrants for 90,000 shares of common stock in exchange for services rendered. The value of the services rendered equaled $78,900, with $35,700 included in selling, general and administrative expenses and $43,200 net against proceeds raised from the issuance of convertible securities.

     Certain convertible preferred stock warrants contain an anti-dilution provision. This provision was triggered in May 1995 resulting in the issuance of 19,849 shares upon conversion of the related warrants. The issuance of the shares is a non-cash transaction.

                              SABRATEK CORPORATION

     The following table summarizes the warrant transactions:

                                              PREFERRED STOCK                COMMON STOCK
                                            --------------------     -----------------------------
                                             NUMBER       PRICE       NUMBER            PRICE
                                            OF SHARES     RANGE      OF SHARES          RANGE
                                            ---------     ------     ---------     ---------------
    December 31, 1992.....................         --     $   --         7,832     $          3.17
      Issued..............................     84,462       4.76        25,966       3.17 to 11.11
                                            ---------                ---------
    December 31, 1993.....................     84,462       4.76        33,798       3.17 to 11.11
      Issued..............................    593,760       4.76           945                4.76
                                            ---------                ---------
    December 31, 1994.....................    678,222       4.76        34,743       3.17 to 11.11
      Issued..............................     19,849       4.76       316,397                4.76
      Exercised...........................   (246,723)      2.38      (198,442)               2.38
                                            ---------                ---------
    December 31, 1995.....................    451,348     $ 4.76       152,698     $ 3.17 to 11.11
                                            =========                =========

(13) STOCK APPRECIATION RIGHTS

     In May 1995, warrants to purchase a total of 168,085 shares of convertible preferred stock were transferred, by the holder, to two other parties in exchange for a Stock Appreciation Rights Agreement. The Agreement requires the Company to pay the difference between $4.76 and the per share value of the stock at the time of exercise of the right, up to a maximum of $4.76. Such rights are exercisable at the earlier of the closing of an underwritten public offering with gross proceeds not less than $15,000,000, any liquidation or dissolution of the affairs of the Company, or upon demand of the right holder.

     In May 1995, warrants to purchase 174,065 shares, in aggregate, of common stock were transferred, by two holders, to a stockholder in exchange for a Stock Appreciation Rights Agreement. The Agreement requires the Company to pay the difference between $4.76 and the per share value of the stock at the time of exercise of the right, up to a maximum of $4.76. Such rights are exercisable at the earlier of the closing of an underwritten public offering with gross proceed not less than $15,000,000, any liquidation or dissolution of the affairs of the Company, or upon demand of the right holder.

(14) RETIREMENT PLAN

     The Company implemented a defined contribution plan during 1995 pursuant to section 401(k) of the Internal Revenue Code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The Plan includes a discretionary employer matching contribution program as determined by the Board of Directors. In 1995, no matching contributions were made to Plan participants' accounts.

(15) BUSINESS AND CREDIT CONCENTRATIONS

     As of December 31, 1994 and 1995 three customers and five customers, respectively, accounted for $505,362 or 43% and $848,588 or 53% of accounts receivable, respectively. Aggregate sales to customers representing at least 10% of total sales individually amounts to $565,657 (3 customers), $1,690,678 (4 customers) and $1,367,227 (3 customers), for the years ended December 31, 1993, 1994 and 1995, respectively. Individual customers representing over 10% of aggregate sales each had sales of $234,656, $169,847 and $161,154 for the year ended December 31, 1993; $517,204, $468,636, $353,364 and $351,474 for the year ended December 31, 1994; and $475,591, $449,020 and $442,616 for the year ended December 31, 1995.

     The Company's customers are based throughout the world with 7%, 14% and 15% of sales from international markets for the years ended December 31, 1993, 1994 and 1995 respectively. Customers are not

                              SABRATEK CORPORATION
concentrated in any specific geographic location. The customer base is very specific, however, to the health care industry as the Company's products are used primarily by hospitals and alternate site healthcare settings such as nursing homes and clinics.

(16) SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                   1993     1994      1995
                                                                 --------   -----   --------
    Cash paid during the year for interest.....................  $ 10,924   $  --   $ 87,473

     Capital lease obligations of $-0-, $290,406 and $178,239 were incurred in 1993, 1994 and 1995, respectively, when the Company entered into leases primarily for machinery, equipment, furniture and fixtures.

     In 1994, 635,815 shares of Series A convertible preferred stock were issued upon the conversion of $3,026,160 of short-term convertible subordinated debentures, including accrued interest of $181,160.

     In 1995, 728 shares of common stock were issued in exchange for services rendered. The value of the services rendered equaled $3,465.

(17) SUBSEQUENT EVENTS

     In January 1996, the Company issued convertible subordinated debentures to a director and an independent third party in the principal amount of $50,000 and $60,000, respectively. These debentures bear interest at a rate of 13.22% per annum and will mature 6 years from the date of the debenture. Such debentures are convertible into shares of common stock at the rate of one share of common stock for each $5.24 of principal and accrued interest.

     In January 1996, the Company issued a convertible subordinated debenture to a director of the Company, in the principal amount of $100,000. The debenture bears interest at a rate of 10% per annum until June 30, 1996. If the principal and interest under the debenture are not paid on such date, then the interest rate will be 13.22% per annum through the date six years from the date of its issuance. The Company may prepay the debenture at any time, provided, however, that if the prepayment occurs after the initial maturity date, the Company must pay the outstanding principal balance plus a sum equal to the amount of interest which would have been earned if the debenture remained outstanding until the later maturity date.

     In January and February 1996, the Company issued convertible subordinated debentures to directors and independent third parties in the principal amount of $110,000 and $425,000, respectively. Cash received from the issuance of debentures was $475,000. There was no cash received for $60,000 of debentures which were issued to a director for services rendered. The debentures bear interest at a rate of 10% per annum until June 30, 1996 at which time the interest rate would increase to 13.22% per annum and the debentures would become convertible at a price of $5.24. The Company may prepay the debentures at any time, provided, however, that if the prepayment occurs after June 30, 1996, the Company shall pay the outstanding principal balance plus a sum equal to the amount of interest which would have been earned if the debentures remained outstanding until the later maturity date. In February 1996, the Company agreed to convert the indebtedness evidenced by the debenture into shares of Common Stock at a rate of one share for each $4.76 of principal so converted.

     In January, February and March 1996, stock options for 377,070 shares of common stock were granted to various officers, directors and employees under the stock option plan at exercise prices between $4.76 and $9.80 per share. Options have various vesting periods, none of which exceed four years.

     In February 1996, the Company agreed to issue 124,488 shares of common stock to two individuals in exchange for consulting services performed in 1995. Related expenses in the amount of $592,500, representing

                              SABRATEK CORPORATION
the fair value of services provided, has been included in the selling, general, and administrative expenses in the accompanying statement of operations for the year ended December 31, 1995. Stock certificates were issued to the respective individuals in April 1996.

     In February 1996 the Company agreed to convert a total of $585,000 of convertible subordinated debentures at a rate of one share for each $4.76 of the principal amount converted which will result in the issuance of 122,912 common shares on the Offering date.

     In March 1996, the Company issued a convertible subordinated debenture to a stockholder in the principal amount of $844,500. The debenture bears interest at a rate of 13.22% per annum and will mature six years from the date of the debenture. The debenture can be prepaid, however, the holder has the option to convert the principal and accrued interest into shares of common stock. If prepaid, the Company must pay the outstanding principal balance plus a sum equal to the amount of interest which would have been earned if the debenture remained outstanding until its maturity date. The debenture is convertible into shares of common stock at the rate of one share of common stock for each $5.24 of principal and accrued interest.

     In March 1996, the Company issued 167,245 shares of common stock at $9.80 per share resulting in additional equity proceeds of $1,639,761.

     In April 1996, stock options for 27,577 shares of common stock were granted to various employees under the stock option plan at exercise prices between $4.76 and $9.80 per share. Options have various vesting periods, none of which exceed four years.

     In April 1996, the Company approved a 1-for-3.173 reverse stock split of its common stock and convertible preferred stock and increased the common shares reserved for issuance upon the exercise of stock options to 1,314,048. Additionally, on April 25, 1996, the Company filed a Restated Certificate of Incorporation authorizing an increase in the number of authorized shares of common stock to 25,000,000 shares, $.01 par value per share, and in the number of authorized shares of preferred stock to 12,500,000, $.01 par value. All references in the financial statements to share and per share data have been adjusted to reflect this reverse stock split.

     In May 1996, stock options for 40,814 shares of common stock were granted to various directors under the stock option plan at an exercise price of $9.80. Options have various vesting periods, none of which exceed four years.

     On June 10, 1996, stock options for 14,735 shares of common stock were granted to various employees and consultants under the stock option plan at an exercise price of $9.80. Options have various vesting periods, none of which exceed four years.

================================================================================

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES IN ANY JURISDICTION IN WHICH SUCH OFFER IS NOT LAWFUL, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT AUTHORIZED TO DO SO, OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
The Company...........................   13
Use of Proceeds.......................   13
Dividend Policy.......................   13
Dilution..............................   14
Capitalization........................   15
Selected Financial Data...............   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of
  Operations..........................   17
Business..............................   21
Management............................   32
Principal Stockholders................   39
Certain Transactions..................   41
Description of Capital Stock..........   43
Shares Eligible for Future Sale.......   44
Underwriting..........................   46
Legal Matters.........................   47
Experts...............................   47
Available Information.................   48
Index to Financial Statements.........  F-1


                            ------------------------


    UNTIL JULY 16, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================




================================================================================

                                2,500,000 SHARES
                                 SABRATEK LOGO
                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------
                            BEAR, STEARNS & CO. INC.

                              SALOMON BROTHERS INC

                         BARINGTON CAPITAL GROUP, L.P.

                                 JUNE 21, 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses of the issuance and distribution of the securities being registered.

    Registration Fee -- Securities and Exchange Commission....................  $ 12,888
    Filing and Listing Fee -- National Association of Securities Dealers......    46,338
    Legal Fees................................................................   325,000
    Accounting Fees...........................................................   100,000
    Printing and Engraving....................................................   150,000
    Blue Sky Fees and Expenses................................................    15,000
    Transfer Agent Fees.......................................................    20,000
    Director and Officer Indemnification Insurance Premiums...................   105,774
    Financial Advisory Fees...................................................   215,000
                                                                                --------
              Total...........................................................  $990,000
                                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Amended and Restated Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of the Company if such acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of the Company; provided, however, the Company shall not indemnify any director or officer in an action against the Company unless the Company shall have consented to such action. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that he/she acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the Company.

     Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that such person was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually incurred by such person in connection with such action if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation with respect to any criminal action, and had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Amended and Restated Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions and agreements, the Company has been informed that in the opinion of the Staff of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is therefore unenforceable.

     Upon the consummation of the Offering the Company will purchase a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from a claim by reason of a wrongful act, as defined in such policy, under certain circumstances where the Company does not provide indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On April 18, 1996, the Company issued 23,637 shares of Common Stock to Mirza Mehdi for aggregate consideration of $112,500 and 100,851 shares of Common Stock to Arie Kalo for aggregate consideration of

$480,000 in exchange for consulting services performed by such individuals during 1995. The sales were exempted from registration in reliance on Section 4(2) of the Act.

     On March 14, 1996, the Company issued a Convertible Subordinated Debenture to Charles K. Stewart Investments, in the amount of $844,500 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act. The Company also issued 167,245 shares of Common Stock for aggregate consideration of $1,639,761 under the Act pursuant to Regulation D of the Act.

     On February 13, 1996, the Company issued a Debenture to Hospital Credit Corp. in the amount of $200,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On February 8, 1996, the Company issued a Debenture to ABDM Partners c/o Daniel E. Straus in the amount of $50,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On February 6, 1996, the Company issued a Debenture to Stephen Raphael, IRA in the amount of $50,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On January 23, 1996, the Company issued a Debenture to Marvin Samson in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On January 16, 1996, the Company issued a Debenture to Valerie Spencer in the amount of $25,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On January 15, 1996, the Company issued Convertible Subordinated Debentures to Mark Mitchell in the amount of $60,000 and The Hodes Family Foundation in the amount of $50,000. Each debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On January 11, 1996, the Company issued a Debenture to IASD Health Services Corp. in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On January 8, 1996, the Company issued a Debenture to William Lautman, a managing director of EGS Securities Corp., in the amount of $110,000 for $50,000 in cash and $60,000 in payment for services rendered by Mr. Lautman to the Company. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 19, 1995, the Company sold 3,152 shares of Common Stock to Timothy M. McCaffrey for aggregate consideration of $15,000 in a private transaction in reliance on Section 4(2) of the Act.

     On December 14, 1995, the Company issued a Convertible Subordinated Debenture to John Stafford in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 11, 1995, the Company sold 1,397 shares of Common Stock to Todd
W. Garrison for aggregate consideration of $6,648 in a private transaction in reliance on Section 4(2) of the Act.

     On December 6, 1995, the Company issued a Debenture to Charles Stewart in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 4, 1995, the Company issued a Debenture to William Lomicka in the amount of $50,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 30, 1995, the Company sold 105,053 shares of Series A Preferred Stock to MSI, Inc. (Marsam) for aggregate consideration of $499,999.50 in a private transaction in reliance on Section 4(2) of the Act.

     On November 7, 1995, the Company issued Convertible Subordinated Debentures to Ilan Kaufthal in the amount of $3,550 and Steven L. Volla in the amount of $3,550. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 6, 1995, the Company issued Convertible Subordinated Debentures to Martin and Patricia Volla in the amount of $372.75 and Lillian Volla Trust in the amount of $372.75. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 5, 1995, the Company issued Convertible Subordinated Debentures to Gildea Investment Co. Def. Benefit in the amount of $1,775 and John W. Gildea in the amount of $3,550. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 31, 1995, the Company issued Convertible Subordinated Debentures to Anne L. Fawcett in the amount of $10,000, Donald N. Fawcett in the amount of $1,000 and Dwight P. Fawcett in the amount of $1,000. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 28, 1995, the Company issued a Convertible Subordinated Debenture to Peter M. Gaines in the amount of $2,946 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 26, 1995, the Company issued a Convertible Subordinated Debenture to Jane F. Dearborn in the amount of $1,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 20, 1995, the Company issued a Convertible Subordinated Debenture to John E. Traeger Trust No. 1 in the amount of $2,951 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 16, 1995, the Company issued a warrant to Oscar E. Hyman to purchase 18,910 shares of Common Stock at $4.76 per share as compensation for services rendered to the Company. This warrant vested immediately and expires on April 15, 1999. The Company valued the services received in exchange for the warrant at $24,000. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 15, 1995, the Company issued a Convertible Subordinated Debenture to Charles R. Hall in the amount of $1,225 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 5, 1995, the Company issued a warrant to Steven B. Johns to purchase 9,455 shares of Common Stock at $4.76 per share as compensation for services rendered to the Company. This warrant vested immediately and expires on February 15, 1999. The Company valued the services received in exchange for the warrant at $11,700. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On September 21, 1995, the Company issued a Convertible Subordinated Debenture to Robert J. Nowlin in the amount of $25,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On September 13, 1995, the Company issued Convertible Subordinated Debentures to John Stafford in the amount of $200,000 and Cowen & Co., Custodian FBO William G. Walters IRA in the amount of $100,000. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On September 12, 1995, the Company issued a Convertible Subordinated Debenture to R. J. Bertero in the amount of $150,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On September 8, 1995, the Company issued Convertible Subordinated Debentures to Charles K. Stewart Money Purchase Plan in the amount of $200,000 and Paine Webber Inc. IRA Custodian for Francis Cook in the amount of $200,000. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On September 5, 1995, the Company issued a Convertible Subordinated Debenture to Catherine Dawson in the amount of $50,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On August 31, 1995, the Company issued a warrant to purchase 11,177 shares of Common Stock at $4.76 per share to William D. Lautman as compensation for financial services rendered to the Company. This warrant vested immediately and expires on August 31, 2000. The Company valued the services received in exchange for the warrant at $1,773. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On July 14, 1995, the Company issued a Convertible Subordinated Debenture to George Walker in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On July 12, 1995, the Company issued Convertible Subordinated Debentures to Charles K. Stewart Money Purchase Plan in the amount of $150,000, John Stafford in the amount of $150,000 and Paine Webber Inc. IRA Custodian for Francis Cook in the amount of $200,000. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On June 7, 1995, the Company sold 5,072 shares of Common Stock to Scott Hodes for aggregate consideration of $12,071.25 in a private transaction in reliance on Section 4(2) of the Act.

     On June 5, 1995, the Company sold 6,303 shares of Common Stock to Charles
F. Manker for aggregate consideration of $15,000 in a private transaction in reliance on Section 4(2) of the Act.

     On May 31, 1995, the Company issued Secured Subordinated Notes to IASD Health Services Corp. in the amount of $150,000, Edson W. Spencer, Jr. in the amount of $25,000, Gideon Hixon Fund, L.P. in the amount of $25,000 and William
H. Lomicka in the amount of $50,000. Each Secured Subordinated Note was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 31, 1995, in connection with certain secured notes issued by the Company on May 31, 1995 to such parties, the Company issued the following warrants to purchase shares of Common Stock at $4.76 per share: to Edson W. Spencer, a warrant to purchase 1,576 shares of Common Stock; to William H. Lomicka, a warrant to purchase 3,152 shares of Common Stock; to Gideon Hixon Fund, L.P., a warrant to purchase 1,576 shares of Common Stock; and to IASD Health Services Corp., a warrant to purchase 9,455 shares of Common Stock. These warrants vested immediately and expire on May 31, 2000. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 31, 1995, the Company sold 7,202 shares of Series A Preferred Stock to Charles K. Stewart Money Purchase Plan and Timm R. & Robin S. Reynolds for aggregate consideration of $17,139.75, each in a private transaction in reliance on Section 4(2) of the Act.

     On May 26, 1995, the Company sold 1,050 shares of Series A Preferred Stock to Spencer Family Partnership, L.P. for aggregate consideration of $2,499.75 in a private transaction in reliance on Section 4(2) of the Act.

     On May 24, 1995, the Company sold 21,011 shares of Series A Preferred Stock to PSF Health Care Fund for aggregate consideration of $50,000.25 in a private transaction in reliance on Section 4(2) of the Act.

     On May 22, 1995, the Company sold 1,050 shares of Series A Preferred Stock to Edson W. & Harriett S. Spencer for aggregate consideration of $24,999.75 in a private transaction in reliance on Section 4(2) of the Act.

     On May 15, 1995, the Company sold 8,404 shares of Series A Preferred Stock to Upland Associates, L.P., Namakagon Associates, L.P. and Barker, Lee & Company for aggregate consideration of $20,000.25, each in a private transaction in reliance on Section 4(2) of the Act.

     On May 13, 1995, the Company sold 28,364 shares of Series A Preferred Stock to Gideon Hixon Fund and Benson K. Whitney for aggregate consideration of $67,500, each in a private transaction in reliance on Section 4(2) of the Act.

     On May 12, 1995, the Company sold 2,101 shares of Series A Preferred Stock to Robert D. Stuart, Jr. for aggregate consideration of $5,000.25 in a private transaction in reliance on Section 4(2) of the Act.

     On May 12, 1995, the Company issued a warrant to purchase 87,032 shares of Common Stock at $4.76 per share to William D. Lautman, a managing director of EGS Securities Corp., as compensation for financial services rendered to the Company. The Company valued the services received in exchange for the warrant at $13,809. This warrant vested immediately and expires on May 12, 2000. On May 31, 1995, Mr. Lautman exercised the warrant to purchase 21,011 shares of Common Stock at $2.38 per share, pursuant to a discount offered by the Company in consideration for services rendered by Mr. Lautman and retains the right to exercise the warrant for the remaining 66,021 shares of Common Stock at $4.76 per share. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 12, 1995, the Company issued a warrant to purchase 87,032 shares of Common Stock at $4.76 per share to Scott C. Newquist and a warrant to purchase 87,032 shares of Common Stock at $4.76 per share to Robert G. Eccles as compensation for financial services rendered to the Company. The Company valued the services received in exchange for the warrants at $27,618. These warrants vested immediately and expire on May 12, 2000. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. Messrs. Eccles and Newquist transferred the rights under their warrants to Oracle Partners, L.P. for immediate exercise. On May 31, 1995, Larry N. Feinberg c/o Oracle Partners, L.P., Oracle Institutional Partners, L.P., Sam Oracle Fund, Inc. and Oracle Partners, L.P. exercised the warrants which were transferred by Messrs. Eccles and Newquist to purchase an aggregate of 174,064 shares of Common Stock.

     On May 9, 1995, the Company sold 168,085 shares of Series A Preferred Stock to Charles K. Stewart Money Purchase Plan and John Stafford for aggregate consideration of $400,000.50, each in a private transaction in reliance on
Section 4(2) of the Act.

     On April 24, 1995, the Company issued 5,072 shares of Common Stock to Scott Hodes, in partial exercise of the stock option granted by the Company to Scott Hodes, at an exercise price of $2.38 per share, in a private transaction in reliance on Section 4(2) of the Act.

     On March 2, 1995, the Company sold 5,252 shares of Series A Preferred Stock to Joan O. Bent TTEE for aggregate consideration of $24,999 in a private transaction in reliance on Section 4(2) of the Act.

     On February 28, 1995, the Company sold 11,234 shares of Series A Preferred Stock to Martin Volla and Patricia Volla as Joint Tenants, Lillian Volla Trust, Stephen E. Raphael IRA, Lucy H. Gordon and Noam Frankel for aggregate consideration of $53,466, each in a private transaction in reliance on Section 4(2) of the Act.

     On February 27, 1995, the Company sold 10,505 shares of Series A Preferred Stock to Kenneth Lebow IRA R/O for aggregate consideration of $49,999.50 in a private transaction in reliance on Section 4(2) of the Act.

     On February 10, 1995, the Company sold 4,412 shares of Series A Preferred Stock to Martin Volla and Patricia Volla as Joint Tenants and Lillian Volla Trust for aggregate consideration of $21,000, each in a private transaction in reliance on Section 4(2) of the Act.

     On January 24, 1995, the Company sold 21,011 shares of Series A Preferred Stock to Steven Volla for aggregate consideration of $100,000.50 in a private transaction in reliance on Section 4(2) of the Act.

     On January 17, 1995, the Company sold 46,223 shares of Series A Preferred Stock to Eveswise Limited Retirement Benefit Scheme, Gildea Investment Co. Defined Benefit Plan, John Gildea and Charles F. Manker for aggregate consideration of $220,000.50, each in a private transaction in reliance on
Section 4(2) of the Act.

     On December 21, 1994, the Company sold 10,505 shares of Series A Preferred Stock to William D. Lautman IRA for aggregate consideration of $49,999.50 in a private transaction in reliance on Section 4(2) of the Act.

     On December 7, 1994, the Company sold 5,253 shares of Series A Preferred Stock to Joe Gutman for aggregate consideration of $25,000.50 in a private transaction in reliance on Section 4(2) of the Act.

     On December 1, 1994, the Company sold 10,506 shares of Series A Preferred Stock to Jeffrey B. Goldenberg for aggregate consideration of $50,001 in a private transaction in reliance on Section 4(2) of the Act.

     On November 22, 1994, the Company issued a warrant to Comdisco, Inc. to purchase 8,089 shares of Series A Preferred Stock at $4.76 per share as compensation for services rendered to the Company. This warrant vested immediately and expires on November 22, 2000. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 3, 1994, the Company sold 2,364 shares of Series A Preferred Stock to Buzz Benson for aggregate consideration of $11,250 in a private transaction in reliance on Section 4(2) of the Act.

     On October 31, 1994, the Company sold 105,053 shares of Series A Preferred Stock to Oracle Partners, L.P.; Oracle Institutional Partners, L.P.; and Sam Oracle Fund, Inc. for aggregate consideration of $500,001, each in a private transaction in reliance on Section 4(2) of the Act.

     On October 29, 1994, the Company sold 10,506 shares of Series A Preferred Stock to William Lomicka for aggregate consideration of $50,001 in a private transaction in reliance on Section 4(2) of the Act.

     On October 5, 1994, the Company sold 21,011 shares of Series A Preferred Stock to The Pharmaceutical/Medical Technology Fund, L.P. for aggregate consideration of $100,000.50 in a private transaction in reliance on Section 4(2) of the Act. The Pharmaceutical/Medical Technology Fund, L.P. is an investment partnership whose general partners are the owners of EGS Partners, L.L.C., which is a registered investment adviser. EGS Partners, L.L.C. is an affiliate of EGS Securities Corp. of which William D. Lautman is a managing director. Mr. Lautman disclaims beneficial ownership of the shares held by Pharmaceutical/Medical Technology Fund, L.P. On the same date, the Company also issued a warrant to Steven Johns to purchase 9,455 shares of Common Stock at $4.76 per share as compensation for services rendered to the Company. This warrant vested immediately and expires on February 15, 1999. The issuance of this warrant was exempted from registration under the Act pursuant to Regulation D of the Act.

     On September 23, 1994, the Company issued a warrant to Peterson-Spencer-Fansler Co. to purchase 945 shares of Common Stock at $4.76 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $150. This warrant vested immediately and expires on September 23, 1999. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     In connection with the sale of its Series A Preferred Stock, on September 23, 1994, the Company issued a warrant to MSI Inc. to purchase 472,739 shares of Series A Preferred Stock at $6.35 per share. This warrant vested immediately and expires on September 12, 1999. On May 8, 1995, MSI Inc. transferred the right to exercise the warrant to purchase 168,085 shares of Series A Preferred Stock to Charles K. Stewart Money Purchase Plan and John Stafford for immediate exercise, and retains the right to exercise the warrant for the remaining 304,654 shares of Series A Preferred Stock at an exercise price of $4.76 per share. On May 9, 1995, Charles K. Stewart Money Purchase Plan and John Stafford exercised such warrant for 168,085 shares. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On September 23, 1994, the Company sold 1,152,682 shares of Series A Preferred Stock to MSI Inc., a subsidiary of Marsam Pharmaceuticals Inc.; William D. Lautman, a managing director of EGS Securities Corp.; James E. Flynn; David H. Betts TIEE DHB Trust; Howard Miller; Mark Lenowitz; Ilan Kaufthal; IASD Health Services Corp.; Leopold Swergold; William H. Lomicka; ABDM Partners; Scott Newquist (later transferred to Scott C. Newquist and Aileen M. Newquist as Joint Tenants); Spencer Family Partnership, L.P.; PSF Health Care Fund, L.P.; Davis D. Fansler; Benson K. Whitney; Warren H. Corning #145751 Trust; Frank D. Mayer Jr.; Duncan N. Dayton; Dwight W. Fawcett; Jane F. Dearborn; Donald N. & Adrienne W. Fawcett; Charles R. Hall; John E. Traeger Trust #1; Gideon Hixon Fund; Robert D. Stuart, Jr.; Peter M. Gaines; Paul J. Finnegan; Timm R. & Robin
S. Reynolds; Robin S. & Timm R. Reynolds; Gordon H. & Eunice H. Smith; James O. Pohlad; P-J Investments; Vukasin Pavlovic; D-W Investments, L.P.; Gerald E. Jr., & Linda E. Bisbee; Steven M. & Rivanna Hyman; Sabratek Holdings I (later transferred to Charles K. Stewart Money Purchase Plan, John Stafford, Jim Stafford and Sabratek Holdings I); Edward G. Edelstein; Gideon Hixon Fund; Pohlad Companies; Edson W. & Harriet S. Spencer; Jack E. Hill; John E. Rogers; Upland Associates, L.P.; Barker, Lee & Company; Namakagon Associates, L.P.; D.W. Fawcett; and Anne L. Fawcett for aggregate consideration of $5,486,190, each in a private transaction in reliance on Section 4(2) of the Act.

     On May 26, 1994, the Company issued a Convertible Debenture to Pohlad Companies in the amount of $50,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 10,846 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to
Section 4(2) of the Act.

     On May 26, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Pohlad Companies to purchase shares of its Capital Stock which was subsequently exchanged for a warrant to purchase 10,505 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on May 26, 1997. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 18, 1994, the Company issued Convertible Debentures to the following individuals and entities each in the amount set forth after its name and each for a purchase price equal to the face amount thereof: Edson W. & Harriet S. Spencer, $50,000; Barker, Lee & Company, $11,400; Upland Associates, L.P., $17,200; Namakagon Associates, L.P., $11,400. The Convertible Debentures were exchanged for 10,869; 2,478; 3,739; and 2,478 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to
Section 4(2) of the Act.

     On May 18, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share: to Edson W. & Harriet S. Spencer, a warrant to purchase 10,505 shares of Series A Preferred Stock, which warrant was exercised on May 22, 1995; to Barker, Lee & Company, a warrant to purchase 2,395 shares of Series A Preferred Stock, which warrant was exercised on May 15, 1995; to Upland Associates, L.P., a warrant to purchase 3,614 shares of Series A Preferred Stock, which warrant was exercised on May 15, 1995; and to Namakagon Associates, L.P., a warrant to purchase 2,395 shares of Series A Preferred Stock, which warrant was exercised on May 15, 1995. These warrants vested immediately and expire on May 18, 1997. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 16, 1994, the Company issued Convertible Debentures to the following individuals each in the amount set forth after his name and each for a purchase price equal to the face amount thereof: John E. Rogers, $100,000; and Jack E. Hill, $20,000. The Convertible Debentures were exchanged for 21,750 and 4,350 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 16, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share: to John E. Rogers, a warrant to purchase 21,011 shares of Series A Preferred Stock; and to Jack E. Hill, a warrant to purchase 4,202 shares of Series A Preferred Stock. These warrants vested immediately and expire on May 16, 1997. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 12, 1994, the Company issued Convertible Debentures to the following individuals and entities each in the amount set forth after its name and each for a purchase price equal to the face amount thereof: PSF Health Care Fund, L.P., $100,000; Gideon Hixon Fund, $75,000; and Benson K. Whitney, $25,000. The Convertible Debentures were exchanged for 21,773; 16,330; and 5,443 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 12, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share: to PSF Health Care Fund, L.P., a warrant to purchase 21,011 shares of Series A Preferred Stock, which warrant was exercised on May 24, 1995; to Gideon Hixon Fund, a warrant to purchase 15,758 shares of Series A Preferred Stock, which warrant was exercised on May 13, 1995; and to Benson K. Whitney, a warrant to purchase 5,253 shares of Series A Preferred Stock, which warrant was exercised on May 13, 1995. These warrants vested immediately and expire on May 12, 1997. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 28, 1994, the Company issued a Convertible Debenture to Peter M. Gaines in the amount of $25,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 5,464 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 28, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Peter M. Gaines to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 5,253 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on April 28, 1997. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 20, 1994, the Company issued a Convertible Debenture to Charles R. Hall in the amount of $25,000 for a purchase price equal to the face amount thereof. This Convertible Subordinated Debenture was converted into 5,678 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 20, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Charles R. Hall to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 525 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on April 20, 1997. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 18, 1994, the Company issued a Convertible Debenture to Dwight W. Fawcett in the amount of $45,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 10,225 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 18, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Dwight W. Fawcett to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 5,253 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on April 18, 1997. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 16, 1994, the Company issued a Convertible Debenture to John E. Traeger Trust #1 in the amount of $25,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 5,681 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 16, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to John E. Traeger Trust #1 to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 5,253 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on April 16, 1997. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 15, 1993, the Company issued a Convertible Debenture to Edward
G. Edelstein in the amount of $5,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 1,118 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 15, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Edward G. Edelstein to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 210 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on December 15, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 2, 1993, the Company issued a warrant to Mirza Mehdi to purchase 6,303 shares of Common Stock at $4.76 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $1,000. This warrant vested immediately and expires on December 2, 1998. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 2, 1993, the Company issued a Convertible Debenture to Sabratek Holdings I for a purchase price equal to $600,000. The Convertible Debenture converted into 134,951 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 2, 1993, in connection with the Company's sale of a Convertible Debenture, the Company issued a warrant to purchase shares of its Capital Stock which was subsequently exchanged for a warrant to purchase shares of Series A Preferred Stock at $4.76 per share to Sabratek Holdings I, which warrant was subsequently canceled and replaced with warrants to: Charles K. Stewart Money Purchase Plan, a warrant to purchase 6,152 shares of Series A Preferred Stock, which warrant was exercised on May 31, 1995; to John Stafford, a warrant to purchase 5,118 shares of Series A Preferred Stock; to Sabratek Holdings I, a warrant to purchase 8,824 shares of Series A Preferred Stock; and to Jim Stafford, a warrant to purchase 5,118 shares of Series A Preferred Stock. These warrants vested immediately and expire on December 2, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 30, 1993, the Company issued a warrant to purchase 5,725 shares of Common Stock at $4.76 per share to James W. DeYoung as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $908. This warrant vested immediately and expires on November 30, 1998. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 30, 1993, the Company issued warrants to Peterson-Spencer-Fansler Co. to purchase 1,576 shares of Common Stock at $4.76 per share and 3,519 shares of Common Stock at $4.76 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $250. These warrants vested immediately and expire on November 30, 1998. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 24, 1993, the Company issued a Convertible Debenture to Steven
M. & Rivanna Hyman in the amount of $50,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 11,288 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 24, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Steven M. & Rivanna Hyman to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 2,101 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on November 24, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 22, 1993, the Company issued a Convertible Debenture to Gerald E., Jr. and Linda Bisbee in the amount of $25,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 5,649 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 22, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Gerald E. Jr., & Linda E. Bisbee to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 1,050 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on November 22, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 19, 1993, the Company issued a Convertible Debenture to D-W Investments in the amount of $120,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 27,167 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 19, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to D-W Investments to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 5,043 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on November 19, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 18, 1993, the Company issued a Convertible Debenture to Vukasin Pavlovic in the amount of $25,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 5,649 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 18, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Vukasin Pavlovic to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 1,050 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on November 18, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 17, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: PSF Health Care Fund, L.P., $75,000; P-J Investments, $100,000; James O. Pohlad, $50,000; Davis D. Fansler, $20,000; and Gordon H. & Eunice H. Smith, $25,000. The Convertible Debentures converted into 16,995; 22,660; 11,330; 4,532; and 5,665 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 17, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share: to PSF Health Care Fund, L.P., a warrant to purchase 3,152 shares of Series A Preferred Stock; to P-J Investments, a warrant to purchase 4,202 shares of Series A Preferred Stock; to James O. Pohlad, a warrant to purchase 2,101 shares of Series A Preferred Stock; to Davis D. Fansler, a warrant to purchase 841 shares of Series A Preferred Stock; and to

Gordon H. & Eunice H. Smith, a warrant to purchase 1,050 shares of Series A Preferred Stock. These warrants vested immediately and expire on November 17, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 16, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: Robert D. Stuart, $50,000; Timm R. & Robin S. Reynolds, $25,000; and Timm R. and Robin S. Reynolds, $25,000. The Convertible Debentures converted into 11,335; 5,706; and 5,706 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 16, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share to: Robert D. Stuart, Jr., a warrant to purchase 2,101 shares of Series A Preferred Stock, which warrant was exercised on May 12, 1995; to Timm R. & Robin S. Reynolds, a warrant to purchase 1,050 shares of Series A Preferred Stock, which warrant was exercised on May 31, 1995; and to Robin S. & Timm R. Reynolds, a warrant to purchase 1,050 shares of Series A Preferred Stock. These warrants vested immediately and expire on November 16, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 15, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: PSF Health Care Fund, L.P., $50,000; Gideon Hixon Fund, $150,000; Paul J. Finnegan, $75,000; and Peter M. Gaines, $25,000. The Convertible Debentures converted into 11,409; 34,021; 17,010; and 5,670 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 15, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share to: PSF Health Care Fund, L.P., a warrant to purchase 2,101 shares of Series A Preferred Stock; to Gideon Hixon Fund, a warrant to purchase 6,303 shares of Series A Preferred Stock, which warrant was exercised on May 13, 1995; to Paul J. Finnegan, a warrant to purchase 3,152 shares of Series A Preferred Stock; and to Peter M. Gaines, a warrant to purchase 1,050 shares of Series A Preferred Stock. These warrants vested immediately and expire on November 15, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 12, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: Duncan N. Dayton, $50,000; and Frank D. Mayer, Jr., $25,000. The Convertible Debentures converted into 11,356; and 5,678 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 12, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share to: Duncan N. Dayton, a warrant to purchase 2,101 shares of Series A Preferred Stock; to Frank D. Mayer Jr., a warrant to purchase 1,050 shares of Series A Preferred Stock; and to Charles R. Hall, a warrant to purchase 1,050 shares of Series A Preferred Stock. These warrants vested immediately and expire on November 12, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 11, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: John E. Traeger Trust #1, $25,000; Dwight P. Fawcett, $12,500; Dwight W. Fawcett, $45,000; Jane F. Dearborn, $12,500; Donald N. & Adrienne W. Fawcett, $5,000; and D.W. Fawcett, $25,000. The Convertible Debentures converted into 5,482; 10,225; 2,840; 2,840; 1,136 and 5,479 shares of
Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 11, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share to:
John E. Traeger Trust #1, a warrant to purchase 1,050 shares of Series A Preferred Stock; to Anne L. Fawcett, a warrant to purchase 1,471 shares of Series A Preferred Stock; to Dwight W. Fawcett, a warrant to purchase 420 shares of Series A Preferred Stock; to Jane F. Dearborn, a warrant to purchase 525 shares of Series A Preferred Stock; to Donald N. & Adrienne W. Fawcett, a warrant to purchase 210 shares of Series A Preferred Stock; to Dwight P, Fawcett, a warrant to purchase 525 shares of Series A Preferred Stock. These warrants vested immediately and expire on November 11, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 5, 1993, the Company issued a Convertible Debenture to Davis D. Fansler in the amount of $15,000 for a purchase price equal to the face amount thereof. The Convertible Debenture converted into 3,416 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 5, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Davis D. Fansler to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 630 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on November 5, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 14, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: PSF Health Care Fund, L.P., $50,000; PSF Health Care Fund, L.P., $100,000; Warren H. Corning #145751 Trust, $100,000; Benson K. Whitney, $25,000; and Spencer Family Partnership, L.P., $25,000. The Convertible Debentures converted into 11,493; 22,986; 22,986; 5,678; and 5,678 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 14, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share to: PSF Health Care Fund, L.P., a warrant to purchase 2,101 shares of Series A Preferred Stock; to PSF Health Care Fund, L.P., a warrant to purchase 4,202 shares of Series A Preferred Stock; to Warren H. Corning #145751 Trust, a warrant to purchase 4,202 shares of Series A Preferred Stock; to Benson K. Whitney, a warrant to purchase 1,050 shares of Series A Preferred Stock, which warrant was exercised on May 1, 1995; and to Spencer Family Partnership, L.P., a warrant to purchase 1,050 shares of Series A Preferred Stock, which warrant was exercised on May 26, 1995. These warrants vested immediately and expire on October 14, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On August 24, 1993, the Company issued a Convertible Subordinated Debenture to Gideon Hixon Fund, L.P. in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On July 15, 1993, the Company issued a warrant to Peterson-Spencer-Fansler Co. to purchase 3,152 shares of Common Stock at $3.17 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $500. This warrant vested immediately and expires on July 15, 1998. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On June 29, 1993, the Company issued a Convertible Subordinated Debenture to John E. Rogers in the amount of $200,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 31, 1993, the Company issued warrants to Peterson-Spencer-Fansler Co. to purchase 735 shares of Common Stock at $4.76 per share, 918 shares of Common Stock at $11.11 per share and 2,448 shares of Common Stock at $11.11 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $262. These warrants vested immediately and expire on May 31, 1998. The warrant for 918 shares of Common Stock and the warrant for

2,448 shares of Common Stock were exercised on May 31, 1995. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 27, 1993, the Company issued a warrant to Mirza Mehdi to purchase 1,009 shares of Common Stock at $11.11 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $160. This warrant vested immediately and expires on May 27, 1998. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 27, 1993, the Company sold 15,758 shares of Common Stock to Murdoch & Co. for aggregate consideration of $175,000 in a private transaction in reliance on Section 4(2) of the Act.

     On May 6, 1993, the Company sold 11,031 shares of Common Stock to MLPF&S CUST FBO Donald India IRA for aggregate consideration of $122,500 in a private transaction in reliance on Section 4(2) of the Act.

     On May 5, 1993, the Company sold 2,206 shares of Common Stock to Noam Frankel for aggregate consideration of $24,500 in a private transaction in reliance on Section 4(2) of the Act.

     On May 1, 1993, the Company sold 4,502 shares of Common Stock to Koshin International Corporation for aggregate consideration of $49,997.50 in a private transaction in reliance on Section 4(2) of the Act.

     On April 13, 1993, the Company sold 610 shares of Common Stock to Lewis P. Smith for aggregate consideration of $6,772.50 in a private transaction in reliance on Section 4(2) of the Act.

     On April 8, 1993, the Company issued the following warrants to purchase shares of Common Stock at $11.11 per share: to Scott Hodes, in compensation for services rendered, a warrant to purchase 46 shares of Common Stock; to Upland Associates, L.P., in compensation for services rendered, a warrant to purchase 229 shares of Common Stock; to Barker, Lee & Co., in compensation for services rendered, a warrant to purchase 153 shares of Common Stock; and to Namakagon Associates, L.P., in compensation for services rendered, a warrant to purchase 153 shares of Common Stock. The Company valued the services received in exchange for this warrant at $92. These warrants vested immediately and expire on April 8, 1998. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 8, 1993, the Company sold 10,692 shares of Common Stock to Barker, Lee & Co., Upland Associates, L.P. and Namakagon Associates, L.P. for aggregate consideration of $118,744.50 in a private transaction in reliance on Section 4(2) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


     ++++ 1.1     Underwriting Agreement
        + 3.1     Amended and Restated Certificate of Incorporation
        + 3.2     Amended and Restated By-Laws
     ++++ 5.1     Opinion of Ross & Hardies regarding legality of shares of Common Stock
       ++10.1     Agreement with Americorp Financial, Inc. re: Leasing Services, dated March
                  22, 1995
       ++10.2     Agreement with Clintec Nutrition Company re: Development Agreement, dated
                  September 1, 1995
       ++10.3     Distributorship Agreement with IV Support Systems Inc., dated April 1, 1994
       ++10.4     Distributorship Agreement with PCI Medical, Inc., dated July 27, 1992
       ++10.5     Distributorship Agreement with CO-Medical, Inc., dated February 17, 1992
       ++10.6     Distributorship Agreement with Clinical Technology Inc., dated August 1,
                  1992
       ++10.7     Distributorship Agreement with Bimeco, Inc., dated August 21, 1991
       ++10.8     Distributorship Agreement with AMTEC Medical, Inc., dated March 31, 1992
       ++10.9     Distributorship Agreement with Advanced Medical, Inc., dated September 1,
                  1991
       ++10.10    Distributorship Agreement with Healthcare Technology, dated October 9, 1991
         10.11    Intentionally Omitted
         10.12    Intentionally Omitted
       ++10.13    Pump Contract with Chartwell Home Therapies, dated November 22, 1993
       ++10.14    Sales Agreement with Pharmacy Corporation of America, dated March 17, 1995
       ++10.15    Sales & Marketing Agreement with Alpha Group, dated November 6, 1995
       ++10.16    Foreign Distributorship Agreement with MED-O-GEN INC., dated September 22,
                  1995
       ++10.17    Foreign Distributorship Agreement with Yoon Duk Separation Technology, dated April 17, 1995
       ++10.18    Foreign Distributorship Agreement with Upwards Biosystems Ltd., dated March
                  8, 1995
       ++10.19    Foreign Distributorship Agreement with Grupo Grifols, S.A., dated September
                  17, 1993
       ++10.20    Foreign Distributorship Agreement with JMS Company, dated March 22, 1996
     ++++10.21    Foreign Distributorship Agreement with Brasimpex
       ++10.22    Foreign Distributorship Agreements with Medicare (s) PTE LTD., dated
                  February 10, 1995
       ++10.23    Loan and Security Agreement with Sterling Business Credit, dated February
                  3, 1995
        +10.24    Engagement Letter with EGS Securities Corp., dated September 26, 1995 and amendments thereto
       ++10.25    Master Lease Agreement with Comdisco, Inc., dated August 9, 1994
        +10.26    Stock Option Plan
       ++10.27    Lease for Real Property located at 5601 West Howard, Niles, Illinois, dated as of May 31, 1994
       ++10.28    Employment Agreement for K. Shan Padda
    +++++10.29    Employment Agreement for Anil Rastogi
      +++11.1     Computation of Per Share Earnings
         23.1     Consent of KPMG Peat Marwick, LLP
     ++++23.2     Consent of Ross & Hardies (to be included as part of its opinion to be filed as Exhibit 5.1 hereto)

       ++24.1     Powers of Attorney

- ---------------
    + Originally filed as an Exhibit to the Registration Statement on Form S-1 on April 22, 1996, refiled as an Exhibit to Amendment No. 1 on May 30, 1996.

   ++ Filed as an Exhibit to the Registration Statement on Form S-1 on April 22,
      1996.


  +++ Originally filed as an Exhibit to Amendment No. 1 to the Registration
      Statement on Form S-1 on May 30, 1996, refiled as an Exhibit to Amendment No. 2 on June 14, 1996.


 ++++ Filed as an Exhibit to Amendment No. 1 to the Registration Statement on
      Form S-1 on May 30, 1996.


+++++ Filed as an Exhibit to Amendment No. 2 to the Registration Statement on
      Form S-1 on June 14, 1996.


      (b) Financial Statement Schedules

      The following financial statement schedules, which are not included in the Prospectus, appear on the following pages of this Registration Statement:

                                                                                    PAGE
                                                                                    -----
Schedule II     --  Valuation and Qualifying Accounts.............................    S-3

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be provided to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Niles, State of Illinois, on June 21, 1996.


                                          SABRATEK CORPORATION

                                          By:          /s/ K. SHAN PADDA

                                            ------------------------------------
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated on June 21, 1996.


                  SIGNATURE                                          TITLE
- ---------------------------------------------     --------------------------------------------
              /s/ K. SHAN PADDA                   Chairman of the Board and Chief Executive
- ---------------------------------------------     Officer
                K. Shan Padda
              /s/ ANIL RASTOGI*                   President and Chief Operating Officer
- ---------------------------------------------
                Anil Rastogi
            /s/ DORON C. LEVITAS*                 Vice Chairman of the Board, Vice
- ---------------------------------------------     President -- International Operations and
              Doron C. Levitas                    Secretary
             /s/ SCOTT SKOOGLUND                  Vice President -- Finance and Assistant
- ---------------------------------------------     Secretary, Principal Financial Officer and
               Scott Skooglund                    Principal Accounting Officer
           /s/ WILLIAM D. LAUTMAN*                Director
- ---------------------------------------------
             William D. Lautman
             /s/ L. PETER SMITH*                  Director
- ---------------------------------------------
               L. Peter Smith
              /s/ SCOTT HODES*                    Director
- ---------------------------------------------
                 Scott Hodes
           /s/ EDSON SPENCER, JR.*                Director
- ---------------------------------------------
             Edson Spencer, Jr.
             /s/ MARVIN SAMSON*                   Director
- ---------------------------------------------
                Marvin Samson
           /s/ WILLIAM H. LOMICKA*                Director
- ---------------------------------------------
             William H. Lomicka
                                                  Director
- ---------------------------------------------
                Mark Lampert

- ---------------
* Signed by K. Shan Padda pursuant to power of attorney

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                                           PAGE
                                                                                           ----
Independent Auditors' Report.............................................................   S-2
Schedule II     --    Valuation and Qualifying Accounts..................................   S-3

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sabratek Corporation:

     Under date of April 8, 1996 except as to note 17 which is as of June 10, 1996, we reported on the balance sheets of Sabratek Corporation as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 1995, which are included in the prospectus. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole present fairly, in all material respects, the information set forth therein.

                                            KPMG Peat Marwick LLP

Chicago, Illinois,
April 8, 1996, except as to note 17
which is as of June 10, 1996

                              SABRATEK CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                            ADDITIONS     ADDITIONS
                                                            ----------    ----------
                                             BALANCE AT     CHARGED TO    CHARGED TO                  BALANCE AT
                                            BEGINNING OF    COSTS AND       OTHER                       END OF
               DESCRIPTION                     PERIOD        EXPENSES      ACCOUNTS     DEDUCTIONS      PERIOD
- -----------------------------------------   ------------    ----------    ----------    ----------    ----------
Allowance for Doubtful Accounts:
  December 31, 1993......................     $     --             --            --            --      $      --
  December 31, 1994......................           --             --            --            --             --
  December 31, 1995......................           --        187,969            --            --        187,969

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
     EXHIBIT                                                                           NUMBERED
      NUMBER                                 DESCRIPTION                                 PAGE
    ----------     ----------------------------------------------------------------  ------------
      ++++1.1      Underwriting Agreement..........................................
        + 3.1      Amended and Restated Certificate of Incorporation...............
        + 3.2      Amended and Restated By-Laws....................................
      ++++5.1      Opinion of Ross & Hardies regarding legality of shares of Common
                   Stock...........................................................
       ++10.1      Agreement with Americorp Financial, Inc. re: Leasing Services, dated March 22, 1995............................................
       ++10.2      Agreement with Clintec Nutrition Company re: Development
                   Agreement, dated September 1, 1995..............................
       ++10.3      Distributorship Agreement with IV Support Systems Inc., dated
                   April 1, 1994...................................................
       ++10.4      Distributorship Agreement with PCI Medical, Inc., dated July 27,
                   1992............................................................
       ++10.5      Distributorship Agreement with CO-Medical, Inc., dated February
                   17,  1992.......................................................
       ++10.6      Distributorship Agreement with Clinical Technology Inc., dated
                   August 1, 1992..................................................
       ++10.7      Distributorship Agreement with Bimeco, Inc., dated August 21,
                   1991............................................................
       ++10.8      Distributorship Agreement with AMTEC Medical, Inc., dated March
                   31, 1992........................................................
       ++10.9      Distributorship Agreement with Advanced Medical, Inc., dated
                   September 1, 1991...............................................
       ++10.10     Distributorship Agreement with Healthcare Technology, dated
                   October 9, 1991.................................................
         10.11     Intentionally Omitted...........................................
         10.12     Intentionally Omitted...........................................
       ++10.13     Pump Contract with Chartwell Home Therapies, dated November 22,
                   1993............................................................
       ++10.14     Sales Agreement with Pharmacy Corporation of America, dated
                   March 17, 1995..................................................
       ++10.15     Sales & Marketing Agreement with Alpha Group, dated November 6,
                   1995............................................................
       ++10.16     Foreign Distributorship Agreement with MED-O-GEN INC., dated
                   September 22, 1995..............................................
       ++10.17     Foreign Distributorship Agreement with Yoon Duk Separation
                   Technology, dated April 17, 1995................................
       ++10.18     Foreign Distributorship Agreement with Upwards Biosystems Ltd., dated March 8, 1995.............................................
       ++10.19     Foreign Distributorship Agreement with Grupo Grifols, S.A., dated September 17, 1993........................................
       ++10.20     Foreign Distributorship Agreement with JMS Company, dated March
                   22, 1996........................................................
     ++++10.21     Foreign Distributorship Agreement with Brasimpex................
       ++10.22     Foreign Distributorship Agreements with Medicare (s) PTE LTD., dated February 10, 1995.........................................

                                                                                     SEQUENTIALLY
     EXHIBIT                                                                           NUMBERED
      NUMBER                                 DESCRIPTION                                 PAGE
    ----------     ----------------------------------------------------------------  ------------
       ++10.23     Loan and Security Agreement with Sterling Business Credit, dated
                   February 3, 1995................................................
        +10.24     Engagement Letter with EGS Securities Corp., dated September 26,
                   1995 and amendments thereto.....................................
       ++10.25     Master Lease Agreement with Comdisco, Inc., dated August 9,
                   1994............................................................
        +10.26     Stock Option Plan...............................................
       ++10.27     Lease for Real Property located at 5601 West Howard, Niles,
                   Illinois, dated as of May 31, 1994..............................
       ++10.28     Employment Agreement for K. Shan Padda..........................
    +++++10.29     Employment Agreement for Anil Rastogi...........................
      +++11.1      Computation of Per Share Earnings...............................
         23.1      Consent of KPMG Peat Marwick LLP................................
     ++++23.2      Consent of Ross & Hardies (to be included as part of its opinion to be filed as Exhibit 5.1 hereto)..............................
       ++24.1      Powers of Attorney..............................................


- ---------------
     + Originally filed as an Exhibit to the Registration Statement on Form S-1 on April 22, 1996, refiled as an Exhibit to Amendment No. 1 on May 30, 1996.

   ++ Filed as an Exhibit to the Registration Statement on Form S-1 on April 22,
      1996.


  +++ Originally filed as an Exhibit to Amendment No. 1 to Registration
      Statement on Form S-1 on May 30, 1996, refiled as an Exhibit to Amendment No. 2 on June 14, 1996.


 ++++ Filed as an Exhibit to Amendment No. 1 to the Registration Statement on
      Form S-1 on May 30, 1996.


+++++ Filed as an Exhibit to Amendment No. 2 to the Registration Statement on
      Form S-1 on June 14, 1996.